Exhibit 2.1
EXECUTION COPY
CONTRIBUTION AGREEMENT
by and among
Regency Energy Partners LP,
Regency Gas Services LP,
as Buyer,
And
ASC Hugoton LLC
And
FrontStreet EnergyOne LLC
as Sellers
Dated
December 10, 2007
and joined in by
Aircraft Services Corporation
(solely for purposes of Section 2.3(g) hereof)

i

EXHIBITS

Exhibit A	Release
Exhibit B	Assignment of Interests
Exhibit C	Partnership Agreement Amendment
Exhibit D	Title to Interests
Exhibit E	Lock-Up Agreement

DISCLOSURE SCHEDULES

Section 1.1(a)	Managers
Section 1.1(b)	Liens
Section 1.1(c)	Post Closing Notifications
Section 3.4(b)	Required Notifications
Section 3.4(c)	Required Third-Party Consent
Section 3.4(d)	Required Authorization
Section 4.7	Insurance Policies
Section 4.8	Material Contracts
Section 4.11(b)	FrontStreet Employees and Contractors
Section 4.12(a)(i)	Audited Financial Statements
Section 4.12(a)(ii)	Unaudited Financial Statements
Section 4.13	Environmental Matters
Section 4.13(f)	Material Contracts Assuming Environmental Liabilities
Section 4.17	Pipeline Matters
Section 4.19(a)	FCC Licenses
Section 5.4	Absence of Certain Changes or Events
Section 5.6	Capitalization of the Partnership
Section 6.1(a)	Conduct of Business
Section 6.1(b)	Conduct of Business
Section 6.2(a)	Third Party Contracts

SCHEDULES

Schedule A	Defined Terms
Schedule B	Sample Balance Sheet
Schedule C	Capital Expenditures

CONTRIBUTION AGREEMENT
     This CONTRIBUTION AGREEMENT (this “Agreement”) dated December 10, 2007 is by and among Regency Energy Partners LP, a Delaware limited partnership (the “Partnership”), Regency Gas Services LP, a Delaware limited partnership (“Buyer”) and a wholly owned subsidiary of the Partnership, on the one hand, and ASC Hugoton LLC, a Delaware limited liability company (“ASC”), FrontStreet EnergyOne LLC, a Delaware limited liability company (“EnergyOne” and, together with “ASC”, each a “Seller” and collectively the “Sellers”), and, solely for purposes of Section 2.3(g) hereof, Aircraft Services Corporation (“Parent”), on the other. The Partnership, Buyer and Sellers are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”
RECITALS
1.	ASC currently owns 95% of the outstanding membership interests (the “ASC Interests”) of FrontStreet Hugoton, LLC, a Delaware limited liability company (the “Company”), and EnergyOne owns the remaining 5% of the outstanding membership interests (the “EnergyOne Interests” and, together with the ASC Interests, the “Interests”) of the Company.
2.	Buyer desires to acquire, EnergyOne desires to sell and ASC desires to contribute to Buyer, the Interests for the consideration set forth below, subject to the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
     1.1 Certain Defined Terms. Capitalized terms in this Agreement that are not defined in the text of the body of this Agreement shall have the meanings given such terms as set forth in Schedule A attached to this Agreement, which Schedule A is incorporated herein by reference with the same force and effect as is set forth herein in full.
     1.2 Other Definitional Provisions. As used in this Agreement, unless expressly stated otherwise or the context requires otherwise, (a) all references to an “Article,” “Section,” or “subsection” shall be to an Article, Section, or subsection of this Agreement, (b) the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof, (c) the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural, (d) the word “including” shall mean “including, without limitation” and (e) the word “day” or “days” shall mean a calendar day or days, unless denoted as a Business Day.

     1.3 Headings. The headings of the Articles and Sections of this Agreement and of the Schedules and Exhibits are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.
     1.4 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.
ARTICLE 2
THE TRANSACTION
     2.1 The Transaction. Subject to and upon the terms and conditions of this Agreement, at the Closing, each Seller shall sell or contribute, as the case may be, transfer, convey, assign and deliver to Buyer, and Buyer shall accept and acquire from each Seller, all of such Seller’s Equity Interest in the Company, including all of such Seller’s Interests, free and clear of all Liens. The Interests to be acquired by Buyer at Closing shall constitute all of the outstanding Equity Interests in the Company. At the Closing, each Seller shall deliver to Buyer assignments duly executed by such Seller transferring and assigning the Interests to Buyer in accordance with the terms of this Agreement.
     2.2 Consideration.
          (a) At the Closing:
               (i) the Buyer shall pay to EnergyOne, by wire transfer of immediately available funds to the account designated in writing by EnergyOne to Buyer at least two Business Days prior to Closing, an amount in Cash equal to the Cash Amount;
               (ii) the Partnership shall issue to ASC the Transaction Units, free and clear of all Liens (except for such restrictions as may exist under the Partnership Agreement, the Lock-Up Agreement or applicable securities laws, and Liens created by ASC), on original issue and evidenced by a certificate or certificates duly executed and delivered by or on behalf of the Partnership; and
               (iii) to the extent unpaid, the Buyer shall pay to the payees of any Expenses by wire transfer of immediately available funds to the account(s) designated by such Persons in the applicable Payoff Letters, the amounts specified in the Payoff Letters less, to the extent applicable, any Medicaid, Social Security, income tax, unemployment tax and other amounts required to be withheld.
          (b) Promptly after the Closing, Buyer shall pay to each holder of any Third-Party Debt, by wire transfer of immediately available funds to the account(s) designated by such Persons in the applicable Debt Payoff Letters, the amounts specified in the Debt Payoff Letters.
     2.3 Purchase Price Adjustments.
          (a) Preparation of Estimated Closing Statement. The Company shall prepare in good faith and deliver to Buyer, at least four Business Days prior to the Closing Date and at the sole expense of the Company, a statement as of the Closing Date (the “Estimated Closing

Statement”), setting forth (i) a detailed determination of Estimated Net Working Capital and Estimated Capital Expenditure Adjustment Amount and (ii) based on such Estimated Net Working Capital and Estimated Capital Expenditure Adjustment Amount, the Estimated Aggregate Consideration Adjustment Amount, if any, and the number of Transaction Units. The Expenses and the Debt Payoff Amount to be used in the calculation of Estimated Net Working Capital shall be based on amounts set forth in the Payoff Letters, or, to the extent a Payoff Letter has not been provided therefor, the Company’s good faith estimate of such amounts, and in each case, shall be subject to final determination in the preparation of the Final Closing Statement. Each estimation shall be made as of 11:59 p.m. on the Measurement Date. If Buyer has any questions or disagreements regarding the Estimated Closing Statement, Buyer shall contact the Sellers at least two Business Days prior to the Closing Date, and in such case the Sellers and Buyer shall in good faith attempt to resolve any disagreements. If Buyer and the Sellers agree on changes to the Company’s proposed Estimated Net Working Capital, the Company’s proposed Estimated Capital Expenditure Adjustment Amount, Estimated Aggregate Consideration Adjustment Amount or the Company’s calculation of the number of Transaction Units based on such discussions, then the number of Transaction Units to be issued at Closing shall be based on such changes. If Buyer and Sellers do not agree on changes to such amounts, then such amounts shall be paid at the Closing based on the amounts set forth in the Estimated Closing Statement. In either such case, appropriate adjustments to the Purchase Price shall be made after the Closing pursuant to Sections 2.3(a), 2.3(b), and 2.3(c).
          (b) Preparation of Closing Statement. As soon as reasonably practicable after the Closing Date (and, in any event, within 90 days after the Closing Date), Buyer shall prepare and deliver to Sellers, at the sole expense of Buyer, a closing statement as of 11:59 p.m. on the Measurement Date (the “Proposed Closing Statement”), setting forth the proposed final calculation of Net Working Capital, the Capital Expenditure Adjustment Amount and the Aggregate Consideration Adjustment Amount. Buyer shall provide Sellers access to the Records in accordance with Section 6.4 in order to confirm Buyer’s calculations. If Buyer fails to deliver to Sellers a Proposed Closing Statement within the allowed time periods, then the Estimated Closing Statement shall be deemed to be the Final Closing Statement for purposes of this Agreement.
          (c) Examination of Proposed Closing Statement. Sellers shall review the Proposed Closing Statement to confirm the accuracy of the Proposed Closing Statement and Buyer’s calculations. If Sellers fail to give Buyer written notice of any disputed amounts within 30 days after Sellers receive the Proposed Closing Statement (the “Review Period”), then the Proposed Closing Statement shall become the Final Closing Statement for purposes hereof. If Sellers give Buyer written notice of any disputed items within the Review Period, Buyer and Sellers shall attempt in good faith to agree on any adjustments that should be made to the Proposed Closing Statement. If Buyer and Sellers fail to resolve any disputed amounts within 60 days after Sellers receive the Proposed Closing Statement, Buyer and Sellers will engage the Audit Firm to resolve any such disputed matters in accordance with the terms of this Agreement, and, in connection with such engagement Buyer, the Company and Sellers shall execute any engagement, indemnity and other agreements as the Audit Firm may require as a condition to such engagement. The Audit Firm’s engagement shall be limited to the resolution of disputed amounts set forth in the Proposed Closing Statement that have been identified by Sellers, and no other matter relating to the Final Closing Statement shall be subject to determination by the

Audit Firm except to the extent affected by resolution of the disputed amounts. The Parties shall cooperate diligently with any reasonable request of the Audit Firm in an effort to resolve any disputed matter as soon as reasonably possible after the Audit Firm is engaged. If possible, the decision of the Audit Firm shall be made within 30 days after being engaged and shall be final and binding on the Parties. The Proposed Closing Statement shall be revised, if necessary, to reflect the final determination of Net Working Capital (the final form of the Proposed Closing Statement, including any revisions that are made thereto pursuant to this Section 2.3(b), is referred to herein as the “Final Closing Statement”).
          (d) Adjustments.
               (i) If the Aggregate Consideration Adjustment Amount as reflected on the Final Closing Statement is less than the Estimated Aggregate Consideration Adjustment Amount (the amount of such shortfall, if any, being hereinafter referred to as the “Aggregate Consideration Deficit”), each Seller shall transfer to the Partnership Cash (in the case of EnergyOne) or Transaction Units (in the case of ASC) with a value equal its Pro Rata Share of the Aggregate Consideration Deficit within five Business Days after the final determination of the Final Closing Statement. The number of Transaction Units to be transferred by ASC shall be (A) (i) ASC’s Pro Rata Share of the Aggregate Consideration Deficit multiplied by 25% divided by (ii) $28.729, plus (B) (i) ASC’s Pro Rata Share of the Aggregate Consideration Deficit multiplied by 75% divided by (ii) $26.952.
               (ii) If the Aggregate Consideration Adjustment Amount as reflected on the Final Closing Statement is greater than the Estimated Aggregate Consideration Adjustment Amount (the amount of such excess being hereinafter referred to as the “Aggregate Consideration Surplus”), Buyer shall pay each Seller an amount in Cash equal to its Pro Rata Share of the Aggregate Consideration Surplus within five Business Days after the final determination of the Final Closing Statement.
          (e) No Duplicative Effect. The provisions of this Section 2.3 and of any other Transaction Document shall apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and, except as otherwise expressly provided in this Agreement or as described in the Sample Balance Sheet, the Parties covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or reduction) more than once in the calculation of (including any component of) Net Working Capital, Capital Expenditure Adjustment Amount or the number of Transaction Units, or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be overstated or understated for purposes of such calculation. The Parties acknowledge and agree that, if there is a conflict between a determination, calculation or methodology set forth in the Sample Balance Sheet or the definitions contained in this Agreement, as applicable, on the one hand, and those provided by GAAP, on the other hand, (i) the determination, calculation or methodology set forth in the Sample Balance Sheet or the definitions contained in this Agreement, as applicable, shall control to the extent that the matter is included in the Sample Balance Sheet or the definitions contained in this Agreement, as applicable, as a line item or specific adjustment and (ii) the determination, calculation or methodology prescribed by GAAP shall control to the extent the matter is not so addressed in the Sample Balance Sheet or the definitions contained in this Agreement, as applicable, or requires reclassification as an asset or liability to be included in a line item or specific adjustment.
          (f) Fees and Expenses of the Audit Firm. If the Parties submit any disputed amounts to the Audit Firm for resolution as provided in Section 2.3(c) above, the fees and expenses of the Audit Firm (the “Audit Fees”) will be paid by and apportioned between Buyer and Sellers based on the aggregate dollar amount of the amount in dispute and inversely related to the relative recovery as determined by the Audit Firm of Sellers and Buyer, respectively. For example, if the aggregate dollar amount of the amount in dispute is $1,000,000 and the relative recovery of Sellers and Buyer as determined by the Audit Firm is $900,000 and $100,000, respectively, then Buyer will be apportioned 90% of the Audit Fees and Sellers will be apportioned 10% of the Audit Fees. Sellers and Buyer shall promptly, and in any event within five Business Days after the final determination of the Final Closing Statement, pay to the Audit Firm the amount of Audit Fees payable by Sellers and Buyer pursuant to this Section (with each Seller paying its Pro Rata Share of any such Audit Fees payable by the Sellers).
          (g) Performance. To provide assurance to the Partnership and Buyer of the performance of ASC’s obligations under Section 2.3(c), Section 2.3(e) and Article 10, until the first anniversary of the Closing Date (the “Indemnification Period”), Parent agrees to cause ASC to perform its obligations under Section 2.3(c), Section 2.3(e) and Article 10 hereof; provided, that Parent’s liability under this Section 2.3(g) shall not exceed the aggregate amount of $14,250,000. Notwithstanding the foregoing, if a Claim Notice is provided in accordance with Article 10 prior to the first anniversary of the Closing Date and shall not have been finally resolved as of the end of the Indemnification Period (by final, nonappealable judgment or settlement), then Parent shall continue to cause ASC to perform its obligations with respect to such Claim Notice until the resolution of such claim by final, nonappealable judgment or settlement.
     2.4 Anti-Dilution Adjustments. If the Partnership changes (or the Partnership sets a related record date that will occur before the Closing Date for a change in) the number or kind of Common Units outstanding by way of a unit split, reverse unit split, unit dividend, recapitalization, reclassification, reorganization, consolidation, extraordinary or special dividend or distribution with respect to Common Units (which, for the avoidance of doubt, shall not include regular, quarterly cash distributions by the Partnership), or similar transaction, then the number of Transaction Units will be adjusted appropriately to account for such change.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS
     Subject to the limitations set forth in Article 10 and except for the representations and warranties set forth in Section 3.5 and Section 3.6, which are several representations and warranties of ASC only, each Seller, severally and not jointly, represents and warrants to the Partnership and Buyer as follows (such representations and warranties being deemed to be made as of the date hereof and on a continuous basis until the Closing) except as set forth in the Disclosure Schedule (each reference in the Disclosure Schedule qualifies the referenced representation and warranty contained in this Agreement to the extent specified in the Disclosure Schedule and such other representations and warranties contained herein to the extent a matter in the Disclosure Schedule is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty readily apparent on its face):
     3.1 Organization, Good Standing and Authority of Seller.
          (a) Such Seller is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
          (b) Such Seller has the requisite power and authority to enter into this Agreement and the Transaction Documents to which it shall be a party and to transfer, convey and sell to Buyer at the Closing the Interests owned by it. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is or is intended to be a party have been duly authorized by all requisite limited liability company action on the part of such Seller. This Agreement and the other Transaction Documents to which such Seller is or shall be a party have been or will be duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto) such Transaction Documents constitute or, if not yet executed, will at Closing constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     3.2 Title to Interests. As of the date hereof, such Seller has good and valid record and beneficial title to Interests as set forth on Exhibit D, free and clear of any and all Liens, and such Interests constitute all of the Equity Interests of the Company held of record or beneficially by such Seller. Immediately prior to the Closing, such Seller shall have good and valid record and beneficial title to such Interests, free and clear of any Liens, and such Interests shall constitute all of the Equity Interests of the Company held of record or beneficially by such Seller. Upon the Closing, Buyer will acquire good title to all of the Equity Interests of the Company, free and clear of any Liens, other than any Liens created by Buyer. Neither such Seller nor the Company is a party to (a) any option, warrant, purchase right or other Contract (other than this Agreement) that could require such Seller or, after the Closing, Buyer, to sell, transfer or otherwise dispose of any Equity Interest of the Company or (b) any voting trust, proxy or other agreement or understanding with respect to the voting of any Equity Interest of the Company. As of the Closing, except for such Seller’s Pro Rata Share of the Interests, such Seller will not own any Equity Interests of the Company.
     3.3 No Conflicts. Neither the execution and delivery by such Seller of this Agreement, any other Transaction Documents to which such Seller is or shall be a party or any instrument required hereby or thereby to be executed and delivered by it at Closing nor the performance by such Seller of its obligations hereunder or thereunder will require any consent under, conflict with, violate or breach the terms of, cause a default (with or without notice or lapse of time or both) or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien on any of such

Seller’s Interests under (i) the Organizational Documents of such Seller, (ii) any Contract or other instrument to which such Seller is a party or by which it or any of its properties or assets are bound, or (iii) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.4 are duly and timely obtained, any Law, Regulation or Order applicable to such Seller, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, breaches, defaults, rights, Liens or detriments that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on the such Seller.
     3.4 Consents. Except for (a) Post Closing Notifications, (b) any Notifications set forth in Section 3.4(b) of the Disclosure Schedule (the “Required Notifications”), (c) any Third-Party Consent set forth in Section 3.4(c) of the Disclosure Schedule (a “Required Third-Party Consent”), (d) any Authorizations set forth in Section 3.4(d) of the Disclosure Schedule (a “Required Authorization”), and (e) filings under the HSR Act, no Authorization, Notification or Third-Party Consent is necessary for such Seller to execute, deliver and perform this Agreement and the other Transaction Documents to which such Seller is or shall be a party, other than such Authorizations, Notifications, and Third-Party Consents that the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.
     3.5 Investor Status.
          (a) The Transaction Units are being acquired by ASC for investment purposes only, for ASC’s own account and not as nominee or agent for any other Person or entity, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. ASC is not a party to or bound by, and does not intend or have any plans to enter into, any Contract with any Person to sell, transfer or pledge any part of the Transaction Units, except for bona fide pledges or sales or transfers made in compliance with all applicable securities laws.
          (b) In connection with the acquisition of the Transaction Units hereunder, ASC has had the opportunity to examine all aspects of the Partnership, its operations, and its financial condition that ASC has deemed relevant, and has had access to all information with respect to the Partnership and its business in order to make an evaluation thereof. In connection with the acquisition of the Transaction Units hereunder, ASC has had the opportunity to ask such questions of and receive answers from directors, officers, employees and representatives of the Managing General Partner concerning the Partnership and to obtain such additional information about the Partnership as ASC deems necessary for an evaluation thereof. The investment decision of ASC to acquire the Transaction Units has been based solely upon the evaluation made by ASC of the Partnership. In evaluating the suitability of an investment in the Partnership, ASC has not been furnished and has not relied upon any representations or other information (whether oral or written) other than as contained in the representations and warranties of the Partnership and the Buyer in this Agreement.
          (c) ASC acknowledges that copies have been made available to it, sufficiently in advance of this Agreement as ASC deems necessary to evaluate an investment in the Transaction Units, of each of the Partnership SEC Documents, and has been informed that copies of Exhibits to each of the Partnership SEC Documents will be made available to it upon such ASC’s written request.
          (d) ASC is an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act.
     3.6 Status of Transaction Units; Disposition.
          (a) ASC acknowledges that no registration statement relating to the Transaction Units has been filed under the Securities Act or any state securities law and that, consequently, the Transaction Units are “restricted securities” within the meaning of Rule 144 under the Securities Act, may not be sold, pledged, hypothecated or otherwise transferred (and, therefore, must be held by ASC) unless the Transaction Units subsequently are registered under the Securities Act and such state laws or until an exemption from such registration requirements is available.
          (b) Neither ASC nor anyone acting on ASC’s behalf has offered or sold or will offer or sell any of the Transaction Units by means that would render the disposition of the Transaction Units a violation of Section 5 of the Securities Act or any state or other applicable securities law.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY
     Subject to the limitations set forth in Article 10, Sellers jointly and severally represent and warrant to Buyer as follows (such representations and warranties being deemed to be made as of the date hereof and on a continuous basis until the Closing) except as set forth in the Disclosure Schedule (each reference in the Disclosure Schedule qualifies the referenced representation and warranty contained in this Agreement to the extent specified in the Disclosure Schedule and such other representations and warranties contained herein to the extent a matter in the Disclosure Schedule is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty readily apparent on its face):
     4.1 Organization, Good Standing, Authority, Capitalization of FrontStreet Companies.
          (a) The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business as it is now being conducted and to own, operate and lease the assets it now owns, operates or holds under lease. The Company is duly qualified to transact business and is in good standing in Kansas, which is the only jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary.
          (b) The Interests constitute 100% of the outstanding Equity Interests of the Company. All of the Interests have been duly authorized and validly issued and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person. The Company is not obligated, under any Contract or otherwise, to issue any Equity Interests or Equity Interest Equivalents.
          (c) WGP-KHC is the only Subsidiary of the Company. WGP-KHC is duly organized as a limited liability company, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business as a foreign limited liability company in good standing to conduct business in the States of Kansas, which is the only jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary. WGP-KHC has the requisite power and authority (as a corporation, limited partnership or limited liability company) to carry on its business as it is now being conducted and to own, operate and lease the assets it now owns, operates or holds under lease.
          (d) All the outstanding membership interests in WGP-KHC (i) have been duly authorized and validly issued and are fully paid and non assessable, (ii) were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person and (iii) are owned of record and beneficially by the Company, free and clear of all Liens. WGP-KHC does not have any outstanding Equity Interests Equivalents and is not obligated, under any Contract or otherwise, to issue any Equity Interests or Equity Interest Equivalents.
          (e) WGP-KHC is the only Person in which the Company owns, directly or indirectly, an Equity Interest. The Company does not have any Joint Venture Entities.
          (f) Sellers have heretofore provided to Buyer true and complete copies of the Organizational Documents of each of the Company and WGP-KHC.
     4.2 Natural Gas Regulation. To Sellers’ Knowledge, neither FrontStreet Company has engaged in any activities that would subject either FrontStreet Company, its activities, or its facilities to the NGA jurisdiction of the FERC. To Sellers’ Knowledge, all of the facilities of the FrontStreet Companies used to transport natural gas are intrastate pipelines or “gathering” facilities and, as such, are not subject to regulation by any Governmental Authority under the NGA or the NGPA. To Sellers’ Knowledge, (i) the representations made by Sellers concerning the jurisdictional status of the FrontStreet Companies’ facilities and operations to natural gas purchasers and interstate or intrastate pipelines in order to effect sales or to facilitate transportation transactions (whether for either FrontStreet Company or any Third Person) are, and were when made, true and correct in all material respects, and (ii) the FrontStreet Companies have complied in all material respects with the terms and conditions of such sales, transportation or interconnect or similar arrangements (including “on behalf of” certificates).
     4.3 Authorizations. To Sellers’ Knowledge, each FrontStreet Company possesses all material Authorizations, including all certificates of public convenience and necessity and rate authorizations required by the Governmental Authority of each state with jurisdiction over such matters, as are necessary to carry on its businesses as currently conducted. To Sellers’ Knowledge, such Authorizations are in full force and effect and have not been violated in any material respect and no suspension, revocation or cancellation thereof has been threatened. To Sellers’ Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to constitute or result in a material violation by any of the FrontStreet Companies of, or a material failure on the part of any member thereof to comply with the terms of, any such Authorization. Neither Sellers nor either of the FrontStreet Companies has received from any Governmental Authority written notification that any such Authorizations (a) are not in full force and effect, (b) have been violated in any material respect or (c) are subject to any suspension, revocation, modification or cancellation. There is no Proceeding pending or, to Sellers’ Knowledge, threatened regarding suspension, revocation, modification or cancellation of any of such Authorizations.
     4.4 Properties.
          (a) The FrontStreet Companies, individually or together, own, all of the assets reflected in the Consolidated Balance Sheet (other than any assets reflected in the Consolidated Balance Sheet that have been sold or otherwise disposed of since the date of the Consolidated Balance Sheet without breaching Section 4.16 or 6.1(b)) and all other assets (including Real Property Interests) owned by them or held by them under valid leaseholds (the “Assets”) free and clear of all Title Defects, other than the Pipeline Assets, as to which they have such title or interest as is sufficient to enable them to conduct their business as currently conducted without material interference. Neither Sellers nor either FrontStreet Company has received any written notice of any claim asserting the existence of a Title Defect in connection with any material Assets. To Sellers’ Knowledge, there are no assessments against the Assets for public improvements. As of the date of this Agreement, there has been (i) no actual or, to Sellers’ Knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or (ii) to Sellers’ Knowledge, no threat of condemnation of any part of the Assets.
          (b) To Sellers’ Knowledge, the Assets constitute all of the assets, rights and properties, tangible or intangible, real or personal, that are used or necessary for use in connection with the operation of the business of the FrontStreet Companies consistent with past practice and as currently operated. To Sellers’ Knowledge, the personal property owned or leased by the FrontStreet Companies is sufficient to enable them to conduct their business as currently conducted. There are no preferential rights, rights to purchase, rights of first refusal, rights of first offer or similar rights to purchase any material Asset or material portion of the Assets.
          (c) To Sellers’ Knowledge, there are no Title Defects that, individually or in the aggregate, have had or will have a material adverse effect on the ability of the FrontStreet Companies to conduct their business as currently conducted without material interference.
          (d) Neither Sellers nor either FrontStreet Company has received any notice of default or termination or is in default, under the terms of any leases, easements or rights of way with respect to the Real Property Interests, that has resulted in or might result in a material impairment or loss of title to the Real Property Interests or the value thereof or that has or would hinder or impede the operations of the assets of either FrontStreet Company or adversely affect the ability of the FrontStreet Companies to own and operate their assets from and after the Closing in the ordinary course of business as conducted by the FrontStreet Companies prior to Closing.

          (e) To Sellers’ Knowledge, the Assets of the FrontStreet Companies that are tangible assets are, in all material respects, in good operating and working order, repair and condition, subject to ordinary wear and tear.
     4.5 Taxes.
          (a) All Taxes payable by or imposed against either FrontStreet Company have been timely and fully paid other than Taxes not yet due and payable. Each FrontStreet Company has duly complied with all withholding Tax and Tax deposit requirements imposed on them and their respective assets. There are no Liens (other than Permitted Encumbrances) on any of the assets of the FrontStreet Companies that arose in connection with any failure (or alleged failure) to pay any Tax.
          (b) All Tax Returns that are required to have been filed for, by, on behalf of or with respect to each FrontStreet Company have been duly and timely filed with the appropriate Governmental Authority (other than tax returns for which timely extensions have been filed) and all such Tax Returns are correct and complete in all material respects.
          (c) (i) Neither FrontStreet Company is under audit or examination by any Governmental Authority with respect to Taxes, (ii) there are no Claims or Proceedings now pending or, to Sellers’ Knowledge, threatened against either FrontStreet Company with respect to any Tax or any matters under discussion with any Governmental Authority relating to any Tax, (iii) there are no Claims for any additional Tax and no assessment, deficiency or adjustment has been asserted by any Governmental Authority against either FrontStreet Company that has not been finally resolved and satisfied, and (iv) no claim has ever been made by a Governmental Authority in a jurisdiction where a FrontStreet Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no outstanding Contracts or waivers extending the statutory period of limitation applicable to (A) the filing of any Tax Return by or with respect to, or (B) any Claim for, or the period for the collection or assessment of, Taxes due from or with respect to, either FrontStreet Company for any taxable period.
          (d) Neither FrontStreet Company has agreed to make any material adjustment pursuant to Section 481(a) of the Code (or any similar provision of foreign, state or local law or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any Governmental Authority requesting permission for any changes in any accounting method of either FrontStreet Company.
          (e) Neither FrontStreet Company will be required to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in any prior period as a result of the installment method of accounting, the completed contract method of accounting, the long term contract method of accounting, the cash method of accounting, an open transaction disposition made prior to the Closing Date or a prepared amount received prior to the Closing Date.
          (f) None of the FrontStreet Companies (i) has been a member of an affiliated, consolidated, combined, unitary or similar group filing a consolidated federal income Tax

Return, or (ii) has any liability for the Taxes of any Person (other than another FrontStreet Company).
          (g) Neither FrontStreet Company is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement or similar Contract.
          (h) Neither FrontStreet Company has executed or entered into with the IRS, or any other Governmental Authority, a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other income tax law, that will require any increase in taxable income or alternative minimum taxable income, or any reduction in Tax deductions or Tax credits for, either FrontStreet Company for any taxable period ending after the Closing Date.
          (i) From and at all times since its inception, the Company has been classified as a partnership for U.S. federal income tax purposes under Treasury Regulation § 301.7701-3 and all Tax Returns have been prepared consistently therewith. The only Subsidiary of the Company, from and at all times since its inception, has been classified as a partnership or disregarded entity for U.S. federal income tax purposes under Treasury Regulation § 301.7701-3 and all Tax Returns have been prepared consistently therewith.
          (j) Neither FrontStreet Company has (i) participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011 4(b) (and all predecessor regulations); (ii) claimed any deduction, credit, or other tax benefit by reason of any “tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder or any “confidential corporate tax shelter” within the meaning of Former Section 6111(d) of the Code and the Treasury Regulations thereunder; or (iii) purchased or otherwise acquired an interest in any “potentially abusive tax shelter” within the meaning of Treasury Regulations § 301.6112 1. Each FrontStreet Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).
     4.6 Compliance with Laws.
          (a) The Company is in compliance in all material respects with all applicable Laws and Regulations and has not received specific written notice from any Governmental Authority that it is not in compliance in any material respects with any applicable Law.
          (b) WGP-KHC is in compliance in all material respects with all applicable Laws and Regulations and has not received specific written notice from any Governmental Authority that it is not in compliance in any material respects with any applicable Law. Subject to Section 4.2, no provision of any Law, Regulation or Order applicable to either FrontStreet Company (i) would preclude either FrontStreet Company from charging and collecting, without the necessity for approvals of any Governmental Authority and without refund obligation, market based rates for gathering, transporting, treating, processing, compressing, purchasing, or selling Hydrocarbons; (ii) would preclude either FrontStreet Company from constructing additions to, modifications of or interconnections with Third Persons with respect to, its gathering, transportation, treating, or compression facilities; or (iii) has required or could reasonably be expected to require either FrontStreet Company to make refunds of amounts collected for sales or services.
          (c) Neither of the FrontStreet Companies is engaged in any natural gas or other futures or options trading or is a party to any price swaps, hedges, futures or similar instruments.
     4.7 Insurance. To Sellers’ Knowledge, Section 4.7 of the Disclosure Schedule sets forth a list of all insurance policies of the FrontStreet Companies, including the name of the insurer, the risks insured, and related limits of coverage thereunder. All such policies are in full force and effect. To Sellers’ Knowledge, there is no material claim outstanding under any such insurance policy and no event has occurred, and no circumstance or condition exists, that has given rise to or serves as the basis for or (with or without notice or lapse of time) could reasonably be expected to give rise to or serve as the basis for any such claim under any such policy. To Sellers’ Knowledge, neither FrontStreet Company has received any written notice from any insurer or reinsurer of any reservation of rights with respect to pending or paid claims. To Sellers’ Knowledge, neither FrontStreet Company is a party to any Contract, and the insurance policies listed on Section 4.7 of the Disclosure Schedules do not contain any provision, that would affect the rights of either FrontStreet Company under such insurance policies upon or as a result of the consummation of the transactions contemplated by this Agreement.
     4.8 Material Contracts. To Sellers’ Knowledge, Section 4.8 of the Disclosure Schedule contains a list of all Material Contracts. A true, correct and complete copy of each Material Contract listed on Section 4.8 of the Disclosure Schedule, and a written description of each oral Material Contract listed on Section 4.8 of the Disclosure Schedule, which description is true, correct and complete in all material respects, has been made available to Buyer. To Sellers’ Knowledge, neither FrontStreet Company has entered into any material acquisition, partnership, joint venture, teaming or other similar Contract since December 31, 2006. To Sellers’ Knowledge, neither of the FrontStreet Companies has received from any other party to a Material Contract, including the Amoco Agreements, any written notice of any material breach or material violation by either FrontStreet Company of any such Material Contract or termination or intention to terminate such Material Contract. To Sellers’ Knowledge, no event has occurred that (with notice or lapse of time, or both) would constitute a default or an event of default by either FrontStreet Company under the terms of any Material Contract, including the Amoco Agreements, or give any other party to any such Material Contract the right to terminate or modify the terms of such Material Contract. To Sellers’ Knowledge, the FrontStreet Companies have performed all of their material obligations under the Material Contracts, including the Amoco Agreements. Each of the Material Contracts, including the Amoco Agreements, listed in Section 4.8 of the Disclosure Schedule is enforceable and in full force and effect and constitutes a legal, valid and binding obligation of the FrontStreet Company that is a party thereto and, to Sellers’ Knowledge, each other party thereto, and, to Sellers’ Knowledge, no other party to any such Material Contract is in material breach of the terms, provisions or conditions of such Material Contract. There are no pending Claims by or against either FrontStreet Company under any of the Acquisition Agreements. Sellers are not aware of any fact, condition, circumstance, event or occurrence that would reasonably be expected to give rise to any Claim by or against either FrontStreet Company under any Acquisition Agreement, and neither of the FrontStreet Companies has ever submitted a claim for indemnification or reimbursement under any of the Acquisition Agreements that has not been satisfied in full.
     4.9 Intellectual Property. To Sellers’ Knowledge, there are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property (“Intellectual Property”) that are necessary for the operation, or continued operation, of the business of either FrontStreet Company, or for the ownership and operation, or continued ownership and operation, of any assets of either FrontStreet Company, for which the FrontStreet Companies do not hold valid and continuing authority in connection with the use thereof. To Sellers’ Knowledge, neither FrontStreet Company has received any written notice of infringement, misappropriation or conflict with respect to Intellectual Property from any Person with respect to the operation of the Assets owned by either FrontStreet Company.
     4.10 Broker’s or Finder’s Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the transactions contemplated by this Agreement or any Transaction Document based in any way on agreements, arrangements or understandings made by or on behalf of Sellers or either FrontStreet Company.
     4.11 Employees; Severance Amounts; Change of Control Payments.
          (a) Neither FrontStreet Company has, or, to Sellers’ Knowledge, since its inception, has had, any employees (including part-time, temporary or joint employees or directors or officers of the Company acting in the capacity of an employee) (collectively the “FrontStreet Common Law Employees”) or has maintained any Employee Benefit Plans..
          (b) Section 4.11(b) of the Disclosure Schedule lists all employees of FrontStreet Partners, LLC (the “FrontStreet Manager”) the primary duties or activities of which are to perform services for the FrontStreet Companies or the Assets (the “Manager Employees”), their current annual salary or hourly rate, as applicable, with FrontStreet Manager (the “Manager Current Salary/Benefits”). Other than the FrontStreet Manager and the Manager Employees and except as set forth on Section 4.11(b) of the Disclosure Schedule, neither FrontStreet Company employs any independent contractors, consultants or agents to perform services for the FrontStreet Companies or the Assets.
          (c) Neither FrontStreet Company manages, supervises, directs or otherwise controls, in any manner, the Manager Employees, and neither FrontStreet Company is obligated under any Contract or otherwise to assume any of FrontStreet Manager’s obligations with respect to the Manager Employees, including the provision of Manager Current Salary/Benefits. The execution, delivery and performance of, and consummation of, the transactions contemplated by this Agreement and the Transaction Documents will not cause either FrontStreet Company to become obligated to assume any of FrontStreet Manager’s obligations with respect to the Manager Employees.
          (d) Neither of the FrontStreet Companies or FrontStreet Manager has agreed to recognize any labor union or other collective bargaining representative with respect to

Manager Employees and, to Sellers’ Knowledge, no labor union or other collective bargaining representative represents, or claims to or is seeking to represent, any Manager Employees. To Sellers’ Knowledge, no union organizational campaign or representation petition is currently pending, or threatened, with respect to any Manager Employee, and no labor strike, slow down, lockout, stoppage, unfair labor practice charge or other material labor dispute is pending or threatened against FrontStreet Manager with respect to Manager Employees. To Sellers’ Knowledge, all Manager Employees are authorized to work in the country in which they are performing services for the FrontStreet Companies or the Assets.
          (e) Neither FrontStreet Company nor any ERISA Affiliate contributes to or has an obligation to contribute to, or has contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA or any other employee benefit plan subject to Title IV of ERISA with respect to Manager Employees or FrontStreet Common Law Employees.
          (f) The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement and the Transaction Documents will not (either alone or in conjunction with any other event) entitle any current or former Manager Employee, or current or former Director, Officer, Manager or any other Person (or any of their dependents, spouses or beneficiaries) to any (1) Severance Obligations or (2) Change of Control Amounts. Further, neither of the FrontStreet Companies has made any payments, is obligated to make any payments, or is a party to any Contract that would obligate it to make any payments that would not be deductible under (or the deduction of which would be limited by) Section 280G or 162(m) of the Code or would be subject to tax under Section 409A of the Code.
          (g) There are not, and as of Closing there will not exist, any Change of Control Amounts or Severance Obligations.
     4.12 Financial Statements; Absence of Undisclosed Liabilities; Controls and Procedures.
          (a) Sellers have delivered to Buyer true and correct copies of the following:
               (i) the audited consolidated balance sheets (the “Consolidated Balance Sheets”) and related audited consolidated statements of operations, statements of cash flows and statements of members’ equity of the FrontStreet Companies for the years ended December 31, 2004, December 31, 2005 and December 31, 2006, together with the notes thereto and the related audit reports of Deloitte & Touche LLP thereon (the “Audited Financial Statements”), as set forth in Section 4.12(a)(i) of the Disclosure Schedule; and
               (ii) the unaudited consolidated balance sheet and related unaudited consolidated statements of operations, statements of cash flows and statements of members’ equity of the FrontStreet Companies (for the nine-month period ended September 30, 2007) (the “Interim Financial Statements”) and the comparable unaudited financial statements of the FrontStreet Companies for the nine-month period ended September 30, 2006, as set forth in Section 4.12(a)(ii) of the Disclosure Schedule. The Audited Financial Statements and the

Interim Financial Statements are hereinafter referred to, collectively, as the “Financial Statements.”
          (b) The Financial Statements have been prepared in accordance with the books and records of the FrontStreet Companies. Each of the balance sheets included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the consolidated financial position of the FrontStreet Companies, as of the date thereof, and each of the consolidated statements of operations, statements of cash flows and statements of members’ equity included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the consolidated results of operations, cash flows and member interests, as the case may be, of the FrontStreet Companies for the periods set forth therein, in each case in accordance with GAAP, subject, in the case of the Interim Financial Statements, to normal, recurring year-end adjustments and the absence of notes or other textual disclosures required under GAAP that are not, indirectly or in the aggregate, material.
          (c) There are no Liabilities of either FrontStreet Company that are not reflected or reserved against in the Interim Financial Statements, other than Liabilities that are (i) current liabilities incurred since September 30, 2007 in the ordinary course of business and consistent with past practices of the FrontStreet Companies, (ii) not required to be presented in unaudited interim financial statements prepared in conformity with GAAP and that are not, individually or in the aggregate, material to the FrontStreet Companies, taken as a whole, and which in any event, do not exceed $500,000 in the aggregate, (iii) Liabilities under this Agreement or (iv) Liabilities for Expenses. Neither FrontStreet Company has any Liabilities for Third-Party Debt except for Third-Party Debt incurred to fund Capital Expenditures, if any.
          (d) Each of the FrontStreet Companies maintains accurate books and records reflecting its assets and liabilities that in reasonable detail accurately and fairly reflect its transactions and dispositions of its assets, and maintains proper and adequate internal accounting controls that provide reasonable assurance that (A) transactions are executed with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the FrontStreet Companies and to maintain accountability for the consolidated assets; (C) access to the FrontStreet Companies’ assets is permitted only in accordance with management’s authorization; (D) the reporting of the FrontStreet Companies’ assets is compared with existing assets at regular intervals; and (E) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
          (e) The Company’s accountants have not advised the Company of any material deficiencies in the Company’s disclosure controls and procedures.
          (f) Sellers have made available to Buyer and the Partnership a summary of (A) any significant deficiencies in the design or operation of internal controls that could, to Sellers’ Knowledge, adversely affect the FrontStreet Companies’ ability to record, process, summarize and report financial data in any material respect, (B) any material weaknesses in the FrontStreet Companies’ internal controls, (C) any fraud, whether or not material, that involves management or other employees who have a significant role in the FrontStreet Companies’

internal controls and (D) any change in the internal controls or disclosure controls and procedures of the FrontStreet Companies effected since January 1, 2007.
     4.13 Environmental Matters.
          (a) Except as set forth in Section 4.13 of the Disclosure Schedule, (i) There are, and during the previous five years there have been, no material violations of any Environmental Law at or affecting the Real Property Interests or any other property currently or formerly owned, operated or used by either FrontStreet Company, and (ii) there have been no allegations made by any Governmental Authority or other Third Person that the Real Property Interests or any properties otherwise used by either FrontStreet Company are, or during the previous five years have been, in violation of any Environmental Law, except for such allegations of violation that have been resolved to the satisfaction of the party making such allegation.
          (b) To Sellers’ Knowledge, except as set forth in Section 4.13 of the Disclosure Schedule, none of the Real Property Interests, none of any other properties currently or formerly owned, operated or used by either FrontStreet Company, and none of the properties to which Hazardous Materials generated by either FrontStreet Company or as a result of its operations or any Real Property Interest may have migrated or been transported is (i) listed on the CERCLA National Priorities List or any other similar list of sites of environmental concern maintained by any Governmental Authority or (ii) is the subject of any remediation, removal, cleanup, investigation, response action, claim, judgment, or enforcement action regarding any actual or alleged presence or release of Hazardous Materials.
          (c) To Sellers’ Knowledge, except as set forth in Section 4.13 of the Disclosure Schedule, there have been no releases of Hazardous Materials on, under, from, or into any of the Real Property Interests or any other property currently or formerly owned, operated or used by either FrontStreet Company during or before the time of such FrontStreet Company’s ownership, operation, or use of such properties that could reasonably be expected to require remediation, removal, cleanup, investigation, response action, claim, judgment, or enforcement action regarding any actual or alleged presence or release of Hazardous Materials or that could reasonably be expected to give rise to Environmental Costs and Liabilities.
          (d) To Sellers’ Knowledge, (i) all material permits, licenses, and approvals required under Environmental Law for the ownership, use, operation, and conduct of operations on the Real Property Interests and any other property currently or formerly owned, operated or used by either FrontStreet Company have been obtained, are current and are valid and (ii) there are no outstanding or unresolved notices of violation or notices of noncompliance with respect to such permits, licenses, and approvals.
          (e) To Sellers’ Knowledge, there are no civil, criminal, or administrative actions, suits, demands, claims, hearings, proceedings, or notices pending or threatened against any operator of or the operations on the Real Property Interests or any other property currently or formerly owned, operated or used by either FrontStreet Company under any Environmental Law, including those related to allegations of economic loss, personal injury, illness, or damage to real or personal property or the environment.

          (f) Except for any indemnity obligations contained in the written Material Contracts listed in Section 4.13(f) of the Disclosure Schedule or the written descriptions of oral Material Contracts listed in Section 4.13(f) of the Disclosure Schedule provided to Buyer, neither FrontStreet Company is a party or a successor in interest to any Contract under which it has assumed or agreed to be responsible for any current or contingent Liabilities with respect to any Hazardous Materials or any matters arising under Environmental Law.
          (g) To Sellers’ Knowledge, there are no actual or contingent Environmental Costs and Liabilities that either FrontStreet Company may sustain in connection with any remediation, clean-up, modification, monitoring, repairs, work, construction, alterations or installations required as a result of any existing condition, fact or circumstance, including any Environmental Costs and Liabilities relating to capital improvements, physical upgrading or maintenance and repairs required by, or otherwise required to correct any noncompliance with any Environmental Law by any operator of or the operations on the Real Property Interests or any property otherwise used by either FrontStreet Company.
          (h) This Section 4.13 and Section 4.12 contain the exclusive representations and warranties of Sellers with regard to Environmental Laws, Hazardous Materials and any other environmental matters.
     4.14 Litigation.
          (a) There are no Proceedings pending or, to Sellers’ Knowledge, threatened against either FrontStreet Company or the assets of either FrontStreet Company and, to Sellers’ Knowledge, there are no facts or circumstances existing that could reasonably give rise to any litigation, arbitration, investigation or proceeding that, if resolved in a manner adverse to the FrontStreet Companies, could reasonably be expected to give rise to a material Liability of either FrontStreet Company or have a Material Adverse Effect on either FrontStreet Company.
          (b) Neither FrontStreet Company is subject to any outstanding Order (other than routine oil and gas field regulatory orders) or any executory compliance or settlement agreement, conciliation agreement, memorandum of understanding, or letter of commitment with a Third Party.
     4.15 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, planned or being contemplated by either FrontStreet Company or with respect to any of their respective Assets, or, to Sellers’ Knowledge, being threatened against either FrontStreet Company.
     4.16 Absence of Certain Changes. Except as reflected in the Interim Financial Statements, since January 1, 2007, (a) neither FrontStreet Company has acted or failed to act in a manner that would have been prohibited by Section 6.1 if the terms of such Section had been in effect as of and after such date and (b) there has not occurred, and neither FrontStreet Company has incurred or suffered, any result, occurrence, change, fact, event, circumstance or effect of any of the foregoing that has had or could reasonably be expected to have, a Material Adverse Effect on either FrontStreet Company.

     4.17 Pipeline Matters. To Sellers’ Knowledge, Section 4.17 of the Disclosure Schedule sets forth summary historical throughput data and information (but only to the extent the Company possesses such throughput data and information) for the periods January 1, 2007 through September 30, 2007 relating to the Assets, including volumes of Hydrocarbons transported through the Pipeline Assets for the periods indicated. To Sellers’ Knowledge, such throughput data and information are accurate and complete in all material respects with respect to such periods. To Sellers’ Knowledge, subsequent to such periods, there have been no material adverse changes in the volumes of Hydrocarbons transported through the Pipeline Assets and no Person has provided written or oral notice to Sellers or either FrontStreet Company of its intent to reduce materially the volume of Hydrocarbons transported through the Pipeline Assets. To Sellers’ Knowledge, as of the date hereof, no fact or circumstance exists that would result in a material decrease in such volumes excluding, however, changes that may result from (a) market conditions, (b) matters that affect the energy industry in general or in the area in which the Assets are located, or (c) non-performance by a party under the Hydrocarbon Contracts other than a FrontStreet Company.
     4.18 Affiliate Relationships. There are no Contracts or other arrangements involving either FrontStreet Company in which any member, Manager, Officer, Director, or Affiliate of either FrontStreet Company has a financial interest.
     4.19 FCC Matters.
          (a) To Sellers’ Knowledge, Section 4.19(a) of the Disclosure Schedule sets forth a true and complete list of all FCC Licenses held by each FrontStreet Company (the “Company FCC Licenses”). To Sellers’ Knowledge, for each Company FCC License, Section 4.19(a) of the Disclosure Schedule sets forth (A) name of the licensee, (B) the FCC call sign, (C) the authorized channel(s), (D) the geographic area of authorization (the “Market”) and (E) the date of original issuance or, if applicable, last renewal. To Sellers’ Knowledge, except for Permitted Encumbrances, all Company FCC Licenses are owned by the applicable FrontStreet Company free and clear of all Liens.
          (b) To Sellers’ Knowledge, the grant, renewal or assignment of the Company FCC Licenses to the existing licensee thereof was approved by the FCC and the Company FCC Licenses are validly issued and in full force and effect. To Sellers’ Knowledge, there is no Proceeding pending before the FCC or threatened with respect to any Company FCC License.
          (c) To Sellers’ Knowledge, no application with respect to any Company FCC License is currently pending with the FCC.
          (d) To Sellers’ Knowledge, neither FrontStreet Company is a party to or bound by any Contract with respect to spectrum capacity under any Company FCC License or to accept any interference with respect to any Company FCC License.
          (e) To Sellers’ Knowledge, prior to the date hereof, Sellers have made available or provided to Buyer true and complete copies of each Company FCC License.
          (f) To Sellers’ Knowledge, there is no Company FCC License that is currently subject to a condition or situation that could reasonably be expected to place the applicable FCC License at material risk of revocation, cancellation or forfeiture within 180 days after the Closing Date.
          (g) This Section 4.19 contains the exclusive representations and warranties of Sellers with regard to FCC Licenses and other FCC matters.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND BUYER
     The Partnership and the Buyer jointly and severally represent and warrant to Sellers as follows (such representations and warranties being deemed to be made as of the date hereof and on a continuous basis until the Closing) in each case except as to matters disclosed in the Partnership SEC Documents or in the Partnership Disclosure Schedule (each reference in the Partnership Disclosure Schedule qualifies the referenced representation and warranty contained in this Agreement to the extent specified in the Partnership Disclosure Schedule and such other representations and warranties contained herein to the extent a matter in the Partnership Disclosure Schedule is disclosed in such a way as to make its relevance to the information called for by such other representation or warranty readily apparent on its face):
     5.1 Organization, Standing and Power. Each of the Partnership and Buyer and its Significant Subsidiaries is a corporation, limited liability company or limited partnership duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions in which the failure so to be qualified and licensed could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Partnership or Buyer. Each of the Partnership and Buyer has heretofore made available to Sellers complete and correct copies of its Organizational Documents, each as amended to date.
     5.2 Authority; No Violations, Consents and Approvals.
          (a) Other than approval by the General Partner, which approval has been obtained, no vote of holders of any Equity Interest of the Partnership is necessary to approve this Agreement, the Partnership Agreement Amendment, the other Transaction Documents to which the Partnership or the Buyer is or will be a party, or the performance by the Partnership and the Buyer of their respective obligations hereunder or thereunder. The Partnership and the Buyer each has all requisite limited partnership power and authority to enter into this Agreement and the other Transaction Documents to which it shall be a party and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of each of the Partnership and the Buyer. This Agreement has been duly executed and delivered by each of the Partnership and the Buyer and, assuming this Agreement constitutes the valid and binding obligation of each Seller, constitutes a valid and binding obligation of each of the Partnership and the Buyer enforceable in accordance with its terms, subject as to enforceability to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). This Agreement, the other Transaction Documents to which the Partnership or the Buyer is a party, and the transactions contemplated hereby have been approved by “Special Approval” (as such term is defined in the Partnership Agreement).
          (b) The execution and delivery of this Agreement, and the other Transaction Documents to which the Partnership or the Buyer is or will be a party, by the Partnership and the Buyer do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of the Partnership or any of its Subsidiaries under, or otherwise result in a material detriment to the Partnership or any of its Subsidiaries under, any provision of (i) the Organizational Documents of the Partnership (each as amended to date) or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license or other Contract applicable to the Partnership or any of its Subsidiaries, (iii) any joint venture or other ownership arrangement or (iv) assuming each Notification and Authorization referred to in Section 5.2 is duly and timely made or obtained, any Law, Regulation or Order applicable to the Partnership or any of its Subsidiaries or any of their respective properties or assets, other than (1) in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, Liens or detriments that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on the Partnership or Buyer and (2) in the case of clause (ii) that Buyer and the Partnership shall grant their lenders Liens on all of the assets of the FrontStreet Companies at the Closing of the transactions contemplated herein.
          (c) No Notification to, and no Authorization from, any Governmental Authority and no Third-Party Consent is required by or with respect to the Partnership or any of its Subsidiaries in connection with the execution and delivery by the Partnership and the Buyer of this Agreement and the other Transaction Documents to which they are or will be a party or the performance by the Partnership and the Buyer of their respective obligations hereunder or thereunder, except for: (i) such filings and/or notices as may be required under the Securities Act or the Exchange Act; (ii) filings with the Nasdaq; (iii) such filings and approvals as may be required by any applicable state securities, “blue sky” or takeover laws or environmental laws; (iv) any Post-Closing Notifications; (v) filings under the HSR Act and (vi) any such Notification, Authorization or Third-Party Consent that the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Partnership or Buyer.
     5.3 SEC Documents. The Partnership has made available to Sellers a true and complete copy of each of the Partnership SEC Documents and exhibits to each of the Partnership SEC Documents. The Partnership SEC Documents constitute each registration statement, prospectus (other than preliminary prospectuses), and other material report and schedule filed by the Partnership with the SEC since December 31, 2006 (other than any registration statement and related prospectus relating to any employee benefit plan) and include all the material reports and schedules (other than preliminary material) that the Partnership was required to file with the SEC since December 31, 2006. As of their respective dates, the Partnership SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Partnership included in the Partnership SEC Documents were prepared from the books and records of the Partnership and its subsidiaries, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10.01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which is material) the consolidated financial position of the Partnership and its consolidated subsidiaries as of their respective dates and the consolidated results of operations, the consolidated statements of partners’ interests and the consolidated cash flows of the Partnership and its consolidated subsidiaries for the periods presented therein. Notwithstanding the foregoing statements, the Partnership and the Buyer make no representation or warranty and shall have no liability with respect to the information in, or exhibits to, any current report on Form 8 K of the Partnership that has been “furnished” rather than “filed” with the SEC.
     5.4 Absence of Certain Changes or Events. Except as disclosed in, or reflected in the financial statements included in, the Partnership SEC Documents, and except as disclosed in Section 5.4 of the Partnership Disclosure Schedule, since December 31, 2006, the Partnership has conducted its business only in the ordinary course of business, and there has not been: (a) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets owned or operated by the Partnership and its subsidiaries; or (b) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on the Partnership.
     5.5 Litigation. Except as disclosed in the Partnership SEC Documents, there is no suit, action or proceeding pending, or, to Buyer’s Knowledge, threatened against or affecting the Partnership or any Subsidiary of the Partnership (“Partnership Litigation”), and, to the Buyer’s Knowledge, there are no facts that are likely to give rise to any Partnership Litigation, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on the Partnership, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Partnership or any Subsidiary of the Partnership that could reasonably be expected to result in a Material Adverse Effect on the Partnership.

     5.6 Capitalization of the Partnership.
          (a) As of the date hereof, the authorized Equity Interest of the Partnership is as set forth in the Partnership Agreement. At the close of business on November 7, 2007: (i) 40,512,113 Common Units were issued and outstanding; (ii) 19,103,896 Subordinated Units were issued and outstanding; (iii) General Partner held 2% of the total partnership interest in the Partnership; (iv) 754,418 Common Units were subject to issuance under outstanding options or awards under the Partnership Long-Term Incentive Plan (“Unit Plan”); (v) 763,684 Common Units were reserved for issuance pursuant to awards that may be granted (other than currently outstanding awards) pursuant to the Unit Plan; (vi) no Voting Debt was issued and outstanding; and (vii) all Incentive Distribution Rights were held by the General Partner. Except as set forth in this Section 5.6 or in Section 5.6 of the Partnership Disclosure Schedule, and except for changes since November 7, 2007 resulting from the grant or exercise of options granted prior to the date hereof pursuant to, or from issuances or purchases under, the Unit Plan, there are outstanding: (A) no Equity Interests or Equity Interest Equivalents, Voting Debt or other voting securities of the Partnership; (B) no securities of the Partnership or any subsidiary of the Partnership convertible into or exchangeable for shares of Equity Interests or Equity Interest Equivalents, Voting Debt or other voting securities of the Partnership or any subsidiary of the Partnership; and (C) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Partnership or any subsidiary of the Partnership is a party or by which it is bound in any case obligating the Partnership or any subsidiary of the Partnership to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Equity Interests or Equity Interest Equivalents or any Voting Debt or other voting securities of the Partnership or of any subsidiary of the Partnership or obligating the Partnership or any subsidiary of the Partnership to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.
          (b) The Class E Units and the limited partner interests represented thereby, will be duly authorized by the Partnership pursuant to the Partnership Agreement at or prior to the Closing and, when issued and delivered to ASC in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by applicable Law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303 and 17-607 of the DRULPA) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement, the Lock-up Agreement and applicable state and federal securities laws and (ii) such Liens as are created by ASC.
          (c) The Common Units issuable upon conversion of the Class E Units, and the limited partner interests represented thereby, upon issuance in accordance with the terms of the Class E Units as reflected in the Partnership Agreement Amendment, will be duly authorized by the Partnership pursuant to the Partnership Agreement and will be validly issued, fully paid (to the extent required by applicable Law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303 and 17-607 of the DRULPA) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement, the Lock-up Agreement and applicable state and federal securities laws and (ii) such Liens as are created by ASC.

     5.7 Taxes. From and at all times since its formation, the Partnership has qualified as a partnership for U.S. federal income tax purposes under Section 7704(c) of the Code, and all Tax Returns have been prepared consistently therewith.
     5.8 Broker’s or Finder’s Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the transactions contemplated by this Agreement or any Transaction Document based in any way on agreements, arrangements or understandings made by or on behalf of Partnership or the Buyer or any of their Affiliates that is, or following the Closing would be, an obligation of Sellers or any of their Affiliates.
     5.9 Investment Intent. The Buyer is acquiring the Interests for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and Buyer does not have any present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof. In connection with the acquisition of the Interests hereunder, the Buyer has had the opportunity to examine all aspects of the FrontStreet Companies, their operations, and their financial condition that Buyer has deemed relevant, and has had access to all information with respect to the FrontStreet Companies and their business in order to make an evaluation thereof. In connection with the acquisition of the Interests hereunder, Buyer has had the opportunity to ask such questions of and receive answers from directors, officers, employees and representatives of the FrontStreet Companies concerning the FrontStreet Companies and to obtain such additional information about the FrontStreet Companies as Buyer deems necessary for an evaluation thereof. The investment decision of Buyer to acquire the Interests has been based solely upon the evaluation made by Buyer of the FrontStreet Companies. In evaluating the suitability of an investment in the FrontStreet Companies, Buyer has not been furnished and has not relied upon any representations or other information (whether oral or written) other than as contained in the representations and warranties of each of the Sellers in this Agreement.
ARTICLE 6
COVENANTS
     6.1 Conduct of Business.
          (a) Sellers covenant and agree that until the earlier of the Closing or the termination of this Agreement, except as otherwise set forth in Section 6.1(a) of the Disclosure Schedule or unless Buyer otherwise consents in writing (which consent shall not unreasonably withheld, conditioned or delayed), Sellers shall cause the FrontStreet Companies to:
               (i) operate in the usual and ordinary course of business consistent with past practice;
               (ii) preserve substantially intact their business organizations, and use commercially reasonable efforts to maintain their rights, privileges and immunities, to retain the services of FrontStreet Manager, and to maintain their relationships with their customers and suppliers;

               (iii) use commercially reasonable efforts consistent with past practice to maintain and to keep their properties and assets in good repair and condition, ordinary wear and tear excepted; if there is any casualty loss or damage to any properties or assets of either FrontStreet Company prior to Closing, the Company shall consult with Buyer regarding the replacement or repair of such property or asset;
               (iv) use commercially reasonable efforts to keep in full force and effect insurance applicable to their assets and operations comparable in amount and scope of coverage to that currently maintained; and
               (v) (A) keep and maintain accurate books, Records and accounts; (B) pay or accrue all Taxes, assessments and other governmental charges imposed upon any of their Assets or with respect to their franchises, business, or income when due and before any penalty or interest accrues thereon, except for any Taxes the validity of which is being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside; (C) accrue and pay when due and payable all amounts required to be paid to FrontStreet Manager; and (D) comply in all material respects with the requirements of all applicable Laws, Regulations and Orders, obtain or take all Governmental Actions necessary in the operation of its business, and comply and enforce (in all material respects) the provisions of all Material Contracts.
          (b) Except pursuant to the terms of this Agreement, as otherwise set forth in Section 6.1(b) of the Disclosure Schedule or unless Buyer otherwise agrees in writing from and after the execution of this Agreement and until the earlier of the Closing or the termination of this Agreement, neither Seller shall sell, transfer or otherwise dispose of, or grant any Lien with respect to, the Interests or any other Equity Interests of either FrontStreet Company and neither Seller shall permit either FrontStreet Company to take any of the following actions (and shall take all action necessary (including exercising their respective rights with respect to the Interests) to prevent either FrontStreet Company from taking any action prohibited by this Section 6.1(b)):
               (i) (A) to redeem, purchase or acquire, or offer to purchase or acquire, any of the outstanding Equity Interests of either FrontStreet Company, (B) to effect any reorganization or recapitalization, (C) to split, combine or reclassify any of the Equity Interests of either FrontStreet Company, or (D) to declare, set aside or pay any dividend or other distribution in respect of its Equity Interests, other than wholly in Cash to the extent such dividend or other distribution would not cause Net Working Capital immediately following such dividend or other distribution to be less than the Base Working Capital;
               (ii) (A) to offer, sell, transfer, issue, dispose of or grant, or authorize the offering, sale, transfer, issuance, grant or disposition of, the Interests or any of its Equity Interests or (B) to grant, or authorize the grant of, any Lien with respect to the Interests or any of its Equity Interests;
               (iii) to acquire, directly or indirectly, (A) whether by merger or consolidation, by purchasing an Equity Interest or otherwise, any business or division of any Person or (B) any material assets or properties other than the acquisition of assets from suppliers or vendors in the ordinary course of business and consistent with past practice;

               (iv) to sell, lease, exchange or otherwise dispose of any of its assets, except for dispositions of Hydrocarbon inventories or leases of its properties, in each case in the ordinary course of business consistent with past practice or to grant any Lien with respect to any of its respective assets;
               (v) to adopt any amendments to its Organizational Documents;
               (vi) (A) to make any change in its methods of accounting in effect on the date hereof, except as may be required to comply with changes in GAAP, (B) to make or revoke any Tax election or change (or make a request to change) its Tax accounting methods, policies, or procedures, (C) to settle or compromise any Proceeding relating to Taxes, except, in each case, as may be required by Law; (D) to revalue any asset except as required by GAAP consistently applied on a basis consistent with past practice and the preparation of the Interim Financial Statements, (E) to consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or (F) to take any action that would have the effect of increasing a Tax liability of either FrontStreet company for any period after the Closing Date.
               (vii) to incur any Indebtedness, except to fund Capital Expenditures;
               (viii) to incur, or commit to incur any liability or obligation to make capital expenditures except for (A) Capital Expenditures and (B) capital expenditures which are $1,000 or less individually and less than $10,000 in the aggregate;
               (ix) to adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
               (x) to amend, modify, cancel, waive or assign any rights or obligations under or otherwise change in any respect any Acquisition Agreement or other than in the ordinary course of business, any Material Contract;
               (xi) to enter into or assume (A) any Contract that would constitute a Material Contract or (B) any other Contract with any Person (including an Affiliate), other than Contracts entered into in the ordinary course of business with a Third Person consistent with past practice;
               (xii) (A) employ any FrontStreet Common Law Employees, independent contractors, consultants or agents, other than the FrontStreet Manager and the Manager Employees, (B) to increase or agree to an increase in the amount payable by the FrontStreet Companies to FrontStreet Manager with respect to any Manager Employee’s compensation (including salary, bonuses benefits and other forms of current and deferred compensation), other than in the ordinary course, (C) to enter into or become obligated to make payments under or with respect to, (1) any employee benefit, pension or other plan (whether or not subject to ERISA), (2) any other equity based, incentive or deferred compensation plan or arrangement or other fringe benefit plan, (3) any consulting, employment, severance, bonus, termination or similar Contract with any Person or (4) any amendment or extension of any such plan or Contract, except as required by law or pursuant existing terms of such plans, arrangements or Contracts, (D) to grant, pay, or otherwise become liable for or obligated to pay, any Severance Obligation, Change of Control Obligation, bonus or increase in compensation or benefits to, or forgive any Indebtedness of, any Manager Employee or any former independent contractor, consultant or agent of either FrontStreet Company; or (E) to make any loan to, or enter into any other transaction with, any of its Directors, Officers or the Manager Employees;
               (xiii) to engage in any practice or take any action that would cause or result in, or permit by inaction, any of the representations and warranties contained in Article 3 or Article 4 to become untrue;
               (xiv) (A) to fail to maintain in full force and effect all Company FCC Licenses, and timely comply with FCC Rules with respect to the Company FCC Licenses, (B) enter into any agreement on or with respect to spectrum capacity under any Company FCC License without the prior consultation with and the prior approval of Buyer, and (C) enter into any agreements to accept interference as prescribed by the FCC Rules in connection with any Company FCC License without the prior consultation with and the prior approval of Buyer; and
               (xv) to agree in writing or otherwise to do any of the foregoing.
          (c) The parties agree that if Buyer agrees in writing to any of the preceding Sections 6.1(a) and 6.1(b), each applicable section of Disclosure Schedules shall be automatically updated for all purposes under this Agreement to include such action to which Buyer agreed.
     6.2 Access, Information and Access Indemnity.
          (a) Until the earlier of the Closing or the termination of this Agreement, on Business Days and during the business hours of 8:00 a.m. to 5:00 p.m. (local time), the Company will continue to make available to Buyer and Buyer’s authorized representatives for examination as Buyer may reasonably request, all Records and agreements in the possession or control of either Seller or either FrontStreet Company relating to the assets and operations of either FrontStreet Company; provided, however, such material shall not include (i) any information described in Section 6.2(a) of the Disclosure Schedule subject to Third Person confidentiality agreements for which a consent or waiver cannot be secured by the Company after reasonable efforts, or (ii) subject to prompt disclosure to Buyer of the general nature thereof, information that, if disclosed, would violate an attorney-client privilege or would constitute a waiver of rights as to attorney work product or attorney-client privileged communications; and provided, further that, Buyer shall not unreasonably interfere with the day to day operations of the business of either FrontStreet Company.
          (b) Subject to Section 6.2(a) above, the Company shall permit Buyer and Buyer’s authorized representatives to consult with the Company’s representatives on Business Days and during the business hours of 8:00 a.m. to 5:00 p.m. (local time) provided that the prior notice is given to an Officer and such Officer is permitted to be present, and to conduct, at Buyer’s sole risk and expense, inspections and inventories of the assets owned by either FrontStreet Company over which either FrontStreet Company has control. The Company shall also coordinate, in advance, with Buyer to allow site visits and inspections at the field sites on Saturdays unless operational conditions would reasonably prohibit such access. Neither Buyer nor any of its representatives shall contact any customer of either FrontStreet Company without the prior written consent of the Company, which consent shall not be unreasonably withheld. Notwithstanding any other provision of this Agreement, Buyer shall not perform any Environmental Sampling.
          (c) BUYER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD THE COMPANY INDEMNITEES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES CAUSED DIRECTLY OR INDIRECTLY BY THE ACTS OR OMISSIONS OF BUYER, BUYER’S AFFILIATES OR ANY PERSON ACTING ON BUYER’S OR ITS AFFILIATE’S BEHALF IN CONNECTION WITH ANY DUE DILIGENCE CONDUCTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY SITE VISITS; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT APPLY TO ANY ENVIRONMENTAL CLAIM OR LIABILITY OF EITHER FRONTSTREET COMPANY DISCOVERED BY BUYER THROUGH DUE DILIGENCE. Buyer’s obligations in the foregoing sentence shall survive the termination or expiration of this Agreement and shall survive the Closing for a period that shall terminate 60 days following the expiration of all applicable statutes of limitations applicable to any Claim with respect to such obligations. Buyer shall comply fully with all rules, regulations, policies and instructions issued by either FrontStreet Company or any Third Person operator and provided to Buyer regarding Buyer’s actions while upon, entering or leaving any property, including any insurance requirements that either FrontStreet Company may impose on contractors authorized to perform work on any property owned or operated by either FrontStreet Company.
     6.3 Regulatory Filings. ASC shall (a) file promptly following the date of this Agreement with the DOJ and the FTC the notification report form required by the HSR Act for the transactions contemplated hereunder, requesting early termination of the waiting period thereunder, (b) respond promptly to inquiries from the FTC or the DOJ in connection with such filing and (c) comply in all material respects with the requirements of the HSR Act. Buyer shall (x) file promptly following the date of this Agreement with the DOJ and the FTC the notification report form required by the HSR Act for the transactions contemplated hereunder, requesting early termination of the waiting period thereunder, (y) respond promptly to inquiries from the FTC or the DOJ and (z) comply in all material respects with the requirements of the HSR Act. Subject to regulatory constraints, Sellers and Buyer shall cooperate with each other and promptly furnish all information to the other Party that is necessary in connection with the Parties’ compliance with the HSR Act and to obtain HSR Approval. ASC and Buyer shall coordinate their initial filing of the notification and report form so that such filings are made on the same day. Sellers and Buyer shall each keep the other Party fully advised with respect to any requests from or communications with the DOJ or the FTC and shall consult with the other Party with respect to all filings and responses thereto. The filing fees required with respect to, and other charges of any Governmental Authority imposed in connection with, any filing under the HSR Act shall be paid at the time of filing by Buyer.
     6.4 Further Assurances. From time to time, and without further consideration, each Party will execute and deliver to any other Party such documents and take such actions as any other Party may reasonably request in order more effectively to implement and carry into effect the transactions contemplated by this Agreement and the other Transaction Documents.

     6.5 [Reserved].
     6.6 Payoff Letters; Releases.
          (a) At least two, but no more than five Business Days prior to the Closing Date, Sellers shall cause the Company to use commercially reasonable efforts to cause each payee of Expenses and Third-Party Debt, as the case may be, to deliver a Payoff Letter to the Company, copies of which shall be promptly delivered to Buyer.
          (b) Sellers shall cause the Company to use its commercially reasonable efforts to obtain and deliver to Buyer at the Closing an executed Release from each Officer, each Director, each Manager and each officer, director and manager of Sellers and FrontStreet Partners LLC who has not delivered a Release prior to the Closing.
     6.7 Cooperation and Reasonable Efforts.
          (a) The Parties agree to cooperate with each other and to use commercially reasonable efforts to cause all of the conditions precedent to Closing to be satisfied as promptly as practicable. Without limiting the foregoing, (i) Sellers shall use and shall cause each FrontStreet Company to use, commercially reasonable efforts to (A) obtain prior to Closing each Required Authorization and each Required Third-Party Consent and to deliver each Required Notification that is required to be obtained or delivered prior to the Closing of the transactions contemplated by this Agreement, (B) to cause the SEC to confirm that the Company shall not be deemed to be a “predecessor” with respect to the business or assets of the FrontStreet Companies under GAAP or Regulation S-X as promptly as practicable, and (C) to cooperate with Buyer, upon Buyer’s request, to obtain the consent of any Third Person that may be required under any Law, Regulation or Order or any Contract to which either FrontStreet Company is a party and that requires consent as a result of the transactions contemplated by this Agreement and (ii) the Partnership and Buyer shall use commercially reasonable efforts to cause the SEC to confirm that the Company shall not be deemed to be a “predecessor” with respect to the business or assets of the FrontStreet Companies under GAAP or Regulation S-X as promptly as practicable.
          (b) If the SEC does not concur that the Company is not deemed to be a “predecessor” with respect to the business or assets of the FrontStreet Companies under GAAP or Regulation S-X, then the Parties agree to cooperate with each other and to use commercially reasonable efforts to prepare, and Sellers shall direct Deloitte & Touche LLP to cooperate and to assist the Partnership in the preparation of, the following information: (i) the information required by Item 6 (Selected Financial Data), Item 7 (Management’s Discussion and Analysis of Financial Conditions and Results of Operations), Item 7A (Quantitative and Qualitative Disclosures about Market Risk), and Item 8 (Financial Statements and Supplementary Data) showing the Company’s historical information for the years ending December 31, 2007, 2006, and 2005, (ii) financial statements of the Partnership for the years ending December 31, 2007, 2006, and 2005 and the interim periods for 2008 prior to Closing for which financial statements are required, all prepared in accordance with Rule 3-05 of Regulation S-X, and (iii) pro forma financial statements prepared in accordance with Article 11 of Regulation S-X identifying the Company, as predecessor, acquiring the Partnership on June 18, 2007, the date upon which common control of the Partnership and the Company began.

     6.8 Tax Matters.
          (a) With respect to any Tax Return covering a Pre-Closing Period that is required to be filed after the Closing Date with respect to either FrontStreet Company, Sellers shall prepare or cause to be prepared such Tax Return. With respect to any Tax Return covering a Straddle Period, the Company shall, and shall cause each FrontStreet Company to, cause such Tax Return to be prepared. Not later than 30 days prior to the due date (including extensions) of each Tax Return covering a Pre Closing Period or Straddle Period the Party preparing such Tax Return shall deliver a copy of such Tax Return to the other Party for its review and comment. Not later than 10 days prior to the due date for the payment of Taxes with respect to such Tax Return, Sellers shall pay to Buyer the amount of Buyer Indemnified Taxes with respect to such Tax Return (with each Seller paying its Pro Rata Share of such amounts). Upon receipt thereof, Buyer shall cause such Tax Return to be filed and pay the Taxes shown due thereon. Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable law.
          (b) In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the period ending on the Closing Date shall be:
               (i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Taxable years of each of FrontStreet Company (and each partnership in which either FrontStreet Company owns an interest) ended with (and included) the Closing Date;
               (ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets of the FrontStreet Companies deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period; and
               (iii) for purposes of determining such Taxes, exemptions, relief allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned in the manner specified in clause (ii) above.
          (c) Buyer and Sellers shall cooperate fully, and shall cause each FrontStreet Company to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns, any audit, litigation or other Proceeding with respect to Taxes and Tax Returns (other than a Proceeding relating to a Third Person Claim described in Article 10 which shall be governed by Article 10). Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, the Party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the Party providing such assistance; provided, further, no Party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such Party. The Partnership, Buyer and Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Sellers, the Partnership or Buyer, or either FrontStreet Company (including with respect to the transactions contemplated hereby). The Partnership, Buyer and Sellers further agree, upon request, to provide the other Party with all information regarding either FrontStreet Company that either Party may be required to report to any Governmental Authority.
          (d) Any refund of Taxes of either FrontStreet Company (including any interest with respect thereto) for any Taxable period ending on or prior to the Closing Date or for the portion of any Straddle Period ending on the Closing Date (determined in accordance with the provisions of Section 6.8(b)) that is not attributable to the carryback of Losses from Taxable periods beginning after the Closing Date or the portion of any Straddle Period beginning after the Closing Date (determined in accordance with Section 6.8(b)) (a “Tax Refund”) shall be the property of Sellers, shall be paid over promptly to Sellers and if received by the Buyer or either FrontStreet Company after the Closing Date shall be payable promptly to Sellers (with each Seller receiving its Pro Rata Share of such amount).
          (e) Any Tax of either FrontStreet Company that is imposed on any transaction involving either FrontStreet Company (other than transactions in the ordinary course of business) that occurs on the Closing Date but after Buyer’s purchase of the Interests shall be the responsibility of the Buyer.
          (f) All payments of Change of Control Amounts, Severance Obligations and other Expenses made by a FrontStreet Company on or before the Closing Date shall be allocated entirely to the Taxable period that ends on the Closing Date or the portion of any Straddle Period ending on the Closing Date (determined in accordance with the provisions of Section 6.8(b)).
          (g) The Parties agree that the difference between the fair market value and the adjusted tax basis of any Section 704(c) property (within the meaning of Treasury Regulation Section 1.704-3(a)(3)) acquired by the Partnership pursuant to this Agreement will be taken into account under the “remedial method” as described in Treasury Regulation Section 1.704-3(d).
     6.9 Financial Statements; Controls and Procedures.
          (a) Sellers agree (and the Partnership and Buyer agree that they shall cooperate with and assist Sellers in taking the following actions) (i) to revise the Audited Financial Statements so that such financial statements will comply with Regulation S-X promulgated by the SEC (“Regulation S-X”) (provided Sellers shall be entitled to rely on Buyer and Buyer’s auditors in determining compliance with Regulation S-X) and to use commercially reasonable efforts to obtain the reissuance of the audit reports with respect thereto by Deloitte & Touche LLP not later than 60 days after the Closing (such statements and related opinions being hereinafter referred to as the “Full Audited Financial Statements”) and (ii) to prepare unaudited consolidated balance sheets and related unaudited consolidated statements of operations, statements of cash flows and statements of members’ equity for the Company and its

Subsidiaries for the quarters ended March 31, June 30 and September 30, 2006 and March 31, June 30, and September 30, 2007, together with the notes thereto, in form and substance compliant with Regulation S-X (such statements being hereinafter referred to as the “Full Unaudited Financial Statements.” The Parties shall each use commercially reasonable efforts to complete the preparation of the Full Audited Financial Statements and the Full Unaudited Financial Statements so that they can be delivered to the Partnership no later than February 15, 2007. Sellers shall also use commercially reasonable efforts to obtain the consent of Deloitte & Touche LLP that the Full Audited Financial Statements may be relied upon by the Partnership and its underwriters or initial purchasers (1) to prepare and file reports under the Exchange Act, and (2) in connection with any financing or public or Rule 144A offering of securities by the Partnership or its Affiliates.
          (b) From and after the date hereof until the Closing, Sellers shall cause the FrontStreet Companies to deliver to the Buyer any unaudited financial statements of the FrontStreet Companies prepared for any period subsequent to September 30, 2007.
          (c) All financial statements prepared and delivered pursuant to subsections (a) and (b) of this Section 6.9 shall be prepared in accordance with the books and records of the Company and its Subsidiaries. Each of the balance sheets included in such financial statements (including any related notes and schedules) shall fairly present in all material respects the consolidated financial position of the FrontStreet Companies, as of the date thereof, and each of the consolidated statements of operations, statements of cash flows and statements of members’ equity included in such financial statements (including any related notes and schedules) shall fairly present in all material respects the consolidated results of operations, cash flows and member interests, as the case may be, of the FrontStreet Companies for the periods set forth therein, in each case in accordance with GAAP, subject, in the case of interim financial statements, to normal year-end adjustments and the absence of notes or other textual disclosures required under GAAP that are not, indirectly or in the aggregate, material.
          (d) From and after the date hereof and continuing after the Closing, Sellers will cooperate, and each Seller will cause its Affiliates to cooperate, with the Company in producing such financial information relating to the FrontStreet Company as may be reasonably necessary in order to permit the Company to prepare such financial statements of the FrontStreet Companies as may be required (A) to be included by the Partnership in reports filed by it under the Exchange Act or (B) in connection with the financing or public or Rule 144A offering of securities by the Partnership or any of its affiliates. The provisions of this paragraph shall survive the Closing.
          (e) From the date of this Agreement until the Closing, Sellers shall promptly disclose to Buyer and the Partnership in summary form the existence, to Sellers’ Knowledge, of any of the following (i) any significant deficiencies in the design or operation of internal controls of the FrontStreet Companies that could adversely affect the FrontStreet Companies’ ability to record, process, summarize and report financial data, (ii) any material weaknesses in the FrontStreet Companies’ internal controls, (iii) any fraud, whether or not material, that involves management or other employees who have a significant role in the FrontStreet Companies’ internal controls and (iv) any change in the internal controls or disclosure controls and procedures of the FrontStreet Companies effected since January 1, 2007.

     6.10 Transfer Taxes. All sales, transfer, use, gross receipts, registration, and similar Taxes (including real estate transfer Taxes), if any, that are payable by any Party hereto or any of the Company Subsidiaries arising out of or in connection with the consummation of the transactions contemplated hereby shall be borne 50% by the Sellers (with each Seller paying its Pro Rata Share of such amount) and 50% by the Buyer.
     6.11 Tax Treatment; Aggregate Consideration Allocation. The Parties intend that, for federal income tax purposes, the transfer by EnergyOne hereunder shall constitute a sale to the Buyer and that the transfer from ASC hereunder shall constitute a transfer to the Buyer described in Section 721 of the Code. Within sixty (60) calendar days after the Closing Date, Buyer shall deliver to Sellers a tax allocation of the Aggregate Consideration and the assumed liabilities among the assets of the FrontStreet Companies. Sellers, the Partnership and Buyer shall act in accordance with such allocation in the filing of all income Tax Returns (including for purposes of Section 704 of the Code), except as otherwise required by a determination, as defined in Section 1313 of the Code.
     6.12 Transaction Units.
          (a) ASC agrees that the Transaction Units shall not be offered for sale, sold, assigned, pledged, hypothecated, transferred, exchanged or otherwise disposed of (a “transfer”) unless the offer and sale is registered under the Securities Act and applicable state securities laws or an exemption from such registration is available and complied with, and that if any such transfer or offer thereof, is proposed to be effected pursuant to any such exemption, then the holder of the Transaction Units must, prior to such transfer, furnish to the Partnership and the transfer agent such certifications, legal opinions or other information as they may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act or any state or foreign securities law.
          (b) ASC acknowledges the following:
               (i) The following legend may be placed on the certificates representing the Transaction Units:
THE UNITS (THE “UNITS”) EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER AGREES THAT IT WILL NOT DISTRIBUTE, OFFER, RESELL, PLEDGE OR OTHERWISE TRANSFER (INDIVIDUALLY AND COLLECTIVELY, A “TRANSFER”) THE UNITS EVIDENCED HEREBY, EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT SUCH AS THE EXEMPTION SET FORTH IN RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE). IF THE PROPOSED TRANSFER IS TO BE MADE OTHER

THAN PURSUANT TO CLAUSE (A) ABOVE, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE ISSUER AND THE TRANSFER AGENT SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR ANY STATE OR FOREIGN SECURITIES LAW.
The legend set forth above may be removed if and when the Transaction Units represented by such certificate are disposed of pursuant to an effective registration statement under the Securities Act, the opinion of counsel referred to above has been provided to the Partnership, or, in the opinion of counsel to the Partnership, the same are no longer required under the applicable requirements of such securities laws. The unit certificates shall also bear any additional legends required by applicable federal, state or foreign securities laws, which legends may be removed when, in the opinion of counsel to the Partnership, the same are no longer required under the applicable requirements of such securities laws.
               (ii) Stop transfer instructions have been or will be placed with respect to the Transaction Units so as to restrict the distribution, resale, pledge, hypothecation or other transfer thereof in accordance with this Agreement.
               (iii) The legend and stop transfer instructions described in subparagraphs (i) and (ii) above will be replaced with respect to any new certificate issued upon presentment by the undersigned of a certificate for transfer.
          (c) ASC is aware that the Partnership has relied on the representations and warranties of ASC set forth in Article 3 and on the covenants of ASC set forth in this Section 6.12 in determining that an exemption from registration under the Securities Act, applicable state securities laws and the rules promulgated thereunder is available for the issuance of the Transaction Units by the Partnership to ASC, and that, but for such representations, no issuance of the Transaction Units would be made by the Partnership to ASC pursuant to this Agreement.
     6.13 FCC Filings.
          (a) Promptly following the date of this Agreement, Buyer and Sellers shall file or cause to be filed with the FCC all appropriate applications with respect to the transfer of control to Buyer of the Company FCC Licenses (the “FCC Transfer Applications”). The FCC Transfer Applications and any supplemental information furnished in connection therewith shall be in substantial compliance with the FCC Rules or be responsive to a request of the FCC.
          (b) Buyer and Sellers shall furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation, filing and prosecution of the FCC Transfer Applications. Buyer and Sellers shall bear their own expenses in connection with the preparation, filing and prosecution of the FCC Transfer Applications. Buyer and Sellers shall each use their commercially reasonable efforts to prosecute the FCC Transfer Applications and shall furnish to the FCC any documents, materials, or other information reasonably requested by the FCC.
     6.14 Confidentiality.
          (a) From and after (x) the Closing Date with respect to the FrontStreet Confidential Information and (y) the date hereof with respect to the Buyer Confidential Information, until the second anniversary of the Closing Date or of the termination date of this Agreement, each Seller and its Affiliates will hold, and will use their reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information (a) concerning any of the FrontStreet Companies (collectively, the “FrontStreet Confidential Information”) and (b) furnished by the Partnership, Buyer or their Affiliates or their respective representatives to such Seller in connection with the transactions contemplated by this Agreement (collectively, the “Buyer Confidential Information”), except, in each case, to the extent required by law or to the extent that such information can be shown to have been (i) in the public domain through no fault of such Seller or any of its Affiliates or (ii) later lawfully acquired by such Seller from sources other than Buyer or any of the FrontStreet Companies. Sellers shall be responsible for any failure to treat such information confidentially by such Persons. The obligation of each Seller and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If the transactions contemplated by this Agreement are terminated, each Seller and its Affiliates will, and will use their reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by such Seller or its Affiliates or on their behalf from the Partnership, Buyer or their Affiliates or representatives or otherwise in connection with this Agreement that are subject to such confidence.
          (b) Prior to the Closing Date, or from the date of any termination of this Agreement until the second anniversary of any termination of this Agreement, the Partnership, Buyer and their Affiliates will hold, and will use their reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all FrontStreet Confidential Information, except to the extent required by law or to the extent that such information can be shown to have been (a) in the public domain through no fault of the Partnership, Buyer or any of their Affiliates or (b) later lawfully acquired by the Partnership, Buyer or any of their Affiliates from sources other than Sellers or either Seller’s Affiliates. The Partnership shall be responsible for any failure to treat such information confidentially by such Persons. The obligation of the Partnership, Buyer and their Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If the transactions contemplated by this Agreement are terminated, the Partnership, Buyer and their Affiliates will, and will use their reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Sellers, upon request, all documents and other materials, and all copies thereof, obtained by the Partnership, Buyer or their Affiliates or on their behalf from Sellers or either Seller’s Affiliates or representatives or otherwise or in connection with this Agreement that are subject to such confidence.
ARTICLE 7
CONDITIONS TO CLOSING
     7.1 Sellers’ Conditions. The obligation of Sellers to close the transaction contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which (other than the condition in Sections 7.1(c) and 7.1(f)) may be waived by Sellers:
          (a) The representations and warranties of the Partnership and Buyer contained in Article 5 of this Agreement shall be true and correct in all material respects (provided, however, that any such representation or warranty of the Partnership or Buyer contained in Article 5 that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified by materiality for purposes of this Section 7.1(a)) on and as of the Closing Date as if made on and as of such date, except (i) as affected by transactions specifically permitted by this Agreement, and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date;
          (b) The Partnership and Buyer shall have performed in all material respects the obligations, covenants and agreements of such Person contained herein and in the Transaction Documents to which it is a party and required before Closing;
          (c) No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement shall be effective as of the Closing;
          (d) The Partnership and the Buyer shall have delivered the items required to be delivered by Buyer pursuant to Section 8.2(b) and Section 8.2(c);
          (e) There shall have been no event or other occurrence that, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect on the Partnership;
          (f) The HSR Approval shall have been obtained; and
          (g) Each Required Notification shall have been delivered.
     7.2 The Partnership’s and Buyer’s Conditions. The obligation of the Partnership and Buyer to close the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which (other than the condition in Sections 7.2(d) and 7.2(h)) may be waived in its sole discretion by the Partnership (which shall also constitute a waiver by Buyer):

          (a) The Seller Title Representations and the Company Title Representations shall be true and correct on and as of the Closing Date as if made on the Closing Date;
          (b) All representations and warranties of Sellers in Article 3 and Article 4 other than the Seller Title Representations and the Company Title Representations, shall be true and correct in all material respects (provided, however, that any such other representation or warranty of Sellers contained in Article 3 and Article 4 that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified by materiality for purposes of this Section 7.2(b)) on and as of the Closing Date as if made on and as of such date, except (i) as affected by transactions specifically permitted by this Agreement and (ii) to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true or correct in all material respects as of such specified date;
          (c) Each Seller shall have performed, in all material respects, its respective obligations, covenants and agreements contained herein and in the Transaction Documents and required to be performed before Closing;
          (d) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement shall be effective as of the Closing;
          (e) There shall have been no event or other occurrence that, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect on the Company or either Seller;
          (f) Each Seller shall have delivered the items required to be delivered by such Seller pursuant to Section 8.2(a);
          (g) The Partnership Consulting Agreement shall remain in full force and effect without any amendment thereto or waiver of any right thereunder;
          (h) The HSR Approval shall have been obtained;
          (i) Each Required Third-Party Consent and each Required Authorization shall have been obtained and each Required Notification shall have been delivered;
          (j) The approval by the FCC of the FCC Transfer Applications shall have been obtained with respect to each Company FCC License; and
          (k) The Company LLC Agreement shall have been amended and restated in a manner acceptable to the Buyer (a) to provide that, effective upon the Closing, the FrontStreet Manager shall be removed as the manager of the Company without any further Liability of the Company to the FrontStreet Manager thereunder from and after the date thereof, (b) to provide that a designee of the Partnership shall, effective upon the Closing, be designated as the manager of the Company under the Company LLC Agreement and (c) to make such other changes to the management provisions of the Company LLC Agreement as are requested by the Buyer.

ARTICLE 8
CLOSING
     8.1 Time and Place of Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., local time, on January 2, 2008 (or on or before January 7, 2008), to be effective as of January 1, 2008 (and in any such case with a Measurement Date of December 31, 2007), or if such Closing shall not take place by January 7, 2008, on February 1, 2008 (or on or before February 5, 2008), to be effective as of February 1, 2008 (and with a Measurement Date of January 31, 2008) in the offices of Vinson & Elkins, L.L.P, Trammell Crow Center, 2001 Ross Avenue, Suite 3700, Dallas, Texas 75201 or such other time and place as the Parties agree to in writing (the “Closing Date”). Subject to the provisions of Article 9 hereof, failure to consummate the Closing on the date and at the place determined pursuant to this Section 8.1 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.
     8.2 Deliveries at Closing. At the Closing,
          (a) Sellers will:
               (i) deliver to Buyer an executed Assignment of Interests in the form attached hereto as Exhibit B (the “Assignment of Interests”) assigning the Interests to Buyer in accordance with Section 2.1;
               (ii) execute and deliver, or cause to be executed and delivered, to Buyer a certificate of each Seller’s respective officers, certifying the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b), and 7.2(c);
               (iii) deliver to Buyer a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of each Seller and each FrontStreet Company in Delaware and a certificate from the Secretary of State of the State of Kansas as to WGP-KHC’s qualification to transact business and good standing in Kansas;
               (iv) deliver to Buyer the original minute books of each FrontStreet Company;
               (v) cause the Directors, Officers and Managers of each FrontStreet Company to execute and deliver to Buyer the written resignation of each such Person in his or her capacity as such, effective concurrently with the Closing on the Closing Date; and
               (vi) deliver to Buyer a certificate of non foreign status of each Seller which meets the requirements of Treasury Regulation Section 1.1445 2(b)(2).
          (b) Buyer will:
               (i) execute and deliver to Sellers an executed counterpart of the Assignment of Interests;

               (ii) execute and deliver to Sellers a certificate of Buyer’s officers certifying the satisfaction of the conditions specified in Sections 7.1(a) and 7.1(b);
               (iii) deliver to Sellers a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of Buyer in Delaware;
               (iv) make by wire transfer those Cash payments specified in Section 2.2(a) and Section 2.2(a)(ii); and
               (v) execute and deliver to Sellers an executed counterpart of those Transaction Documents to which it is a party.
          (c) The Partnership will:
               (i) deliver to ASC, in the name of ASC, the certificates representing the Transaction Units deliverable to ASC pursuant to Section 2.2;
               (ii) deliver to Sellers a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of the Partnership in Delaware;
               (A) execute and deliver to Sellers a counterpart of the Partnership Agreement Amendment; and
               (iii) execute and deliver to Sellers an executed counterpart of those other Transaction Documents to which it is a party.
ARTICLE 9
TERMINATION
     9.1 Termination at or Prior to Closing. This Agreement may be terminated prior to Closing and the transactions contemplated hereby abandoned as follows:
          (a) Sellers and the Partnership may elect to terminate this Agreement at any time prior to the Closing by mutual written consent;
          (b) Sellers, on the one hand, or the Partnership, on the other hand, by written notice may terminate this Agreement if the Closing shall not have occurred on or before February 5, 2008; provided, however, that, if HSR Approval shall not have been obtained on or prior to such date, the Partnership and ASC shall each have the right, in its sole discretion, to extend such date to March 5, 2008 (with the Closing to be effective as of March 1, 2008 (and with a Measurement Date of February 29, 2008));
          (c) Sellers by written notice to the Partnership may terminate this Agreement at any time prior to the Closing if the Partnership or Buyer shall have breached any representations, warranties or covenants of the Partnership or Buyer herein contained in such a manner such that the conditions to Closing contained in Section 7.1(a) and 7.1(b) would not be satisfied; provided, however, if such breach may be cured by the Partnership through the use of its commercially reasonable efforts and for so long as the Partnership continues to use such efforts, Sellers may not terminate this Agreement under this Section 9.1(c) until after the applicable deadline set forth in Section 9.1(b);
          (d) The Partnership by written notice to Sellers may terminate this Agreement at any time prior to the Closing if either Seller shall have breached any representations, warranties or covenants of such Seller herein contained in such a manner such that the conditions to Closing contained in Section 7.2(a), 7.2(b) and 7.2(c) would not be satisfied; provided, however, if such breach may be cured by such Seller through the use of its commercially reasonable efforts and for so long as such Seller continues to use such efforts, Buyer may not terminate this Agreement under this Section 9.1(d) until after the applicable deadline set forth in Section 9.1(b);
          (e) The Partnership by written notice to Sellers may terminate this Agreement upon the occurrence of an event or other occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or either Seller; or
          (f) Sellers by written notice may terminate this Agreement upon the occurrence of an event or other occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Partnership or Buyer.
     Notwithstanding anything in the foregoing to the contrary, a Party that is in material breach of any provision of this Agreement shall not be entitled to terminate this Agreement except, in the case of a material breach by Sellers, with the consent of the Partnership, or in the case of a material breach by the Partnership or Buyer, with the consent of Sellers.
     9.2 Effect of Termination. If Closing does not occur as a result of a Party exercising its right to terminate pursuant to Section 9.1, then no Party shall have any further rights or obligations under this Agreement, except that (a) nothing herein shall relieve a Party from any liability for any breach of this Agreement prior to termination, and (b) the provisions of this Section 9.2, Section 10.7 and Section 11.1 shall survive any termination of this Agreement.
ARTICLE 10
INDEMNIFICATION
     10.1 Survival.
          (a) Representations and Warranties. Regardless of any investigation at any time made by or on behalf of any Party hereto or of any information any Party may have in respect thereof, each of the representations and warranties made in this Agreement or any other Transaction Document shall survive the Closing only as follows:
               (i) each of the Seller Title Representations, the Company Title Representations, and the Partnership Capitalization Representation shall terminate 30 days after the expiration of all statutes of limitations applicable to any claim of breach of such representations and warranties;

               (ii) Sellers’ representations and warranties in Section 4.5 shall terminate 30 days after the expiration of all statutes of limitations applicable to any claim of breach of such representations and warranties; and
               (iii) each of the other representations and warranties set forth in Article 3, Article 4 and Article 5 shall terminate on the first anniversary date of the Closing Date (the “Survival Date”).
          (b) Survival of Covenants. The covenants and agreements of the Parties hereto contained in this Agreement, to the extent that, by their terms, they are to be performed prior to or on the Closing Date, shall terminate on the Survival Date or, to the extent they are to be performed after the Closing, shall terminate 60 days following the expiration of all applicable statutes of limitations applicable to any Claim with respect to such covenant or agreement.
          (c) Pending Claims. Notwithstanding the foregoing, if a Claim Notice is provided in accordance with Article 10 before the termination of the applicable representation, warranty, covenant or agreement pursuant to Section 10.1(a) or Section 10.1(b), then (notwithstanding such termination) the representation, warranty, covenant or agreement giving rise to such claim will survive until, but only for the purpose of, the resolution of such claim by final, nonappealable judgment or settlement. The preceding sentence shall not be construed as authorizing a Claim Notice prior to the Closing Date, and no Claim Notice may be given until after the Closing Date.
     10.2 Indemnification by Buyer and the Partnership. Effective upon the Closing and subject to the provisions of Sections 10.1 and 10.4 and the other Sections of this Article 10, the Partnership and Buyer shall defend, indemnify and hold harmless the Sellers, their Affiliates and all of their respective managers, partners, directors, officers, and owners (collectively, the “Seller Indemnitees”) from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Seller Indemnitees as a result of or arising out of:
          (a) any breach of the Partnership Capitalization Representation;
          (b) any breach of the representations or warranties contained in Article 5, whether or not any such failure was discovered or known before or after Closing, other than the Partnership Capitalization Representation (for which indemnity is provided pursuant to Section 10.2(a)); and
          (c) any failure by the Partnership or Buyer to comply with any covenant or agreement of the Partnership or Buyer, respectively, contained in this Agreement, whether or not any such failure was discovered or known before or after Closing.
     10.3 Indemnification by Sellers.
          (a) Effective upon the Closing and subject to the provisions of Sections 10.1 and 10.4 and the other Sections of this Article 10, each Seller shall, severally and not jointly, defend, indemnify and hold harmless the Partnership, Buyer, their respective Affiliates and all of their respective managers, partners, directors, officers, and owners (collectively, the “Buyer Indemnitees”) from and against any and all Losses (up to but not exceeding the amount of the

Aggregate Consideration received by such Seller) asserted against, resulting from, imposed upon or incurred by any of the Buyer Indemnitees as a result of or arising out of:
               (i) any breach by such Seller of the Seller Title Representations; and
               (ii) any failure by such Seller to comply with any covenant or agreement of such Seller contained in this Agreement, whether or not any such failure was discovered or known before or after Closing.
          (b) Effective upon the Closing and subject to the provisions of Sections 10.1 and 10.4 and the other Sections of this Article 10, each Seller shall, jointly and severally, defend, indemnify and hold harmless the Buyer Indemnitees from and against all Losses asserted against, resulting from, imposed upon or incurred by any of the Buyer Indemnitees as a result of or arising out of:
               (i) any breach of the Company Title Representations;
               (ii) any breach of any of the representations or warranties contained in Article 4 of this Agreement other than the Company Title Representations (for which indemnity is provided pursuant to Section 10.3(b)(i)); and
               (iii) any failure to obtain any Release pursuant to Section 6.6(b) and any Claim for indemnification by a current or former manager, director, employee or officer of either FrontStreet Company related to or arising out of or based upon such director’s or officer’s activities as such prior to the Closing, whether such Claim is made under the Organizational Documents of either FrontStreet Company, under any Contract or otherwise.
          (c) Effective upon the Closing and subject to the provisions of Sections 10.1 and 10.4 and the other Sections of this Article 10, ASC shall defend, indemnify and hold harmless the Buyer Indemnitees from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Buyer Indemnitees as a result of or arising out of:
               (i) any Aggregate Consideration Deficit;
               (ii) any Third-Party Debt (other than Third-Party Debt incurred to fund Required Capital Expenditures), Expenses, Change of Control Amounts and Severance Adjustment Amounts that do not result in a reduction in the Aggregate Consideration pursuant to Section 2.3; and
               (iii) any Buyer Indemnified Taxes.
     10.4 Certain Limitations. The rights of Buyer Indemnitees and Seller Indemnitees to indemnification under this Article 10 shall be limited as provided in Section 10.5 and as follows:
          (a) No Claim Notice for indemnification may be provided with respect to any Claim for breach of a representation, warranty, covenant or other agreement in this Agreement beyond the survival period specified in Section 10.1; provided, however, that for purposes hereof, a second Claim Notice delivered pursuant to Section 10.5(c) shall be deemed to have been delivered at the same time as the initial Claim Notice to which the Claim relates.
          (b) The aggregate liability of each Seller pursuant to Section 10.3(a) and Section 10.3(b)(i), together with all Losses recovered by the Buyer Indemnitees under Section 10.3(a) and Section 10.3(b)(i), shall not exceed the amount of the Aggregate Consideration received by such Seller.
          (c) The recovery of Losses by any Buyer Indemnitee pursuant to Section 10.3(b)(ii) and Section 10.3(b)(iii), together with all Losses recovered by other Buyer Indemnitees under such provisions, shall be limited to an aggregate of $15,000,000, and the aggregate liability of each Seller pursuant to Section 10.3(b)(ii) and Section 10.3(b)(iii) shall not exceed such Seller’s Pro Rata Share of $15,000,000.
          (d) The recovery of Losses by any Seller Indemnitee pursuant to Section 10.2(a) and Section 10.2(b), together with all Losses recovered by other Seller Indemnitees under such provisions, shall be limited to an aggregate of $15,000,000.
          (e) No Buyer Indemnitee shall be entitled to recover Losses pursuant to Section 10.3(b)(i) or Section 10.3(b)(ii) and no Seller Indemnitee shall be entitled to recover losses pursuant to Section 10.2(b), unless:
               (i) the Buyer Indemnitees, collectively, or the Seller Indemnitees, collectively, shall have suffered or incurred aggregate Losses otherwise recoverable under this Article 10 in an amount in excess of the Deductible, and then recovery shall be permitted only to the extent such Losses exceed $500,000 (i.e., $500,000 of the Deductible shall be recoverable); and
               (ii) after the Deductible has been met, the Buyer Indemnitees, collectively, or the Seller Indemnitees, collectively, shall have suffered or incurred Losses with respect to the individual Claim or series of related Claims that arise out of substantially the same facts and circumstances for which recovery is sought in excess of $50,000, in which case the full amount of such Losses shall be recoverable, subject to the limitations imposed by the other provisions of this Section 10.4.
Notwithstanding the foregoing, any claim for indemnification (and the Losses recoverable therefrom) that may be brought under both (A) Section 10.3(b)(i) and/or Section 10.3(b)(iii), on the one hand, and (B) any other subsection of Section 10.3, on the other hand, shall not be subject to any limitation specified in this Section 10.4(e).
          (f) Notwithstanding anything to the contrary in this Agreement:
               (i) For purposes of determining whether a representation or warranty contained herein, other than those set forth in Sections 4.12, 4.16, 5.3 and 5.4, has been breached for purposes of this Article 10 and determining the amount of Losses suffered thereby by any Buyer Indemnitee or Seller Indemnitee, as the case may be, each representation and warranty set forth in this Agreement (other than as aforesaid), and any qualification with respect to any such representation or warranty set forth in the Disclosure Schedule in the case of representations or warranties by Sellers, shall be read without regard or giving effect to any “material,” “materiality,” “Material Adverse Effect,” and “substantial” qualifications that may be contained in any such representation or warranty; provided, however, that the defined term “Material Contract” and all “material,” “materiality,” “Material Adverse Effect,” and “substantial” qualifications that are contained in any defined term shall be given effect;
               (ii) No investigation or knowledge of any Party, whenever undertaken or however obtained, shall limit such Party’s right to indemnification hereunder in any manner; and
               (iii) The provisions of this Article 10 shall apply in such a manner as not to give duplicative effect to any item of adjustment and if there has been an adjustment to the Aggregate Consideration for any Loss, there shall not be any charge against the Deductible and no Indemnitee may claim a breach of any representation or warranty with respect to any Loss that gave rise to such adjustment in the Aggregate Consideration pursuant to Section 2.3 to the extent of the amount of such Loss given effect in such adjustment to the Aggregate Consideration.
          (g) The amount of Losses required to be paid pursuant to this Article 10 shall be reduced to the extent of any tax benefits actually realized, or insurance proceeds directly or indirectly received by the Indemnified Party.
          (h) Any Losses required to be paid by ACS hereunder may be paid in cash or in Transaction Units (valued at the Trailing Average Price as determined as of the date of payment of such Losses).
     10.5 Notice of Asserted Liability; Opportunity to Defend; Third Person Covered Claims.
          (a) All claims for indemnification hereunder shall be asserted and handled pursuant to this Section 10.5. Any Person claiming indemnification hereunder is referred to herein as the “Indemnified Party” or “Indemnitee” and any Person against whom such claims are asserted hereunder is referred to herein as the “Indemnifying Party” or “Indemnitor.”
          (b) If any Claim is asserted against or any Loss is sought to be collected from an Indemnifying Party, the Indemnified Party shall with reasonable promptness (and in any event prior to the expiration of the relevant survival period set forth in Section 10.1(a)) provide to the Indemnifying Party a Claim Notice. The failure to notify the Indemnifying Party shall not relieve it of any liability that it may have to any Indemnified Party with respect to such Claim or Loss except to the extent the Indemnifying Party shall have been prejudiced by such failure or to the extent the Claim Notice was provided after the expiration of the relevant survival period set forth in Section 10.1.
          (c) Notwithstanding anything to the contrary in this Agreement, if any Buyer Indemnitee asserts a Claim against or seeks to collect any Loss from an Indemnifying Party in respect of a Claim or Loss arising out of any breach of a representation or warranty for which WGP-KHC has a right to indemnification or reimbursement from any Third Person under any one or more of the Amoco Agreements (a “Covered Third Person Claim”), then, the Buyer

Indemnitee shall, promptly following the time at which it submits a Claim Notice to the Indemnifying Party pursuant to this Section 10.5, cause WGP-KHC to assert a Claim for indemnification or reimbursement against such Third Person pursuant to and in accordance with the applicable Contract(s) under which such right(s) arise(s); provided, however, that the failure to initiate such Claim promptly shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party with respect to such Claim or Loss except to the extent the Indemnifying Party shall have been prejudiced by such failure. If the Third Person rejects or denies liability for a Covered Third Person Claim, or otherwise fails to satisfy in full the Covered Third Person Claim on or before the date that is 60 days after the initial Claim Notice is delivered to Sellers (the “Applicable Time Period”), then the Buyer Indemnitee may thereafter pursue the Claim against the Indemnifying Party pursuant to this Article 10 by submitting a second Claim Notice to the Indemnifying Party within 60 days after any such rejection, denial or failure, notifying the Indemnifying Party thereof, in which case time periods specified in this Section 10.5 in connection therewith shall be deemed to have been tolled during the Applicable Time Period and through the delivery of the second Claim Notice.
          (d) The Indemnifying Party shall have 30 days from receipt of the initial Claim Notice (the “Notice Period”) to notify the Indemnified Party in writing (i) whether or not the Indemnifying Party disputes the liability to the Indemnified Party hereunder with respect to the Claim or Loss, (ii) in any case in which Losses are asserted against or sought to be collected from an Indemnifying Party by an Indemnified Party, whether or not the Indemnifying Party desires at its own sole cost and expense to attempt to remedy such Losses or (iii) in any case in which Claims are asserted against or sought to be collected from an Indemnified Party by a Third Person (“Third Person Claim”), whether or not the Indemnifying Party desires at its own sole cost and expense to defend the Indemnified Party against such Third Person Claim.
          (e) If the Indemnifying Party satisfies in full any Covered Third Person Claim, then (1) from and after the date thereof, the Indemnifying Party shall be subrogated to WGP-KHC’s rights to indemnification or reimbursement under the applicable Amoco Agreement with respect to such Covered Third Person Claim, (2) Buyer shall cause WGP-KHC to assign its rights to indemnification or reimbursement, as the case may be, under the applicable Amoco Agreement to the Indemnifying Party, and (3) Buyer shall cause WGP-KHC to cooperate with the Indemnifying Party in seeking to enforce any such rights and to collect any Losses relating to the Covered Third Person Claim, provided that the Indemnifying Party reimburses WGP-KHC for all costs and expenses incurred in connection therewith promptly following the receipt of a request for reimbursement therefor.
          (f) Except as otherwise provided in Section 6.8(a), if the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Person Claim, the Indemnifying Party shall have the right to defend all appropriate Proceedings with counsel of its own choosing (but reasonably satisfactory to the Indemnified Party) and such Proceedings shall be diligently prosecuted by it to settlement or a final conclusion. If the Indemnified Party desires to participate in any such defense or settlement, other than at the request of the Indemnifying Party, it may do so at its sole cost and expense. If the Indemnified Party joins in defending in any such Third Person Claim, the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto. If the Indemnifying Party elects not to defend the Indemnified Party against a Third

Person Claim or does not provide an answer within the Notice Period, the Indemnified Party shall be entitled to assume the defense of all appropriate Proceedings related thereto with counsel of its choosing and the Indemnifying Party shall be responsible for paying for counsel for the Indemnified Party if they are otherwise entitled to indemnification with respect to such matter. If a Proceeding is asserted against both the Indemnifying Party and the Indemnified Party and there are one or more defenses available to the Indemnified Party that are not available to the Indemnifying Party or there is a conflict of interest that renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying for separate counsel for the Indemnified Party; provided, however, that, if there is more than one Indemnified Party, the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys (in addition to local counsel) to represent the Indemnified Parties, regardless of the number of Indemnified Parties. No compromise or settlement of any Proceeding may be effected by the Indemnifying Party without the Indemnified Party’s written consent unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement includes the granting by each claimant or plaintiff to each Indemnified Party of an unconditional release from all liability in respect of such Third Person Claim and the related Proceeding.
          (g) If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel, at the cost and expense of the Indemnifying Party, in contesting any Third Person Claim, in making any counterclaim against the Third Person asserting the Third Person Claim or in making any cross-complaint against any Person. Notwithstanding anything to the contrary contained in this Agreement, no Third Person Claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.
          (h) The costs and expenses of a Buyer Indemnitee or Seller Indemnitee, including the fees, costs and expenses of its separate counsel, experts (including expert witnesses), consultants and any other representatives engaged by it, incurred in connection with the defense and settlement or final resolution of any Third Person Claim as to which such Buyer Indemnitee or Seller Indemnitee, as the case may be, has the right to control shall be treated as “Losses” for all purposes hereunder.
     10.6 Exclusive Remedy. AS BETWEEN THE BUYER INDEMNITEES AND SELLERS, ON ONE HAND, AND THE SELLER INDEMNITEES AND THE PARTNERSHIP OR BUYER, ON THE OTHER, AFTER CLOSING, OTHER THAN WITH RESPECT TO CLAIMS FOR FRAUD, (A) THE PROVISIONS SET FORTH IN THIS ARTICLE 10 SHALL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES WITH RESPECT TO THIS AGREEMENT, THE EVENTS GIVING RISE THERETO, AND THE TRANSACTIONS PROVIDED FOR HEREIN OR CONTEMPLATED HEREBY AND EXCEPT AS OTHERWISE PROVIDED IN THIS ARTICLE 10 THE BUYER INDEMNITEES RELEASE THE SELLER INDEMNITEES FROM ANY LIABILITIES OF ANY KIND WHATSOEVER ARISING AT ANY TIME IN CONNECTION IN ANY WAY WHATSOEVER WITH THE FRONTSTREET COMPANIES AND ARISING UNDER ANY ENVIRONMENTAL LAWS OR WITH REGARD TO ANY HAZARDOUS MATERIALS OR ENVIRONMENTAL CONDITIONS AND (B) NO PARTY OR ANY OF ITS SUCCESSORS

OR ASSIGNS SHALL HAVE ANY RIGHTS AGAINST ANY OTHER PARTY OR ITS AFFILIATES OTHER THAN AS IS EXPRESSLY PROVIDED IN THIS ARTICLE 10.
     10.7 Limitation on Damages. SUBJECT TO SECTION 10.6 NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE AFTER THE CLOSING TO ANY OTHER PARTY, OR TO ANY INDEMNITEE, UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, REMOTE, SPECULATIVE, OR SPECIAL DAMAGES, AND NO CLAIM SHALL BE MADE OR AWARDED AGAINST ANY PARTY, FOR ANY SUCH DAMAGES; PROVIDED, HOWEVER, SUBJECT TO THE LIMITATIONS IN SECTION 10.4, THIS SECTION 10.7 SHALL NOT LIMIT THE RIGHT OF THE BUYER TO RECOVER ANY LOSS TO THE EXTENT (a) ACTUALLY SUFFERED, INCURRED OR PAID BY THE BUYERS TO ANY THIRD PARTY OR WITH RESPECT TO ANY THIRD PARTY OBLIGATION OR (b) ARISING OR RESULTING FROM A BREACH OF SECTION 4.12 OR SECTION 4.16.
     10.8 Bold and/or Capitalized Letters. THE PARTIES ACKNOWLEDGE THAT THE BOLD AND CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.
ARTICLE 11
MISCELLANEOUS PROVISIONS
     11.1 Expenses. Each Party will bear its own respective costs and expenses (including legal fees and expenses) incurred in connection with the negotiation of this Agreement and the transactions contemplated hereby.
     11.2 Assignment. No Party may assign this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Parties; provided, however, that without the consent of Sellers, Buyer may, without relieving Buyer from its liabilities or obligations hereunder, (a) assign this Agreement, and its rights and obligations hereunder, to an Affiliate of Buyer or to an entity formed, controlled and primarily owned by Buyer, (b) collaterally assign this Agreement to any entity providing financing to Buyer or (c) both.
     11.3 Entire Agreement, Amendments and Waiver. This Agreement (together with any Exhibits and schedules hereto) and all certificates, documents, instruments and writings that are delivered pursuant hereto contain the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof other than the Confidentiality Agreement which is hereby ratified by Buyer, as if Buyer were a party thereto, and shall hereafter bind the Partnership and Buyer, as well as the parties thereto. This Agreement may be amended, superseded or canceled only by a written instrument duly executed by Sellers, the Partnership, Buyer and, if affected thereby, Aircraft Services Corporation, specifically stating that it amends, supersedes or cancels this Agreement. Any of the terms of this Agreement and any condition to a Party’s obligations hereunder may be waived only in writing by that Party specifically stating that it waives a term or condition hereof. No waiver by a Party of any one or more conditions or defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided.
     11.4 Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
     11.5 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     11.6 Governing Law and Dispute Resolution.
          (a) Governing Law. This Agreement shall be governed by, enforced in accordance with, and interpreted under, the Laws of the State of New York, without reference to applicable principles of conflicts of Laws.
          (b) Consent to Jurisdiction. The Parties hereby irrevocably submit to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, and appropriate courts of appeal therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection that they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to confer, and shall not confer, consent to jurisdiction with respect to any other dispute in which a Party to this Agreement may become involved.
          (c) Settlement Proceedings. All aspects of any settlement proceedings, including discovery, testimony and other evidence, negotiations and communications pursuant to this Section 11.6, briefs and the award shall be held confidential by each Party, and shall be treated as compromise and settlement negotiations for the purposes of the federal and state rules of evidence.
     11.7 Notices and Addresses. Any notice, request, instruction, waiver or other communication to be given hereunder by any Party shall be in writing and shall be considered duly delivered if personally delivered, mailed by certified mail with the postage prepaid (return receipt requested), sent by messenger or overnight delivery service, or sent by facsimile to the addresses of the Parties as follows:

THE PARTNERSHIP or BUYER:
Regency Energy Partners LP
1700 Pacific Avenue, Suite 2900
Dallas, Texas 75201
Telephone: 214-239-0053
Facsimile: 214-750-1749
Attention: Chief Legal Officer
With a copy to (which shall not constitute notice):
Vinson & Elkins LLP
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
Telephone: 214-220-7781
Facsimile: 214-999-7781
Attention: Rodney L. Moore, Esq.
SELLERS:
ASC Hugoton LLC c/o GE Energy Financial Services
120 Long Ridge Road
Stamford, CT 06927
Attn: Portfolio Manager — Kansas Hugoton
Fax: 203 961 5818
With a copy to (which shall not constitute notice)
GE Energy Financial Services
120 Long Ridge Road
Stamford, CT 06927
Attn: Legal Department
Fax: 203 357 6632
FrontStreet EnergyOne LLC
31 Swift’s Lane
Darien, CT 06820
Facsimile: 203 656 0937
Attention: David C. Crikelair
With a copy to:
FrontStreet EnergyOne LLC
11441 Whippoorwill Road
Houston, TX 77024
Facsimile: 713 984 2801
Attention: Thomas P. Dougherty, Jr.

     or at such other address as a Party may designate by written notice to the other Parties in the manner provided in this Section 11.7. Notice by mail shall be deemed to have been given and received on the third day after posting. Notice by messenger, overnight delivery service, facsimile transmission or personal delivery shall be deemed given on the date of actual delivery.
     11.8 Press Releases. Except as may otherwise be required by securities Laws and public announcements or disclosures that are, in the reasonable opinion of the Party proposing to make the announcement or disclosure, legally required to be made, there shall be prior to Closing no press release or public communication concerning the transactions contemplated by this Agreement by any Party except with the prior written consent of the Party not originating such press release or communication, which consent shall not be unreasonably withheld or delayed. Prior to Closing, the Partnership and Sellers will consult in advance on the necessity for, and the timing and content of, any communications to be made to the public and, subject to legal constraints, to the form and content of any application or report to be made to any Governmental Authority that relates to the transactions contemplated by this Agreement.
     11.9 Offset. Nothing contained herein shall impair or constitute a waiver of any right of offset or setoff for any Party.
     11.10 No Partnership; Third Party Beneficiaries. Nothing in this Agreement shall be deemed to create a joint venture, partnership, tax partnership, or agency relationship between the Parties. Nothing in this Agreement shall provide any benefit to any Third Person or entitle any Third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third party beneficiary contract; provided, however, that the indemnification provisions of Article 10 shall inure to the benefit of the Buyer Indemnitees and the Seller Indemnitees as provided therein.
     11.11 Negotiated Transaction. The Parties, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted by all Parties and no presumption or burden of proof shall arise favoring or burdening any Party hereto by virtue of the authorship of any of the provisions of this Agreement.
     11.12 Disclosure Schedules. The information in the Disclosure Schedules constitutes (a) exceptions or qualifications to particular representations, warranties, covenants and obligations of Sellers as set forth in this Agreement or (b) descriptions or lists of assets and liabilities and other items referred to in this Agreement. The Disclosure Schedules shall not be construed as indicating that any disclosed information is required to be disclosed, and no disclosure shall be construed as an admission that such information is material to, or required to be disclosed by, Sellers. Capitalized terms used in the Disclosure Schedules that are not defined therein are defined in this Agreement shall have the meanings given to them in this Agreement. The statements in the Disclosure Schedules relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provisions in this Agreement, unless its applicability to another Section of this Agreement is readily apparent.

     11.13 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     11.14 Specific Performance. The Parties recognize that, if any Party should refuse to perform under the provisions of this Agreement, monetary damages alone may not be adequate. The Parties shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to seek specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, the Parties hereby waive the defense that there is an adequate remedy at law.
     11.15 Affiliate Liability.
          (a) Each of the following is herein referred to as a “Buyer Affiliate”: (i) any direct or indirect holder of the Common Units, Subordinated Units, General Partner Units or other Equity Interests in the Partnership or Buyer (whether limited or general partners, members, stockholders or otherwise), and (ii) any director, officer, manager, employee, representative or agent of (A) the Partnership, the Managing General Partner or Buyer or any Subsidiary of any of them or (B) any Person who directly or indirectly controls the Partnership or Buyer. Except to the extent that a Buyer Affiliate is an express signatory thereto or an express assignee of the Partnership or Buyer, no Buyer Affiliate shall have any liability or obligation to Sellers of any nature whatsoever in connection with or under this Agreement, any of the Transaction Documents or the transactions contemplated herein or therein, and each Seller on behalf of itself and each FrontStreet Company and Affiliate of such Seller hereby waives and releases all claims of any such liability and obligation. Notwithstanding the foregoing, neither Sellers nor Aircraft Services Corporation shall be deemed an Affiliate of the Partnership.
          (b) Each of the following is herein referred to as a “Seller Affiliate”: (A) any direct or indirect holder of Equity Interests in the Sellers (whether limited or general partners, members, stockholders or otherwise), other than Aircraft Services Corporation, and (B) any partner, member, shareholder, director, officer, manager, employee, representative or agent of (1) Sellers or either FrontStreet Company or any Subsidiary of either of them or (2) any Person, other than Aircraft Services Corporation, who directly or indirectly controls either Seller. Except to the extent that a Seller Affiliate is an express signatory thereto or an express assignee of a Seller, no Seller Affiliate shall have any liability or obligation to the Partnership, Buyer or any Buyer Indemnitee of any nature whatsoever in connection with or under this Agreement, any of the Transaction Documents or the transactions contemplated herein or therein, and the Partnership and Buyer on behalf of themselves and the Buyer Affiliates hereby waive and release all claims of any such liability and obligation.
     11.16 No Waiver of Claims for Fraud. The liability of any Party under Article 10 shall be in addition to, and not exclusive of, any other liability that such Party may have at law or equity based on such Party’s fraudulent acts or omissions. None of the provisions set forth in this Agreement shall be deemed a waiver by any Party of any right or remedy that such Party may have at law or equity based on any other Party’s fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim for fraud, (b) the time period during which a claim for fraud may be brought, or (c) the recourse which any such Party may seek against another Party with respect to a claim for fraud; provided, however, that with respect to such rights and remedies at law or equity, the Parties further acknowledge and agree that none of the provisions of this Section 11.16 shall be deemed a waiver of any defenses that may be available in respect of actions or claims for fraud, including defenses of statutes of limitations or limitations of damages.
     11.17 No Recovery. Sellers shall not be entitled to, and effective as of the Closing do hereby waive any rights to, indemnification or contribution from each FrontStreet Company for any Losses that it is obligated to pay pursuant to any Claim brought by a Buyer Indemnitee. If any right of indemnification or contribution from either FrontStreet Company under the Organizational Documents of such FrontStreet Company relating to a Claim is ultimately determined to be unwaivable, Sellers shall indemnify the Buyer or the applicable FrontStreet Company to the full extent of such recovery. Sellers hereby waive and release any and all rights that it may have to assert claims of indemnification or contribution against either FrontStreet Company under this Agreement, any other Transaction Document, any other Contract or any provision of its Organizational Documents for any Losses that Sellers are obligated to pay pursuant to any Claim brought by a Buyer Indemnitee.
[SIGNATURE PAGES FOLLOW]

     THE PARTIES HAVE signed this Agreement as of the date first set forth above.
BUYER:
REGENCY GAS SERVICES LP

By:	Regency OLP GP LLC, its general partner

By:	/s/ Richard D. Moncrief
Richard D. Moncrief
Vice President
THE PARTNERSHIP:
REGENCY ENERGY PARTNERS LP

By:	Regency GP LP, its general partner
By:	Regency GP LLC, its general partner

By:	/s/ Richard D. Moncrief
Richard D. Moncrief
Executive Vice President and Chief Operating Officer
Signature Page to Contribution Agreement

SELLERS:

ASC HUGOTON LLC

By:	AIRCRAFT SERVICES CORPORATION, Its Sole Member and Manager

By:	/s/ Tyson R. Yates Tyson R. Yates
Vice President

FRONTSTREET ENERGYONE LLC

By:	/s/ Thomas P. Dougherty, Jr.

Thomas P. Dougherty, Jr.
Manager

And:

By:	/s/ David C. Crikelair

David C. Crikelair
Manager

Parent:

AIRCRAFT SERVICES CORPORATION
(solely for purposes of Section 2.3(g) hereof)

By:	/s/ Tyson R. Yates

Tyson R. Yates
Vice President
Signature Page to Contribution Agreement

Exhibit A
Release
[See Attached]
Exhibit A-1

EXHIBIT A
MUTUAL RELEASE
(INDIVIDUAL)
     This Mutual Release (the “Release”) is entered into as of the 10th day of December, 2007, by and among [                    ] in all capacities, including without limitation in his, her or its capacity as a direct or indirect owner of an Equity Interest in any FrontStreet Company (as hereinafter defined) and/or as a director, officer, partner, member, manager, shareholder and/or employee of ASC Hugoton LLC, a Delaware limited liability company (“ASC”), FrontStreet Hugoton, LLC, a Delaware limited liability company (“FrontStreet”), WGP-KHC LLC, a Delaware limited liability company and wholly owned subsidiary of FrontStreet (“WGP-KHC” and, together with FrontStreet, each a “FrontStreet Company” and collectively the “FrontStreet Companies”), FrontStreet EnergyOne LLC, a Delaware limited liability company (“EnergyOne”), and/or FrontStreet Partners LLC, a Delaware limited liability company (“FrontStreet Manager”) (the “Releasing Party”), on the one hand, and the FrontStreet Companies, Regency GP LLC, a Delaware limited liability company (“GP Parent”), Regency GP LP, a Delaware limited partnership (“Regency GP”), Regency Energy Partners LP, a Delaware limited partnership (“Regency”), and Regency Gas Services LP, a Delaware limited partnership and wholly owned subsidiary of Regency (“Gas Services” and, together with Regency, the “Buyers”), on the other.
RECITALS
     WHEREAS, Buyers, ASC and EnergyOne are parties to that certain Contribution Agreement, dated as of December 10, 2007 (the “Contribution Agreement”); and
     WHEREAS, to induce Buyers to enter into and perform their respective obligations under the Contribution Agreement, the Releasing Party has agreed to execute, deliver and perform its obligations under this Release and it is a condition to the execution of the Contribution Agreement by Buyers that Buyers, GP Parent, Regency GP, the Releasing Party and the FrontStreet Companies enter into this Release at or prior to execution of the Contribution Agreement.
     NOW, THEREFORE, in consideration of the above premises, the mutual covenants herein contained and for other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged), the parties agree as follows:
1. Release of the Company Group. Effective as of the Closing under the Contribution Agreement and without any further action by any party hereto:
     (a) Subject to Section 1(d), the Releasing Party, for himself, herself or itself and for his, her or its estate, executors, heirs, representatives and assigns, hereby finally, unconditionally, irrevocably and absolutely forever releases, acquits, remises and discharges:
          (1) Buyers, GP Parent, Regency GP, each of their respective Affiliates controlled by Regency, each FrontStreet Company and each of their respective individual, joint or mutual, past, present and future officers, directors, shareholders, members, managers, partners
Exhibit A-2

and employees, and all of the foregoing persons’ predecessors, successors, assigns, agents and representatives (collectively, the “Company Group”), from any and all Claims that the Releasing Party may now have, have ever had, or that might subsequently accrue to the Releasing Party, including without limitation any Claims (i) that may be asserted derivatively, whether on behalf of any FrontStreet Company or otherwise, against any current or former officer, director, partner, member, manager, shareholder or employee of any member of the Company Group, including without limitation with respect to the negotiation, execution and delivery of the Contribution Agreement or any other Transaction Document or otherwise related to the transactions contemplated thereby, (ii) relating to breach of fiduciary duty, (iii) relating to breach of or arising pursuant to rights under the Organizational Documents of any FrontStreet Company, (iv) relating to requests for information or any failure to provide required reports or complete or correct information to the Releasing Party, or any officers and/or directors of any FrontStreet Company, (v) relating to the operation or management of any FrontStreet Company by the officers, directors, members, managers and Affiliates of such FrontStreet Company, or (vi) relating to any failure of any FrontStreet Company to offer the Releasing Party the right to acquire any additional Equity Interests of any member of the Company Group or any violation of any preemptive rights of the Releasing Party; and
          (2) each agent, consultant, advisor, fiduciary and other representative (including legal counsel, accountants and financial advisors) of each FrontStreet Company (the “Extended Company Parties”) from and against any and all Claims that the Releasing Party may now have, have ever had, or that might subsequently accrue to the Releasing Party that may be asserted derivatively, whether on behalf of any FrontStreet Company or otherwise, against any Extended Company Party to the extent arising as a result of or in connection with or related to the negotiation, execution and delivery of the Contribution Agreement or any other Transaction Document or otherwise related to the transactions contemplated thereby ((1) and (2), collectively, the “Releasing Party Released Claims”).
     (b) THE RELEASE IN SECTION 1(a) IS SPECIFICALLY INTENDED TO OPERATE AND BE APPLICABLE EVEN IF IT IS ALLEGED, CHARGED OR PROVEN THAT ALL OR SOME OF THE CLAIMS OR DAMAGES RELEASED WERE SOLELY AND COMPLETELY CAUSED BY ANY ACTS OR OMISSIONS, WHETHER NEGLIGENT, GROSSLY NEGLIGENT, INTENTIONAL OR OTHERWISE, OF OR BY THE COMPANY GROUP OR ANY EXTENDED COMPANY PARTY.
     (c) The Releasing Party represents and warrants that the Releasing Party has not transferred, pledged, assigned or otherwise hypothecated to any other Person all or any portion of any Releasing Party Released Claims (or any Claims that would constitute Releasing Party Released Claims but for any such transfer, pledge or assignment) or any rights or entitlements with respect thereto and the execution and delivery of this Release does not violate or conflict with the terms of any contract, agreement or other instrument to which the Releasing Party is a party or by which the Releasing Party otherwise is bound.
     (d) (i) Nothing contained in this Release is intended to, nor does it, limit, impair or otherwise modify or affect any rights of the Releasing Party or the obligations of Buyers or any FrontStreet Company expressly set forth in or contemplated under the Contribution Agreement or any other Transaction Document and any facts, circumstances or Claims to the extent entitling
Exhibit A-3

the Releasing Party to any recovery under the Contribution Agreement or any other Transaction Document.
          (ii) Nothing contained in this Release is intended to, nor does it, limit, impair or otherwise modify or affect any rights of the Releasing Party or the obligations of any member of the Company Group, other than Buyers, GP Parent, Regency GP, each of their respective Affiliates controlled by Regency and the FrontStreet Companies, with respect to any Claim the Releasing Party may have against such Person to the extent (A) such Claim is independent of such Person’s actions in his, her or its capacity as an officer, director, partner, member, manager, shareholder or employee of any FrontStreet Company or any of its respective Affiliates and (B) neither Buyers, GP Parent, Regency GP nor any of their respective Affiliates controlled by Regency or any FrontStreet Company has any direct or indirect liability with respect to such Claim.
          (iii) Furthermore, none of the provisions set forth in this Release shall be deemed a waiver by the Releasing Party of any right or remedy that the Releasing Party may have, at law or in equity, based on fraudulent acts or omissions of any member of the Company Group or any Extended Company Party in connection with the transactions contemplated by the Contribution Agreement, nor shall any such provisions limit, or be deemed to limit, (A) the amounts of recovery sought or awarded in any such claim for fraud, (B) the time period during which a claim for fraud may be brought, or (C) the recourse that the Releasing Party may seek against any member of the Company Group or any Extended Company Party with respect to a claim for fraud.
     (e) The Releasing Party acknowledges and agrees that the provisions of Section 1(a) are valid, fair, adequate and reasonable and were agreed to with his, her or its full knowledge and consent, were not procured through fraud, duress or mistake and have not had the effect of misleading, misinforming or failing to inform the Releasing Party.
     (f) The Releasing Party hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Claim or demand, or commencing, instituting or causing to be commenced, or assisting any party in the commencement of any action, proceeding, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) of any kind against any member of the Company Group or any Extended Company Party based upon any Releasing Party Released Claims released or purported to be released hereby. The Releasing Party understands and agrees that he, she or it is expressly waiving all Claims against the Company Group and the Extended Company Parties covered by this Release, including, but not limited to, those Claims that it may not know of or suspect to exist, which if known, may have materially affected the decision to provide this Release, and the Releasing Party expressly waives any rights under applicable law that provide to the contrary.
2. Release of the Releasing Party Group. Effective as of the Closing under the Contribution Agreement and without any further action by any party hereto:
     (a) Subject to Section 2(d), each Buyer, GP Parent, Regency GP and each FrontStreet Company, for itself and for its past, present and future officers, directors, shareholders, members,
Exhibit A-4

managers, partners, employees and all of the foregoing persons’ predecessors, successors, assigns, agents and representatives (collectively the “FrontStreet Releasors”), hereby finally, unconditionally, irrevocably and absolutely forever releases, acquits, remises and discharges:
          (1) The Releasing Party and the Releasing Party’s executors, heirs, estate, legal representatives, assigns and agents (collectively, the “Releasing Party Group”) from any and all Claims that any FrontStreet Releasor may now have, has ever had, or that might subsequently accrue to any of them, including without limitation any Claims (i) with respect to the negotiation, execution and delivery of the Contribution Agreement or any other Transaction Document or otherwise related to the transactions contemplated thereby, (ii) relating to a breach of fiduciary duty or (iii) relating to the operation or management of any FrontStreet Company; and
          (2) each agent, consultant, advisor, fiduciary and other representative (including legal counsel, accountants and financial advisors) of the Releasing Party (the “Extended Released Parties”) from and against any and all Claims that any FrontStreet Company may now have, has ever had, or that might subsequently accrue to the FrontStreet Releasors that may be asserted derivatively, against any Extended Released Party to the extent arising as a result of or in connection with or related to the negotiation, execution and delivery of the Contribution Agreement or any other Transaction Document or otherwise related to the transactions contemplated thereby ((1) and (2), collectively, the “FrontStreet Released Claims”).
     (b) THE RELEASE IN SECTION 2(a) IS SPECIFICALLY INTENDED TO OPERATE AND BE APPLICABLE EVEN IF IT IS ALLEGED, CHARGED OR PROVEN THAT ALL OR SOME OF THE CLAIMS OR DAMAGES RELEASED WERE SOLELY AND COMPLETELY CAUSED BY ANY ACTS OR OMISSIONS, WHETHER NEGLIGENT, GROSSLY NEGLIGENT, INTENTIONAL OR OTHERWISE, OF OR BY THE RELEASING PARTY OR ANY EXTENDED RELEASED PARTY.
     (c) The FrontStreet Releasors represent and warrant that none of them has transferred, pledged, assigned or otherwise hypothecated to any other Person all or any portion of any FrontStreet Released Claims (or any Claims that would constitute FrontStreet Released Claims but for any such transfer, pledge or assignment) or any rights or entitlements with respect thereto and the execution and delivery of this Release does not violate or conflict with the terms of any contract, agreement or other instrument to which any FrontStreet Releasor is a party or by which it otherwise is bound.
     (d) (i) Nothing contained in this Release is intended to, nor does it, limit, impair or otherwise modify or affect any rights of any FrontStreet Releasor or any obligations of the Releasing Party Group expressly set forth in or contemplated by the Contribution Agreement or any other Transaction Document and any facts, circumstances or Claims to the extent entitling any FrontStreet Releasor to any recovery under the Contribution Agreement or any other Transaction Document.
          (ii) Nothing contained in this Release is intended to, nor does it, limit, impair or otherwise modify or affect any rights of the FrontStreet Releasors or the obligations of any member of the Releasing Party Group, other than the Releasing Party, with respect to any Claim
Exhibit A-5

the FrontStreet Releasors may have against such Person to the extent (A) such Claim is independent of such Person’s actions in his, her or its capacity as an executor, heir or legal representative of the Releasing Party and (B) the Releasing Party does not have any direct or indirect liability with respect to such Claim.
          (iii) Furthermore, none of the provisions set forth in this Release shall be deemed a waiver by any FrontStreet Releasor of any right or remedy that such FrontStreet Releasor may have, at law or in equity, based on fraudulent acts or omissions of any member of the Releasing Party Group or any of the Extended Released Parties in connection with the transactions contemplated by the Contribution Agreement, nor shall any such provisions limit, or be deemed to limit, (A) the amounts of recovery sought or awarded in any such claim for fraud, (B) the time period during which a claim for fraud may be brought, or (C) the recourse that any FrontStreet Releasor may seek against any member of the Releasing Party Group or any of the Extended Released Parties with respect to a claim for fraud.
     (e) The FrontStreet Releasors acknowledge and agree that the provisions of Section 2(a) are valid, fair, adequate and reasonable and were agreed to with their full knowledge and consent, were not procured through fraud, duress or mistake and have not had the effect of misleading, misinforming or failing to inform any FrontStreet Releasor.
     (f) Each FrontStreet Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Claim or demand, or commencing, instituting or causing to be commenced, or assisting any party in the commencement of any action, proceeding, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) of any kind against any member of the Releasing Party Group or any of the Extended Released Parties based upon any FrontStreet Released Claims released or purported to be released hereby. The FrontStreet Releasors understand and agree that each of them is expressly waiving all Claims against the Releasing Party Group and the Extended Released Parties covered by this Release, including, but not limited to, those Claims that it may not know of or suspect to exist, which if known, may have materially affected the decision to provide this Release, and each FrontStreet Releasor expressly waives any rights under applicable law that provide to the contrary.
3. Effect of Termination. In the event of the termination of the Contribution Agreement prior to the occurrence of the Closing pursuant to the terms of the Contribution Agreement, this Release shall forthwith become void ab initio and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers, managers, members, partners or shareholders.
4. Miscellaneous.
     (a) Assignment. Neither this Release nor any rights or obligations of any party hereto may be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other parties, and any purported assignment without such consent shall be null and void.
Exhibit A-6

     (b) Amendments. This Release may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Release and which makes reference to this Release.
     (c) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Release or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
     (d) No Third Party Beneficiaries. This Release is not intended to be for the benefit of, and shall not be enforceable by, any Person who or that is not a party hereto, except that (i) each of the members of the Releasing Party Group (other than the Releasing Party) and each Extended Released Party shall be deemed a third party beneficiary entitled to benefit from and enforce all of the rights and benefits of the Releasing Party Group or the Extended Released Parties, as the case may be, under this Release and (ii) each of the members of the Company Group (other than Buyers, GP Parent, Regency GP or the appropriate FrontStreet Company, as applicable) and each Extended Company Party shall be deemed a third party beneficiary entitled to benefit from and enforce all of the rights and benefits of the Company Group or the Extended Company Parties, as the case may be, under this Release.
     (e) Entire Agreement. This Release embodies the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any prior agreements and understandings, both written and oral, relating to the subject matter hereof.
     (f) Invalid Provisions. If any provision of this Release is held to be illegal, invalid or unenforceable under present or future laws effective during the effective period of this Release, such provision shall be fully severable; this Release shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Release; and the remaining provisions of this Release shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Release. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Release, they shall take any actions necessary to render the remaining provisions of this Release valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Release to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
     (g) Governing Law. This Release will be interpreted, construed and enforced in accordance with the laws of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other state’s law).
     (h) Binding Effect and Assignment. This Release shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Exhibit A-7

     (i) Section Headings. The section headings contained in this Release are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Release.
     (j) Counterparts. This Release may be executed in multiple counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile signatures shall be given the same effect as original signatures.
     (k) No Admission of Liability. Nothing in this Release shall be deemed an admission of liability by any of the parties hereto with respect to any of the Claims released pursuant to the Releases.
5.      Defined Terms. For purposes of this Release, the following terms shall have the following meanings:
     “Affiliate” means, when used with respect to a specified Person, any other Person directly or indirectly (through one or more intermediaries or otherwise) controlling, controlled by or under common control with the specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power to direct or cause the direction of the management and policies of the Person whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meanings correlative to the foregoing.
     “Claims” means all actions, arbitrations, audits, hearings, investigations, litigations, orders, suits (whether civil, criminal, administrative, investigative or informal), debts, sums of money, interest owed, accounts, contribution obligations, reckonings, bonds, bills, covenants, controversies, agreements, guaranties, promises, undertakings, variances, trespasses, credit memoranda, charges, damages, judgments, executions, obligations, costs, expenses, fees (including attorneys’ fees and court costs), counterclaims, claims, demands, causes of action and liabilities, including without limitation to any rights to indemnification, reimbursement or contribution, whether pursuant to any instrument or contract or otherwise, any and all offsets and defenses, in each case related to any action, inaction, event, circumstance or occurrence occurring or alleged to have occurred on or prior to the Closing Date, whether known or unknown, absolute or contingent, matured or unmatured, foreseeable or unforeseeable, previously or presently existing or hereafter discovered, at law, in equity or otherwise, whether arising by statute, common law, in contract, in tort or otherwise, of any kind, character or nature whatsoever.
     “Closing” means the closing of the transactions contemplated by the Contribution Agreement.
     “Closing Date” means the date on which the Closing shall occur.
     “Equity Interest” means (i) the equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship or other business entity or organization, and whether in the form of capital stock,
Exhibit A-8

ownership unit, limited liability company interest, limited or general partnership interest or any other form of ownership, and (ii) also includes all Equity Interest Equivalents.
     “Equity Interest Equivalents” means all rights, warrants, options, convertible securities or indebtedness, exchangeable securities or other instruments, or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any Equity Interest described in clause (i) of the definition thereof at the time of issuance or upon the passage of time or occurrence of some future event.
     “Organizational Documents” means with respect to any particular entity: (a) if a corporation, its articles or certificate of incorporation and its bylaws; (b) if a limited partnership, its limited partnership agreement and its articles or certificate of limited partnership; (c) if a limited liability company, its articles of organization or certificate of formation and its limited liability company agreement or operating agreement; (d) all related equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements or registration rights agreements; and (e) any amendment or supplement to any of the foregoing.
     “Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, joint stock company, unincorporated organization, governmental authority or other entity or association.
     “Transaction Documents” shall have the meaning given such term in the Contribution Agreement.
[Signature pages follow]
Exhibit A-9

     IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first above written.

REGENCY GP LLC
By:
Richard D. Moncrief
Executive Vice President and Chief Operating Officer

REGENCY GP LP By: Regency GP LLC, its general partner
By:
Richard D. Moncrief
Executive Vice President and Chief Operating Officer

BUYERS: REGENCY ENERGY PARTNERS LP By: Regency GP LP, its general partner By: Regency GP LLC, its general partner
By:
Richard D. Moncrief
Executive Vice President and Chief Operating Officer

REGENCY GAS SERVICES LP By: Regency OLP GP LLC, its general partner
By:
Richard D. Moncrief
Vice President

Exhibit A-10

FRONTSTREET COMPANIES: FRONTSTREET HUGOTON, LLC By: FrontStreet Partners LLC, its Manager
By:
David C. Crikelair
Manager

WGP-KHC LLC By: FrontStreet Hugoton, LLC, its Member By: FrontStreet Partners LLC, its Manager
By:
David C. Crikelair
Manager

RELEASING PARTY: [Individual’s Name]

Exhibit A-11

MUTUAL RELEASE
(ENTITY)
     This Mutual Release (the “Release”) is entered into as of the 10th day of December, 2007, by and among [___] (the “Releasing Party”), on the one hand, and FrontStreet Hugoton, LLC, a Delaware limited liability company (“FrontStreet”), WGP-KHC LLC, a Delaware limited liability company and wholly owned subsidiary of FrontStreet (“WGP-KHC” and, together with FrontStreet, each a “FrontStreet Company” and collectively the “FrontStreet Companies”), Regency GP LLC, a Delaware limited liability company (“GP Parent”), Regency GP LP, a Delaware limited partnership (“Regency GP”), Regency Energy Partners LP, a Delaware limited partnership (“Regency”), and Regency Gas Services LP, a Delaware limited partnership and wholly owned subsidiary of Regency (“Gas Services” and, together with Regency, the “Buyers”), on the other.
RECITALS
     WHEREAS, Buyers, ASC Hugoton LLC, a Delaware limited liability company, and FrontStreet EnergyOne LLC, a Delaware limited liability company, are parties to that certain Contribution Agreement, dated as of December 10, 2007 (the “Contribution Agreement”); and
     WHEREAS, to induce Buyers to enter into and perform their respective obligations under the Contribution Agreement, the Releasing Party has agreed to execute, deliver and perform its obligations under this Release and it is a condition to the execution of the Contribution Agreement by Buyers that Buyers, GP Parent, Regency GP, the Releasing Party and the FrontStreet Companies enter into this Release at or prior to execution of the Contribution Agreement.
     NOW, THEREFORE, in consideration of the above premises, the mutual covenants herein contained and for other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged), the parties agree as follows:
1. Release of the Company Group. Effective as of the Closing under the Contribution Agreement and without any further action by any party hereto:
     (a) Subject to Section 1(d), the Releasing Party, for itself and for its past, present and future officers, directors, shareholders, members, managers, partners, employees and all of the foregoing persons’ predecessors, successors, assigns, agents and representatives, hereby finally, unconditionally, irrevocably and absolutely forever releases, acquits, remises and discharges:
          (1) Buyers, GP Parent, Regency GP, each of their respective Affiliates controlled by Regency, each FrontStreet Company and each of their respective individual, joint or mutual, past, present and future officers, directors, shareholders, members, managers, partners and employees, and all of the foregoing persons’ predecessors, successors, assigns, agents and representatives (collectively, the “Company Group”), from any and all Claims that the Releasing Party may now have, have ever had, or that might subsequently accrue to the Releasing Party, including without limitation any Claims (i) that may be asserted derivatively, whether on behalf of any FrontStreet Company or otherwise, against any current or former officer, director, partner,

Exhibit A-12

member, manager, shareholder or employee of any member of the Company Group, including without limitation with respect to the negotiation, execution and delivery of the Contribution Agreement or any other Transaction Document or otherwise related to the transactions contemplated thereby, (ii) relating to breach of fiduciary duty, (iii) relating to breach of or arising pursuant to rights under the Organizational Documents of any FrontStreet Company, (iv) relating to requests for information or any failure to provide required reports or complete or correct information to the Releasing Party, or any officers and/or directors of any FrontStreet Company, (v) relating to the operation or management of any FrontStreet Company by the officers, directors, members, managers and Affiliates of such FrontStreet Company, or (vi) relating to any failure of any FrontStreet Company to offer the Releasing Party the right to acquire any additional Equity Interests of any member of the Company Group or any violation of any preemptive rights of the Releasing Party; and
          (2) each agent, consultant, advisor, fiduciary and other representative (including legal counsel, accountants and financial advisors) of each FrontStreet Company (the “Extended Company Parties”) from and against any and all Claims that the Releasing Party may now have, have ever had, or that might subsequently accrue to the Releasing Party that may be asserted derivatively, whether on behalf of any FrontStreet Company or otherwise, against any Extended Company Party to the extent arising as a result of or in connection with or related to the negotiation, execution and delivery of the Contribution Agreement or any other Transaction Document or otherwise related to the transactions contemplated thereby ((1) and (2), collectively, the “Releasing Party Released Claims”).
     (b) THE RELEASE IN SECTION 1(a) IS SPECIFICALLY INTENDED TO OPERATE AND BE APPLICABLE EVEN IF IT IS ALLEGED, CHARGED OR PROVEN THAT ALL OR SOME OF THE CLAIMS OR DAMAGES RELEASED WERE SOLELY AND COMPLETELY CAUSED BY ANY ACTS OR OMISSIONS, WHETHER NEGLIGENT, GROSSLY NEGLIGENT, INTENTIONAL OR OTHERWISE, OF OR BY THE COMPANY GROUP OR ANY EXTENDED COMPANY PARTY.
     (c) The Releasing Party represents and warrants that the Releasing Party has not transferred, pledged, assigned or otherwise hypothecated to any other Person all or any portion of any Releasing Party Released Claims (or any Claims that would constitute Releasing Party Released Claims but for any such transfer, pledge or assignment) or any rights or entitlements with respect thereto and the execution and delivery of this Release does not violate or conflict with the terms of any contract, agreement or other instrument to which the Releasing Party is a party or by which the Releasing Party otherwise is bound.
     (d) (i) Nothing contained in this Release is intended to, nor does it, limit, impair or otherwise modify or affect any rights of the Releasing Party or the obligations of Buyers or any FrontStreet Company expressly set forth in or contemplated under the Contribution Agreement or any other Transaction Document and any facts, circumstances or Claims to the extent entitling the Releasing Party to any recovery under the Contribution Agreement or any other Transaction Document.
          (ii) Nothing contained in this Release is intended to, nor does it, limit, impair or otherwise modify or affect any rights of the Releasing Party or the obligations of any member

Exhibit A-13

of the Company Group, other than Buyers, GP Parent, Regency GP, each of their respective Affiliates controlled by Regency and the FrontStreet Companies, with respect to any Claim the Releasing Party may have against such Person to the extent (A) such Claim is independent of such Person’s actions in his, her or its capacity as an officer, director, partner, member, manager, shareholder or employee of any FrontStreet Company or any of its respective Affiliates and (B) neither Buyers, GP Parent, Regency GP nor any of their respective Affiliates controlled by Regency or any FrontStreet Company has any direct or indirect liability with respect to such Claim.
          (iii) Furthermore, none of the provisions set forth in this Release shall be deemed a waiver by the Releasing Party of any right or remedy that the Releasing Party may have, at law or in equity, based on fraudulent acts or omissions of any member of the Company Group or any Extended Company Party in connection with the transactions contemplated by the Contribution Agreement, nor shall any such provisions limit, or be deemed to limit, (A) the amounts of recovery sought or awarded in any such claim for fraud, (B) the time period during which a claim for fraud may be brought, or (C) the recourse that the Releasing Party may seek against any member of the Company Group or any Extended Company Party with respect to a claim for fraud.
     (e) The Releasing Party acknowledges and agrees that the provisions of Section 1(a) are valid, fair, adequate and reasonable and were agreed to with its full knowledge and consent, were not procured through fraud, duress or mistake and have not had the effect of misleading, misinforming or failing to inform the Releasing Party.
     (f) The Releasing Party hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Claim or demand, or commencing, instituting or causing to be commenced, or assisting any party in the commencement of any action, proceeding, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) of any kind against any member of the Company Group or any Extended Company Party based upon any Releasing Party Released Claims released or purported to be released hereby. The Releasing Party understands and agrees that it is expressly waiving all Claims against the Company Group and the Extended Company Parties covered by this Release, including, but not limited to, those Claims that it may not know of or suspect to exist, which if known, may have materially affected the decision to provide this Release, and the Releasing Party expressly waives any rights under applicable law that provide to the contrary.
2. Release of the Releasing Party Group. Effective as of the Closing under the Contribution Agreement and without any further action by any party hereto:
     (a) Subject to Section 2(d), each Buyer, GP Parent, Regency GP and each FrontStreet Company, for itself and for its past, present and future officers, directors, shareholders, members, managers, partners, employees and all of the foregoing persons’ predecessors, successors, assigns, agents and representatives (collectively the “FrontStreet Releasors”), hereby finally, unconditionally, irrevocably and absolutely forever releases, acquits, remises and discharges:
          (1) The Releasing Party, its past, present and future officers, directors, shareholders, members, managers, partners, employees and all of the foregoing persons’

Exhibit A-14

predecessors, successors, assigns, agents and representatives (collectively, the “Releasing Party Group”) from any and all Claims that any FrontStreet Releasor may now have, has ever had, or that might subsequently accrue to any of them, including without limitation any Claims (i) with respect to the negotiation, execution and delivery of the Contribution Agreement or any other Transaction Document or otherwise related to the transactions contemplated thereby, (ii) relating to a breach of fiduciary duty or (iii) relating to the operation or management of any FrontStreet Company; and
          (2) each agent, consultant, advisor, fiduciary and other representative (including legal counsel, accountants and financial advisors) of the Releasing Party (the “Extended Released Parties”) from and against any and all Claims that any FrontStreet Company may now have, has ever had, or that might subsequently accrue to the FrontStreet Releasors that may be asserted derivatively, against any Extended Released Party to the extent arising as a result of or in connection with or related to the negotiation, execution and delivery of the Contribution Agreement or any other Transaction Document or otherwise related to the transactions contemplated thereby ((1) and (2), collectively, the “FrontStreet Released Claims”).
     (b) THE RELEASE IN SECTION 2(a) IS SPECIFICALLY INTENDED TO OPERATE AND BE APPLICABLE EVEN IF IT IS ALLEGED, CHARGED OR PROVEN THAT ALL OR SOME OF THE CLAIMS OR DAMAGES RELEASED WERE SOLELY AND COMPLETELY CAUSED BY ANY ACTS OR OMISSIONS, WHETHER NEGLIGENT, GROSSLY NEGLIGENT, INTENTIONAL OR OTHERWISE, OF OR BY THE RELEASING PARTY OR ANY EXTENDED RELEASED PARTY.
     (c) The FrontStreet Releasors represent and warrant that none of them has transferred, pledged, assigned or otherwise hypothecated to any other Person all or any portion of any FrontStreet Released Claims (or any Claims that would constitute FrontStreet Released Claims but for any such transfer, pledge or assignment) or any rights or entitlements with respect thereto and the execution and delivery of this Release does not violate or conflict with the terms of any contract, agreement or other instrument to which any FrontStreet Releasor is a party or by which it otherwise is bound.
     (d) (i) Nothing contained in this Release is intended to, nor does it, limit, impair or otherwise modify or affect any rights of any FrontStreet Releasor or any obligations of the Releasing Party Group expressly set forth in or contemplated by the Contribution Agreement or any other Transaction Document and any facts, circumstances or Claims to the extent entitling any FrontStreet Releasor to any recovery under the Contribution Agreement or any other Transaction Document.
          (ii) Nothing contained in this Release is intended to, nor does it, limit, impair or otherwise modify or affect any rights of the FrontStreet Releasors or the obligations of any member of the Releasing Party Group, other than the Releasing Party, with respect to any Claim the FrontStreet Releasors may have against such Person to the extent (A) such Claim is independent of such Person’s actions in his, her or its capacity as an officer, director, partner, member, manager, shareholder or employee of the Releasing Party and (B) the Releasing Party does not have any direct or indirect liability with respect to such Claim.

Exhibit A-15

          (iii) Furthermore, none of the provisions set forth in this Release shall be deemed a waiver by any FrontStreet Releasor of any right or remedy that such FrontStreet Releasor may have, at law or in equity, based on fraudulent acts or omissions of any member of the Releasing Party Group or any of the Extended Released Parties in connection with the transactions contemplated by the Contribution Agreement, nor shall any such provisions limit, or be deemed to limit, (A) the amounts of recovery sought or awarded in any such claim for fraud, (B) the time period during which a claim for fraud may be brought, or (C) the recourse that any FrontStreet Releasor may seek against any member of the Releasing Party Group or any of the Extended Released Parties with respect to a claim for fraud.
     (e) The FrontStreet Releasors acknowledge and agree that the provisions of Section 2(a) are valid, fair, adequate and reasonable and were agreed to with their full knowledge and consent, were not procured through fraud, duress or mistake and have not had the effect of misleading, misinforming or failing to inform any FrontStreet Releasor.
     (f) Each FrontStreet Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Claim or demand, or commencing, instituting or causing to be commenced, or assisting any party in the commencement of any action, proceeding, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) of any kind against any member of the Releasing Party Group or any of the Extended Released Parties based upon any FrontStreet Released Claims released or purported to be released hereby. The FrontStreet Releasors understand and agree that each of them is expressly waiving all Claims against the Releasing Party Group and the Extended Released Parties covered by this Release, including, but not limited to, those Claims that it may not know of or suspect to exist, which if known, may have materially affected the decision to provide this Release, and each FrontStreet Releasor expressly waives any rights under applicable law that provide to the contrary.
3. Effect of Termination. In the event of the termination of the Contribution Agreement prior to the occurrence of the Closing pursuant to the terms of the Contribution Agreement, this Release shall forthwith become void ab initio and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers, managers, members, partners or shareholders.
4. Miscellaneous.
     (a) Assignment. Neither this Release nor any rights or obligations of any party hereto may be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other parties, and any purported assignment without such consent shall be null and void.
     (b) Amendments. This Release may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Release and which makes reference to this Release.
     (c) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Release or otherwise available in respect hereof at law or in equity,

Exhibit A-16

or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
     (d) No Third Party Beneficiaries. This Release is not intended to be for the benefit of, and shall not be enforceable by, any Person who or that is not a party hereto, except that (i) each of the members of the Releasing Party Group (other than the Releasing Party) and each Extended Released Party shall be deemed a third party beneficiary entitled to benefit from and enforce all of the rights and benefits of the Releasing Party Group or the Extended Released Parties, as the case may be, under this Release and (ii) each of the members of the Company Group (other than Buyers, GP Parent, Regency GP or the appropriate FrontStreet Company, as applicable) and each Extended Company Party shall be deemed a third party beneficiary entitled to benefit from and enforce all of the rights and benefits of the Company Group or the Extended Company Parties, as the case may be, under this Release.
     (e) Entire Agreement. This Release embodies the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any prior agreements and understandings, both written and oral, relating to the subject matter hereof.
     (f) Invalid Provisions. If any provision of this Release is held to be illegal, invalid or unenforceable under present or future laws effective during the effective period of this Release, such provision shall be fully severable; this Release shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Release; and the remaining provisions of this Release shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Release. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Release, they shall take any actions necessary to render the remaining provisions of this Release valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Release to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
     (g) Governing Law. This Release will be interpreted, construed and enforced in accordance with the laws of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other state’s law).
     (h) Binding Effect and Assignment. This Release shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     (i) Section Headings. The section headings contained in this Release are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Release.
     (j) Counterparts. This Release may be executed in multiple counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile signatures shall be given the same effect as original signatures.

Exhibit A-17

     (k) No Admission of Liability. Nothing in this Release shall be deemed an admission of liability by any of the parties hereto with respect to any of the Claims released pursuant to the Releases.
5. Defined Terms. For purposes of this Release, the following terms shall have the following meanings:
     “Affiliate” means, when used with respect to a specified Person, any other Person directly or indirectly (through one or more intermediaries or otherwise) controlling, controlled by or under common control with the specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power to direct or cause the direction of the management and policies of the Person whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meanings correlative to the foregoing.
     “Claims” means all actions, arbitrations, audits, hearings, investigations, litigations, orders, suits (whether civil, criminal, administrative, investigative or informal), debts, sums of money, interest owed, accounts, contribution obligations, reckonings, bonds, bills, covenants, controversies, agreements, guaranties, promises, undertakings, variances, trespasses, credit memoranda, charges, damages, judgments, executions, obligations, costs, expenses, fees (including attorneys’ fees and court costs), counterclaims, claims, demands, causes of action and liabilities, including without limitation to any rights to indemnification, reimbursement or contribution, whether pursuant to any instrument or contract or otherwise, any and all offsets and defenses, in each case related to any action, inaction, event, circumstance or occurrence occurring or alleged to have occurred on or prior to the Closing Date, whether known or unknown, absolute or contingent, matured or unmatured, foreseeable or unforeseeable, previously or presently existing or hereafter discovered, at law, in equity or otherwise, whether arising by statute, common law, in contract, in tort or otherwise, of any kind, character or nature whatsoever.
     “Closing” means the closing of the transactions contemplated by the Contribution Agreement.
     “Closing Date” means the date on which the Closing shall occur.
     “Equity Interest” means (i) the equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship or other business entity or organization, and whether in the form of capital stock, ownership unit, limited liability company interest, limited or general partnership interest or any other form of ownership, and (ii) also includes all Equity Interest Equivalents.
     “Equity Interest Equivalents” means all rights, warrants, options, convertible securities or indebtedness, exchangeable securities or other instruments, or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any Equity Interest described in clause (i) of the definition thereof at the time of issuance or upon the passage of time or occurrence of some future event.

Exhibit A-18

     “Organizational Documents” means with respect to any particular entity: (a) if a corporation, its articles or certificate of incorporation and its bylaws; (b) if a limited partnership, its limited partnership agreement and its articles or certificate of limited partnership; (c) if a limited liability company, its articles of organization or certificate of formation and its limited liability company agreement or operating agreement; (d) all related equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements or registration rights agreements; and (e) any amendment or supplement to any of the foregoing.
     “Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, joint stock company, unincorporated organization, governmental authority or other entity or association.
     “Transaction Documents” shall have the meaning given such term in the Contribution Agreement.
[Signature pages follow]

Exhibit A-19

     IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first above written.

REGENCY GP LLC
By:
Richard D. Moncrief
Executive Vice President and Chief Operating Officer

REGENCY GP LP By: Regency GP LLC, its general partner
By:
Richard D. Moncrief
Executive Vice President and Chief Operating Officer

BUYERS: REGENCY ENERGY PARTNERS LP By: Regency GP LP, its general partner By: Regency GP LLC, its general partner
By:
Richard D. Moncrief
Executive Vice President and Chief Operating Officer

REGENCY GAS SERVICES LP By: Regency OLP GP LLC, its general partner
By:
Richard D. Moncrief
Vice President

Exhibit A-20

FRONTSTREET COMPANIES: FRONTSTREET HUGOTON, LLC By: FrontStreet Partners LLC, its Manager
By:
	Name:	David C. Crikelair
	Title:	Manager

WGP-KHC LLC By: FrontStreet Hugoton, LLC, its Member By: FrontStreet Partners LLC, its Manager
By:
	Name:	David C. Crikelair
	Title:	Manager

RELEASING PARTY: [Name of Entity]
By:
Name:
Title:

Exhibit A-21

Exhibit B
Assignment of Interests
[See Attached]

Exhibit B-1

ASSIGNMENT OF INTERESTS
     THIS ASSIGNMENT OF INTERESTS (this “Assignment”) is executed and irrevocably effective this [___day of___], 2007 (the “Effective Date”), by ASC Hugoton LLC., a Delaware limited liability company (“ASC”), FrontStreet EnergyOne LLC, a Delaware limited liability company (“EnergyOne” and, together with ASC, the “Assignors”), and Regency Gas Services LP, a Delaware limited partnership (“Assignee”).
RECITAL:
     WHEREAS, Assignors own a 100% limited liability company interest, including without limitation all 10,000 Units representing a fractional share of limited liability company interest, in FrontStreet Hugoton, LLC, a Delaware limited liability company (the “Company”), that are issued and outstanding (collectively, the “Transferred Interest”); and
     WHEREAS, Assignors have entered into a Contribution Agreement with Assignee and Regency Energy Partners LP, a Delaware limited partnership, dated December 10, 2007, pursuant to which Assignors agreed to transfer the Transferred Interest to Assignee.
ASSIGNMENT:
     1. Assignment. Pursuant to Section 8.1(a) and Section 8.1(b) of the Amended and Restated Limited Liability Company Operating Agreement of the Company dated as of July 29, 2002 (the “LLC Agreement”), (a) Assignors hereby irrevocably assign, transfer, and convey to Assignee the Transferred Interest, including without limitation Assignors’ right, title and interest in and to the properties (real and personal), capital, cash flow, distributions, dividends, profits and losses, and all other economic benefits of the Transferred Interest accruing to or distributed with respect to the Transferred Interests from and after the Effective Date and (b) ASC consents to the assignment of the Transferred Interests by EnergyOne.
     2. Acceptance, Acknowledgment and Assumption. By executing this Assignment, Assignee (i) hereby irrevocably accepts Assignors’ assignment pursuant to Section 1 hereof and hereby acknowledges and agrees that the Transferred Interest shall be subject to the terms and conditions of the LLC Agreement and (ii) hereby irrevocably assumes all obligations attributable to the Transferred Interest under the LLC Agreement from and after the Effective Date.
     3. Effect of Assignment. From and after the Effective Date, (i) Assignee shall be the sole and exclusive owner of the Transferred Interest in accordance with this Assignment, (ii) Assignors shall cease to have any right, title or interest in or to the Transferred Interest and the Company shall have no further obligations to Assignors with respect to the Transferred Interest and (iii) pursuant to Section 8.1(b) of the LLC Agreement, Assignee hereby shall become a substituted member of the Company with respect to the Transferred Interest.
     4. Choice of Law. This Assignment will be governed by and construed in accordance with the laws of the State of Texas (except to then extent related to any issue of limited liability company law, in which case this Assignment will be governed by and construed in accordance with the laws of the State of Delaware), without giving effect to the principles of conflict of laws of that State.

Exhibit B-2

     IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date first above written.

ASSIGNORS:	ASC HUGOTON LLC

	By:	Aircraft Services Corporation
Its Sole Member and Manager

By:

Tyson R. Yates
Vice-President

FRONTSTREET ENERGYONE LLC

By:

Thomas P. Dougherty, Jr.
Manager

By:

David C. Crikelair
Manager

ASSIGNEE:	REGENCY GAS SERVICES LP

	By:	Regency OLP GP LLC, its general partner

By:

Richard D. Moncrief
Executive Vice President and Chief Operating Officer

Exhibit B-3

Exhibit C
Partnership Agreement Amendment
[See Attached]

Exhibit C-1

AMENDMENT NO. [       ] TO AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
REGENCY ENERGY PARTNERS LP
     This Amendment No. [       ] to the Amended and Restated Agreement of Limited Partnership of Regency Energy Partners LP (this “Amendment”), dated as of [                    ], 2007, is entered into and effectuated by Regency GP LP, a Delaware limited partnership, as the General Partner, pursuant to authority granted to it in Section 5.6 of the Amended and Restated Agreement of Limited Partnership of Regency Energy Partners LP, dated as of February 3, 2006, as amended by Amendment No. 1 thereto, dated as of August 15, 2006, and Amendment No. 2 thereto, dated as of September 21, 2006 (as amended, the “Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
     WHEREAS, Section 5.6 of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partners, may issue additional Partnership Securities, or classes or series thereof, for any Partnership purpose at any time and from time to time, and may issue such Partnership Securities for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion; and
          WHEREAS, Section 13.1 of the Partnership Agreement provides that the General Partner, without the approval of any other Partner, may amend any provision of the Partnership Agreement necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement; and
     WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment in order to provide for the issuance of the Class E Common Units (as hereinafter defined) in connection with the consummation of the acquisition by the Partnership and Regency Gas Services LP, a Delaware limited partnership and a wholly owned subsidiary of the Partnership (“Gas Services”), of all outstanding limited liability company interests of FrontStreet Hugoton, LLC, a Delaware limited liability company, pursuant to that certain Contribution Agreement, dated December 10, 2007, among the Partnership, Gas Services, ASC Hugoton LLC, a Delaware limited liability company, FrontStreet EnergyOne LLC, a Delaware limited liability company and, solely for purposes of Section 2.3(g) thereof, Aircraft Services Corporation;
     NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:
     Section 1. Amendment.
     (a) Section 1.1 is hereby amended to add or amend and restate the following definitions:
     (i) “Class E Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to the Class E Common Units in this Agreement. Unless otherwise specifically provided herein or under applicable law, the term “Class E Common Unit” refers to a unit of a

Exhibit C-2

series of the class of Common Units and each Class E Common Unit shall be treated as if it were a Common Unit for all purposes.
     (ii) “Class E Conversion Date” means the first date on which Class E Common Units may be converted into Common Units, as determined pursuant to Section 5.13(b) of the Partnership Agreement.
     (iii) “Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation Common Units, Class B Common Units, Class C Common Units, Class E Common Units, Subordinated Units and Incentive Distribution Rights.
     (iv) “Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class B Common Units, Class C Common Units, Class E Common Units and Subordinated Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.
     (v) “Unit Majority” means, during the Subordination Period, at least a majority of the Outstanding Common Units, Class B Common Units, Class C Common Units and Class E Common Units (excluding Common Units, Class B Common Units, Class C Common Units and Class E Common Units owned by the General Partner and its Affiliates) voting as a class and at least a majority of the Outstanding Subordinated Units voting as a single class and, after the end of the Subordination Period, at least a majority of the Outstanding Units.
     (b) Section 4.8(c) is hereby amended to add the following sentence at the end of such section:
     (i) The transfer of a Common Unit issued upon conversion of a Class E Common Unit shall be subject to restrictions imposed by Section 6.7(e).
     (c) Article V is hereby amended (1) add amend and restate the last sentence of Section 5.12(b)(v) to read in its entirety as follows: “Each reference in the Partnership Agreement to a vote of the holders of Common Units shall be deemed to be a reference to the holders of the Common Units, Class B Common Units, Class C Common Units, and Class E Common Units and (2) to add new Section 5.13 creating a new series of Units to read in its entirety:
     Section 5.13 Establishment of Class E Common Units.
     (a) General. The General Partner hereby designates and creates a series of the class of Common Units to be designated as “Class E Common Units” and consisting of a total of [                    ] Class E Common Units, having the same terms and provisions as the Common Units, except as set forth in this Section 5.13:

Exhibit C-3

     (i) Distributions. The Class E Common Units shall not have the right to share in quarterly Partnership distributions from Operating Surplus. In no event shall this be construed as a limitation on distributions from Capital Surplus.
     (ii) Conversion. The Class E Common Units shall be convertible into Common Units as provided in this Section 5.13;
     (iii) Voting Rights. The Class E Common Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Class E Common Unit will be entitled to one vote on each matter with respect to which each Common Unit is entitled to vote. Each reference in this Agreement to a vote of holders of Common Units shall be deemed to be a reference to the holders of Common Units, Class B Common Units, Class C Common Units and Class E Common Units.
     (iv) Certificates; Registrar and Transfer Agent. The Class E Common Units shall be evidenced by certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal and regulatory requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units. The General Partner will act as the initial registrar and transfer agent for the Class E Common Units. The certificates evidencing Class E Common Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units.
     (b) Conversion of Class E Common Units. Each Class E Common Unit shall be convertible, at the option of the holder thereof, into Common Units on a one-for-one basis anytime from and after February 15, 2008.
     (c) Conversion Procedure. Subject to Section 6.7(e), at any time and from time to time after the Class E Conversion Date, a holder of Class E Common Units may convert all or any part of such Class E Common Units into Common Units by surrendering the certificates evidencing such Class E Common Units for conversion at the office of the Partnership or of any transfer agent for the Class E Common Units.  In such case, the Partnership shall, as soon as practicable thereafter, issue and deliver at such office to the Person in whose name the surrendered Class E Common Units were registered one or more certificates evidencing Common Units, registered in the name of such Person, for the number of Common Units to which such Person shall be entitled as provided above.  Such conversion shall be deemed to have been made as of the date of surrender of the Class E Common Unit certificates pursuant to this Section 5.13(c), and the Person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units on said date.
     (d) Section 6.1(d)(iii) is hereby amended to add a new subsection 6.1(d)(iii)(C), which subsection shall read in its entirety:

Exhibit C-4

     (C) With respect to any taxable period ending upon, or after, the Class E Conversion Date, and after the application of Section 6.1(d)(iii)(A) and (B), all or a portion of the remaining items of Partnership income, gain, loss or deduction for such taxable period shall be allocated 100% to each Partner holding converted Class E Common Units that are Outstanding as of the Class E Conversion Date in the proportion to the number of converted Class E Common Units held by such Partner to the total number of converted Class E Common Units then Outstanding, until each such Partner has been allocated an amount of income, gain, loss or deduction that increases or decreases, as the case may be, the Capital Account maintained with respect to such converted Class E Common Unit to an amount equal to the product of (1) the number of converted Class E Common Units held by such Partner and (2) the Per Unit Capital Amount for a Common Unit.
     (e) Section 6.7 is hereby amended to add a new subsection 6.7(e), which subsection shall read in its entirety:
     (e) The Unitholder holding a Common Unit into which a Class E Common Unit has been converted pursuant to Section 5.13 shall not be issued a Common Unit certificate until such time as the General Partner determines, based on advice of counsel, that such Common Unit should have, as a substantive matter, the same intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(e), the General Partner may take whatever steps are required to provide economic uniformity to the converted Class E Common Units in preparation for a conversion of such Class E Common Units, including the application of Section 6.1(d)(iii)(C); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.
     Section 2. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.
     Section 3. General Authority. The appropriate officers of the General Partner are hereby authorized to make such clarifying and conforming changes as they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment.
     Section 4. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

Exhibit C-5

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

REGENCY GP LP

By:	Regency GP LLC,
its General Partner

By:

Richard D. Moncrief
Executive Vice President and
Chief Operating Officer

Exhibit C-6

Exhibit D
Title to Interests
[See Attached]

Exhibit D-1

Title to Interests

Member	Number of Units	Percentage Interest (%)
FrontStreet EnergyOne LLC	500	5.0

ASC Hugoton LLC	9,500	95.00

Exhibit D-2

Exhibit E
Lock-Up Agreement
[See Attached]

Exhibit E-1

FORM OF LOCK-UP AGREEMENT
     This Lock-Up Agreement (this “Lock-Up Agreement”) is being delivered by ASC Hugoton LLC, a Delaware limited liability company (“ASC”), to Regency Energy Partners LP, a Delaware limited partnership (the “Partnership”), this 10th day of December, 2007 (the “Effective Date”) to be effective on the Closing Date as of the Closing (each as hereinafter defined).
RECITALS
     WHEREAS, the Partnership, Regency Gas Services LP, a Delaware limited partnership and a wholly owned subsidiary of the Partnership (“Gas Services”), ASC, FrontStreet EnergyOne LLC, a Delaware limited liability company (“EnergyOne”) and, solely for purposes of Section 2.3(g) thereof, Aircraft Services Corporation, entered into a Contribution Agreement, dated December 10, 2007 (the “Contribution Agreement”), pursuant to which Gas Services has agreed to acquire all of the issued and outstanding equity interests of FrontStreet Hugoton, LLC, a Delaware limited liability company (the “Company”), from ASC and EnergyOne subject to the terms and conditions therein (the “FrontStreet Acquisition”); and
     WHEREAS, to induce the Partnership and Gas Services to enter into and perform their respective obligations under the Contribution Agreement, ASC has agreed to execute and deliver this Lock-Up Agreement, and it is a condition to the execution of the Contribution Agreement by the Partnership and Gas Services and the performance by the Partnership and Gas Services of their respective obligations under the Contribution Agreement that ASC execute and deliver this Lock-Up Agreement at or prior to the execution of the Contribution Agreement.
     NOW, THEREFORE, in consideration of the reliance placed by the Partnership on the undertakings by ASC and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ASC hereby agrees as follows:
     1. Capitalized terms used but not defined herein and defined in the Contribution Agreement shall have the respective meanings ascribed thereto in the Contribution Agreement.
     2. For a period beginning on the Closing Date and, with respect to 1,107,940 of the Transaction Units (the “90-day Units”), ending on the date that is 90 days following the Closing Date and, with respect to the remaining 3,542,965 Transaction Units (the “270-day Units”), ending on the date that is 270 days following the Closing Date, ASC shall not, directly or indirectly, without the prior written consent of the Partnership, (i) sell, offer to sell, contract to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise dispose of, contract to dispose of, or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future with respect to, any Transaction Units (or any securities into which the Transaction Units may be converted) (collectively the “Restricted Units”) or any securities convertible into or exchangeable or exercisable for Restricted Units, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such Restricted Units or any securities convertible into or exchangeable or exercisable for Restricted Units, whether any such transaction is to be settled by delivery of
Exhibit E-2

Restricted Units or other securities, in cash or otherwise. Notwithstanding the foregoing, in the event the number of Transaction Units is adjusted following the Effective Date pursuant to the terms of the Contribution Agreement, the number of 90-day Units and 270-day Units shall be appropriately increased or decreased to reflect such adjustment.
     3. Notwithstanding the foregoing, ASC may receive Common Units into which the Transaction Units are convertible upon the conversion of the Transaction Units in accordance with terms of the Partnership Agreement Amendment, provided that such Common Units shall remain Restricted Units for purposes of this Lock-Up Agreement.
     4. In furtherance of the foregoing, the Partnership and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.
     5. ASC hereby represents and warrants that it has full limited liability company power and authority to enter into this Lock-Up Agreement and that, upon request, it will execute any additional documents reasonably necessary in connection with the enforcement hereof. Any obligations of ASC shall be binding upon its successors and assigns.
     Intending to be legally bound hereby, the undersigned has executed this Lock-Up Agreement on and as of the date set forth above to be effective on the Closing Date as of the Closing.
[Signature Page Follows]
Exhibit E-3

ASC HUGOTON, LLC

By:	AIRCRAFT SERVICES CORPORATION, Its Sole Member and Manager

By:
Name: Title:	Tyson R. Yates Vice President
Exhibit E-4

Disclosure Schedules
[See Attached]
Disclosure Schedule-1

Schedule A
Defined Terms
     (a) Capitalized terms used in this Agreement shall have the meanings given such terms as are set forth below.
     “Acquisition Agreements” shall mean the agreement(s) pursuant to which (a) Sellers acquired their interests in the Company and (b) the Company acquired its interests in WGP-KHC.
     “Affiliate” shall mean, when used with respect to a specified Person, any other Person directly or indirectly (through one or more intermediaries or otherwise) controlling, controlled by or under common control with the specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power to direct or cause the direction of the management and policies of the Person whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meanings correlative to the foregoing.
     “Aggregate Consideration” shall mean the aggregate consideration paid by the Partnership and Buyer to Sellers under this Agreement, as adjusted pursuant to this Agreement.
     “Aggregate Consideration Adjustment Amount” shall mean the Net Working Capital Surplus or Net Working Capital Deficit as reflected in the Final Closing Statement plus the Capital Expenditure Adjustment Amount, if such number is positive, or less the Capital Expenditure Adjustment Amount, if such number is negative.
     “Amoco Agreements” shall mean each of the following Contracts, as amended or supplemented:
     (a) the Construction and Operating Agreement, dated as of October 3, 1994, by and between Williams Gas Processing – Kansas Hugoton Company, a Delaware corporation, as agent for Williams Natural Gas Company, a Delaware corporation, and BP Amoco, for the Kansas Hugoton Gas Gathering System;
     (b) the Gathering Agreement, dated as of October 3, 1994, by and between Williams Field Services – Mid-Continent Region Company, as agent for Williams Gas Processing – Kansas Hugoton Company, a Delaware corporation, and BP Amoco, for the Kansas Hugoton Gas Gathering System;
     (c) the Annual Settlement Payment Agreement, dated as of October 3, 1994, by and between The Williams Companies, Inc., a Delaware corporation, and BP Amoco; and
     (d) the Material Adverse Events Agreement, dated as of October 3, 1994, by and between Williams Natural Gas Company, a Delaware corporation, and BP Amoco.
     “Audit Firm” shall mean Ernst & Young (“E&Y”) or if E&Y shall not accept the engagement as Audit Firm, a national accounting firm with no prior material relationship with
Schedule A - 1

the Parties or their respective Affiliates with experience in auditing the financial statements of a natural gas pipeline company, reasonably acceptable to the Partnership and Sellers.
     “Authorization” shall mean any franchise, permit, license, authorization, order, certificate, registration or other consent or approval that a Governmental Authority has the legal authority to grant or issue.
     “Base Working Capital” shall mean $1,000,000.
     “BP Amoco” shall mean Amoco Production Company, a Delaware Corporation.
     “Business Day” shall mean any day, other than Saturday and Sunday, on which federally-insured commercial banks in Dallas, Texas are generally open for business and capable of sending and receiving wire transfers.
     “Buyer Indemnified Taxes” shall mean any and all Taxes together with any Losses (including court and administrative costs and reasonable legal fees and expenses incurred in investigating and preparing for any Proceeding) arising out of or incident to the determination, assessment or collection of such Taxes (i) imposed on either FrontStreet Company or for which either FrontStreet Company is otherwise liable for any Taxable period ending on or prior to the Closing Date or the portion of any Straddle Period ending on the Closing Date (determined in accordance with the provisions of Section 6.8(b)), or (ii) resulting from a breach of the representations and warranties set forth in Section 4.4(e) (without giving effect to any materiality or knowledge qualifiers that may be contained therein and without regard to any scheduled items) or resulting from a breach by Sellers of the covenants set forth in Section 6.8, (iii) of any member of an affiliated, consolidated, combined or unitary group of which either FrontStreet Company (or any predecessor) is or was a member on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar state or local law, (iv) of any other Person for which either FrontStreet Company is or has been liable as a transferee or successor, by contract or otherwise or (v) that are social security, medicare, unemployment or other employment or withholding Taxes owed as a result of any payments made to Sellers pursuant to this Agreement; provided, however, that any such Tax described in this definition shall not be a Buyer Indemnified Tax to the extent such Tax was included as a Current Liability in the determination of Net Working Capital included on the Final Closing Statement.
     “Buyer’s Knowledge” or any similar term, shall mean the actual knowledge, after due inquiry, of any of the Officers of the Managing General Partner.
     “Capital Expenditures” shall mean capital expenditures, as determined in accordance with GAAP (as applied on a basis consistent with past practice), incurred or accrued by either FrontStreet Company (A) with respect to any project described in Schedule C from the date of this Agreement to 11:59 p.m. on the Measurement Date (the “Scheduled Capital Expenditures”), or (B) required by BP Amoco pursuant to the Amoco Agreements from the date of this Agreement to 11:59 p.m. on the Measurement Date, in each case whether paid or unpaid (“Required Capital Expenditures”); provided, that, Capital Expenditures (i) shall include only authorizations for expenditures that are greater than $1,000 and that are related to (1) new capital improvement projects that have a useful life of greater than one year, or (2) improvements to
Schedule A - 2

existing property, plant and equipment that extend such existing asset’s useful life by greater than one year, and (ii) shall exclude any increases in the property, plant and equipment accounts as a result of purchase accounting revaluations related to past transactions or the transactions contemplated by this Agreement.
     “Capital Expenditure Adjustment Amount” shall mean (i) the aggregate amount of capital contributions made by Sellers to the Company after the date hereof to the extent the proceeds thereof shall have been used, as of 11:59 p.m. on the Measurement Date, to pay Required Capital Expenditures (which amount may be zero) minus the amount set forth on Schedule C for the Scheduled Capital Expenditures to the extent such Scheduled Capital Expenditures shall not have been paid as of 11:59 p.m. on the Measurement Date and are not otherwise incurred as of such time and included as a Current Liability; the Capital Expenditure Adjustment Amount may be a positive or a negative number.
     “Cash” shall mean cash on deposit with financial institutions net of overdrafts and outstanding checks.
     “Cash Amount” shall mean $11,680,000.
     “Change of Control Amounts” shall mean any bonus, retention bonus, consent or other fee, compensation (including the estimated costs of benefits required to be provided) or other similar payments (including the employee’s portion of any Medicare, Social Security or unemployment Taxes in respect of such payments) that either FrontStreet Company upon Closing, to the extent not paid as of 11:59 p.m. on the Measurement Date, will become obligated to pay (other than Expenses and Severance Obligations) as a result of the consummation of the transactions contemplated by the Transaction Documents, regardless of whether such amounts are payable at or after Closing.
     “Claim” shall mean any demand, claim or notice sent or given by a Person to another Person in which the former asserts that it has suffered a Loss or has become party to a Proceeding that is the responsibility of the latter.
     “Claim Notice” shall mean a written notice of a claim for indemnification pursuant to this Agreement specifying in reasonable detail the specific nature of the Claim for which indemnification is sought.
     “Class E Common Units” shall mean units representing limited partner interests of the Partnership designated as Class E Common Units and having the rights, privileges, preferences, limitations, obligations and such other terms as set forth in the Partnership Agreement Amendment.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Common Units” shall mean units representing limited partner interests of the Partnership designated as Common Units and having the rights, privileges, preferences, limitations, obligations and such other terms as set forth in the Partnership Agreement.
Schedule A - 3

     “Company LLC Agreement” shall mean the Amended and Restated Limited Liability Company Operating Agreement of the Company, dated July 29, 2002.
     “Company Title Representations” shall mean the representations and warranties in Section 4.1.
     “Contract” shall mean any binding agreement, contract, lease, commitment, consensual obligation, arrangement, promise or undertaking (whether written or oral and whether express or implied).
     “Current Assets” shall mean the sum of all current assets of the FrontStreet Companies as of 11:59 p.m. on the Measurement Date as determined in accordance with GAAP (as applied on a basis consistent with past practice and the preparation of the Audited Financial Statements), as adjusted (whether or not in accordance with GAAP) (1) to give effect to this Agreement, (2) to utilize the methodologies and procedures otherwise specified in or consistent with the Sample Balance Sheet and (3) to give effect to the exclusion of the following: (a) Restricted Cash, (b) accounts receivable evidencing Indebtedness, accounts and obligations owed by either Seller, either FrontStreet Company or any of its or their Affiliates to any of the FrontStreet Companies, (c) amounts receivable from Officers, Directors, Managers, Manager Employees or from any officers, managers or directors of either Seller, (d) deferred Tax assets, (e) any current assets attributable to Tax Refunds, (f) prepaid expenses and deposits except to the extent usable in or benefiting the business of the FrontStreet Companies and (e) assets from risk management activities in connection with derivatives. The computation of Current Assets as of the Sample Balance Sheet Date is illustrated in the Sample Balance Sheet.
     “Current Liabilities” shall mean the sum of all current liabilities of the FrontStreet Companies as of 11:59 p.m. on the Measurement Date as determined in accordance with GAAP (as applied on a basis consistent with past practice and the preparation of the Audited Financial Statements), as adjusted (whether or not in accordance with GAAP) (1) to give effect to this Agreement, (2) to utilize the methodologies and procedures otherwise specified in or consistent with the Sample Balance Sheet, (3) to give effect to the inclusion of the following, if any, to the extent unpaid as of 11:59 p.m. on the Measurement Date: (a) Expenses, (b) all amounts payable or accrued with respect to the FrontStreet Manager to the extent related to periods (or the portions thereof) ending on or prior to 11:59 p.m. on the Measurement Date, and (c) the Debt Payoff Amount and (4) to give effect to the exclusion of the following: (a) accounts payable evidencing obligations owed by any one or more FrontStreet Company to any other FrontStreet Company, (b) deferred Tax liabilities, (c) escrow payables to the extent corresponding amounts held in escrow are excluded from Current Assets, (d) liabilities from risk management activities in connection with derivatives, (e) any current liabilities of the FrontStreet Companies for Required Capital Expenditures that are accrued but not paid as of 11:59 p.m. on the Measurement Date and (f) any current liabilities of the FrontStreet Companies for Scheduled Capital Expenditures that are accrued but not paid as of 11:59 p.m. on the Measurement Date up to, but not exceeding, an amount equal to the Debt Payoff Amount. For purposes of determining Current Liabilities to be used in the determination of Net Working Capital, (x) no reserves, allowances or accrued Liability of the FrontStreet Companies reflected in the Consolidated Balance Sheet or the balance sheet included in the Interim Financial Statements shall be reduced or eliminated, except in the case of a reduction or elimination by reason of a payment or credit
Schedule A - 4

occurring in the ordinary course of business consistent with the past practice of the FrontStreet Companies, and (y) except as provided above, all capital expenditures accrued but not paid as of 11:59 p.m. on the Measurement Date shall be reflected as a Current Liability. The computation of Current Liabilities as of the Sample Balance Sheet Date is illustrated by the Sample Balance Sheet.
     “Debt Payoff Amount” shall mean the amount of all unpaid Third-Party Debt of the FrontStreet Companies as of the Closing Date, excluding Third Party Debt, if any, incurred after the date of this Agreement to the extent the proceeds thereof shall have been used as of 11:59 p.m. on the Measurement Date to pay Required Capital Expenditures, including principal, accrued and unpaid interest, breakage costs and prepayment fees or penalties or change in control payments that will be incurred in connection with the payment and discharge of such Third-Party Debt as contemplated by this Agreement.
     “Debt Payoff Letters” shall mean a payoff letter, in form and substance reasonably satisfactory to Buyers, from each lender of Third-Party Debt setting forth (i) the aggregate amount, including interest, breakage costs, prepayment penalties, and other fees, required to be paid to satisfy fully all Third-Party Debt owed to such lender and (ii) wire transfer instructions for such lender. Each Debt Payoff Letter shall provide for the release and termination of all Liens, recourse and other obligations associated with the Third-Party Debt that is the subject of such Debt Payoff Letter upon receipt of the amount specified in such Debt Payoff Letter to be paid on the Closing Date.
     “Deductible” shall mean $1,000,000 with respect to Losses recoverable by a Buyer Indemnitee and $1,000,000 with respect to Losses recoverable by a Seller Indemnitee.
     “Director” shall mean each Person, if any, in his or her capacity as such, who serves as a director of any of the FrontStreet Companies, any successor to any of them serving in such capacity prior to the Closing Date and any other director of either FrontStreet Company as of the date hereof or at any time hereafter through the Closing.
     “Disclosure Schedules” shall mean the disclosure schedule delivered by Sellers to the Partnership and Buyer concurrently with the execution and delivery of this Agreement.
     “DOJ” shall mean the Department of Justice of the United States of America.
     “DRULPA” shall mean the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et seq.
     “Easement” shall mean all easements, rights-of-way, servitudes, property use agreements, line rights and real property licenses (including right-of-way permits from railroads and road crossing permits or other right-of-way permits from Governmental Authorities) held by either FrontStreet Company relating to real property used in the business of the FrontStreet Companies but owned by other Persons.
“Employee Benefit Plan” shall mean any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA and any equity compensation, bonus, incentive award, severance, deferred compensation, executive compensation, supplemental income, retiree
Schedule A - 5

benefit, fringe benefit (whether or not taxable), employee loan, vacation, or change of control plan, policy or agreement, any employment and consulting agreement, any personnel policy and any other employee benefit plan, Contract, program or practice.
          “Environmental Costs and Liabilities” shall mean those Losses incurred (i) under or pursuant to the requirements of any Environmental Law, (ii) under or pursuant to any Order issued pursuant to Environmental Law prior to the Closing, (iii) with respect to any monitoring or cleanup required by any Environmental Law, and (iv) under any Contract between either FrontStreet Company and any Third Person relating to environmental matters that existed prior to the Closing.
          “Environmental Law” shall mean any and all Laws, Regulations or rules of common law, or Orders of any Governmental Authority in existence and as amended on the Closing Date pertaining to the protection of the environment, health or natural resources or to Hazardous Materials in any and all jurisdictions in which the party in question owns property or conducts business, including the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, any state or local Laws implementing, analogous to, or similar to the foregoing federal Laws, and any state or local Laws pertaining to the handling of oil and gas exploration, production, gathering, and processing wastes or the use, maintenance, and closure of pits and impoundments.
          “Environmental Sampling” shall mean sampling that is performed to determine the presence of Hazardous Materials in any media or material, including indoor or outdoor air, soil, groundwater, surface water or building materials.
          “Equity Interest” shall mean (i) the equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship or other business entity or organization, and whether in the form of capital stock, ownership unit, limited liability company interest, limited or general partnership interest or any other form of ownership, and (ii) also includes all Equity Interest Equivalents.
          “Equity Interest Equivalents” shall mean all rights, warrants, options, convertible securities or indebtedness, exchangeable securities or other instruments, or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any Equity Interest described in clause (i) of the definition thereof at the time of issuance or upon the passage of time or occurrence of some future event.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” shall mean, with respect to either FrontStreet Company, any trade or business, whether or not incorporated, that together with such FrontStreet Company

Schedule A - 6

would be considered affiliated with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.
          “Estimated Aggregate Consideration Adjustment Amount” shall mean the Estimated Net Working Capital Surplus or Estimated Net Working Capital Deficit, as applicable, plus the Estimated Capital Expenditure Adjustment Amount, if such number is positive, or less the Estimated Capital Expenditure Adjustment Amount, if such number is negative.
          “Estimated Capital Expenditure Adjustment Amount” shall mean the amount of the Capital Expenditure Adjustment Amount, if any, as of 11:59 p.m. on the Measurement Date, as estimated by the Company and set forth in the Estimated Closing Statement and, if applicable, as adjusted pursuant to Section 2.3(a).
          “Estimated Net Working Capital” shall mean the amount of Net Working Capital as of 11:59 p.m. on the Measurement Date, as estimated by the Company and set forth in the Estimated Closing Statement and, if applicable, as adjusted pursuant to Section 2.3(a).
          “Estimated Working Capital Deficit” shall mean the amount of the Working Capital Deficit, if any, as of 11:59 p.m. on the Measurement Date, as estimated by the Company and set forth in the Estimated Closing Statement and, if applicable, as adjusted, pursuant to Section 2.3(a).
          “Estimated Working Capital Surplus” shall mean the amount of the Working Capital Surplus, if any, as of 11:59 p.m. on the Measurement Date, as estimated by the Company and set forth in the Estimated Closing Statement and, if applicable, as adjusted, pursuant to Section 2.3(a).
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Exhibits” shall mean any or all of the exhibits attached to and made a part of this Agreement.
          “Expenses” shall mean, to the extent existing at 11:59 p.m. on the Measurement Date, the aggregate amount of unpaid fees, expenses and other similar amounts that have been or are expected to be incurred by either FrontStreet Company on or prior to the Closing Date arising from the provision of services through the Closing for Sellers, any of the FrontStreet Companies, the Officers, the Directors, the Managers or any officers, directors or managers of either Seller in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Documents and the consummation of this Agreement and the transactions contemplated hereby, including the following: (i) the fees and disbursements of, or other similar amounts charged by, counsel to Sellers, the FrontStreet Companies, the Officers, the Directors, the Managers or any officers, directors or managers of either Seller, (ii) the fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors, consultants and experts employed by Sellers or the FrontStreet Companies, or both, (iii) the out of pocket expenses, if any, of Sellers, the FrontStreet Companies, the Officers, the Directors, the Managers or any officers, directors or managers of either Seller incurred in such capacity, in each case to the extent a Liability of either FrontStreet Company.

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          “FCC” means the Federal Communications Commission.
          “FCC Licenses” means any licenses, permits, certificates, approvals, franchises, consents, waivers, registrations or other authorizations issued by the FCC to either FrontStreet Company.
          “FCC Rules” means Title 47 of the Code of Federal Regulations, as amended from time to time, and any policies or published decisions issued pursuant to such regulations or the Communications Act of 1934, as amended (47 U.S.C. 151 et. seq.).
          “FERC” shall mean the Federal Energy Regulatory Commission of the United States Government.
          “Final Order” means an action, order, judgment or decree: (i) which has not been reversed, stayed, enjoined, set aside, annulled or suspended; (ii) in relation to which no request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other administrative or judicial petition for review or reconsideration (collectively, an “Appeal”) is pending or has been granted; and (iii) as to which the prescribed time for filing an Appeal, and for the entry of orders staying, reconsidering, or reviewing the applicable Governmental Authority’s own motion has expired.
          “FrontStreet Companies” shall mean the Company and WGP-KHC.
          “FTC” shall mean the Federal Trade Commission of the United States of America.
          “GAAP” shall mean generally accepted accounting principles used in the United States for financial reporting applied consistently with such Party’s past practices.
          “General Partner” shall mean Regency GP LP, a Delaware limited partnership and the general partner of the Partnership.
          “Governmental Authorities” shall mean (a) the United States of America or any state or political subdivision thereof and (b) any court or any governmental or administrative department, commission, board, bureau, agency or arbitration tribunal of the United States of America or of any state or political subdivision thereof.
          “Hazardous Materials” shall mean: (a) any chemicals, materials or substances defined or included in the definition of “hazardous substances,” “hazardous materials,” “toxic substances,” “solid wastes,” “pollutants,” “contaminants,” or words of similar import intended to define, list or classify substances by reason of deleterious properties under any Environmental Law, (b) any radioactive materials, asbestos, and polychlorinated biphenyls, or (c) oil, waste oil, petroleum, waste petroleum, natural gas, natural gas liquids or liquefied natural gas.
          “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Regulations thereunder.

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          “HSR Approval” shall mean (a) the receipt of any Authorization required, or (b) the expiration of any applicable waiting period, under the HSR Act.
          “Hydrocarbon Contracts” means (a) all Hydrocarbon Purchase Contracts, (b) all Hydrocarbon Sales Contracts, (c) all other Hydrocarbon gathering, treating or processing agreements, joint operating agreements, water disposal agreements, and compressor agreements to which either FrontStreet Company is a party or that is binding on either FrontStreet Company and (d) all other Contracts materially affecting oil and gas operations on, or which impose any material monetary liability or obligation or other material liability or obligation, monetary or otherwise, on either FrontStreet Company.
          “Hydrocarbon Purchase Contract” means any sales, purchase, exchange or marketing Contract that is currently in effect and under which either FrontStreet Company is a buyer of Hydrocarbons for resale in whole or in part (other than purchase agreements entered into in the ordinary course of business with a term of three months or less, terminable by the FrontStreet Company which is a party thereto without penalty on 30 days’ notice or less, which provide for a price not greater than the market value price that would be paid pursuant to an arm’s-length contract for the same term with an unaffiliated third-party seller, and which do not obligate the purchaser to take any specified quantity of Hydrocarbons or to pay for any deficiencies in quantities of Hydrocarbons not taken).
          “Hydrocarbon Sales Contract” means any sales, purchase, exchange or marketing Contract that is currently in effect and under which either FrontStreet Company is a seller of Hydrocarbons (other than “spot” sales agreements entered into in the ordinary course of business with a term of three months or less, and which provide for a price not less than the price that would be received pursuant to an arm’s-length contract for the same term with an unaffiliated third party purchaser).
          “Hydrocarbons” shall mean crude oil, condensate, natural gas, casinghead gas and other liquid or gaseous hydrocarbons.
          “Indebtedness” shall mean, without duplication, (i) any obligations of either FrontStreet Company for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (ii) any obligations of either FrontStreet Company evidenced by any note, bond, debenture or other debt security, (iii) any obligations of either FrontStreet Company for or on account of capitalized leases, (iv) any obligations of a Person other than a FrontStreet Company secured by a Lien against either FrontStreet Company’s Assets, (v) any obligations of either FrontStreet Company for the reimbursement of letters of credit, bankers’ acceptance or similar credit transactions, (vi) any obligations of either FrontStreet Company under any currency, commodity or interest rate swap, hedge or similar protection device, (vii) any obligations of the types described in clauses (i) through (vii) above of any Person other than either FrontStreet Company, the payment of which is guaranteed, directly or indirectly, by either FrontStreet Company.
          “Initial Calculation Value” mean (a) $28.729 per Transaction Unit for 25% of the consideration payable to ASC (as adjusted pursuant to this Agreement) and (b) $26.952 per

Schedule A - 9

Transaction Unit for 75% of the consideration payable to ASC (as adjusted pursuant to this Agreement).
          “IRS” shall mean the United States Internal Revenue Service.
          “Joint Venture Entities” shall mean any Person (other than WGP-KHC) in which either FrontStreet Company directly or indirectly owns an Equity Interest.
          “Laws” shall mean all laws, statutes and ordinances of the United States, any state of the United States and any political subdivision thereof, including all decisions of any Governmental Authority having the effect of law in each such jurisdiction.
          “Liability” shall mean any direct or indirect liability, Indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether known or unknown, and whether accrued, absolute, contingent, matured or unmatured.
          “Lien” shall mean any lien, mortgage, pledge, adverse or other claim, charge, security interest, production payment, restriction, burden, encumbrance, right of purchase, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto or other encumbrance, option or defect in title.
          “Lock-up Agreement” shall mean the Lock-up Agreement in the form of Exhibit E hereto.
          “Loss” or “Losses” shall mean any and all damages, payments, penalties, assessments, disbursements, costs and expenses, including interest, awards, judgments, settlements, fines, Taxes, costs of remediation, fees, costs of defense and reasonable attorneys’ fees, costs of accountants, expert witnesses and other professional advisors and costs of investigation and preparation of any kind or nature whatsoever.
          “Manager” shall mean each manager of each FrontStreet Company, as of the date hereof, which is manager managed, including each Person so identified in Section 1.1(a) of the Disclosure Schedule and any other Person serving as a manager of either FrontStreet Company at any time hereafter through the Closing Date, in each case in that Person’s capacity as such.
          “Managing General Partner” shall mean Regency GP LLC, a Delaware limited liability company and the general partner of the General Partner.
          “Material Adverse Effect” shall mean, with respect to a specified Person, any result, occurrence, condition, change, fact, event, circumstance or effect of any of the foregoing (whether or not (A) foreseeable as of the date of this Agreement or (B) covered by insurance) that, individually or in the aggregate with any such other result, occurrence, condition, change, fact, event, circumstance or effect (whether or not such result, occurrence, condition, change, fact, event, circumstance or effect has, during the period or time in question, manifested itself in the historical statements of such Person), has had, has, or could reasonably be expected to have a material adverse effect on (x) the near-term or long-term condition (financial or otherwise), business, prospects, properties or results of operations of such Person and its Subsidiaries, taken

Schedule A - 10

as a whole, (y) the ability of such Person to own their assets and conduct their business in the ordinary course as presently owned and conducted or (z) the ability of such Person and its Subsidiaries to perform their obligations under or consummate the transactions contemplated by the Transaction Documents to which they are parties; provided, however, that a Material Adverse Effect shall not be deemed to occur pursuant to clause (i)(x) solely as a result of (1) the effect of any change that is generally applicable to the industry and markets in which such Person and its Subsidiaries operate or (2) the effect of any change that is generally applicable to the United States economy or securities markets, provided that the changes and effects in the case of clauses (1) or (2) of this sentence do not disproportionately affect such Person and its Subsidiaries as compared to other Persons in the industry.
          “Material Contract” shall mean each of the following to the extent such Contract is executory:
          (a) each of the Hydrocarbon Contracts;
          (b) each of the Amoco Agreements;
          (c) each Contract to which either FrontStreet Company is a party, other than any of the Hydrocarbon Contracts, that is reasonably expected to require payments of Cash to or by the FrontStreet Companies, or the incurrence of Liabilities by the FrontStreet Companies during the period of twelve months following the date of this Agreement in an amount of more than $100,000;
          (d) each Contract of either FrontStreet Company restricting or otherwise affecting the ability of such FrontStreet Company to conduct or compete in any line of business in any jurisdiction;
          (e) joint venture, limited liability company and partnership (including limited partnership) Contracts;
          (f) each Contract between either FrontStreet Company, on the one hand, and either Seller, any of the Directors, Officers, Managers or Manager Employees or any of the directors, officers, managers or other employees of such Seller or any of its Affiliates, on the other hand;
          (g) each Contract between either FrontStreet Company, on the one hand, and any financial advisor or consultants to either Seller or either FrontStreet Company, on the other hand, under which there are remaining indemnity or other obligations of any party thereto after the Closing, including any financial advisory, oversight or similar agreement with either Seller or any of its Affiliates;
          (h) agreements for the acquisition or disposition of assets or Assets (other than Hydrocarbon Contracts);
          (i) each lease for capital equipment that provides for ongoing payments by either FrontStreet Company in excess of $100,000 annually;

Schedule A - 11

          (j) any indenture, mortgage, promissory note, loan or other similar Contract for Indebtedness; and
          (k) each other existing Contract not otherwise covered by clauses (a) through (j) that (i) otherwise is material to the FrontStreet Companies, (ii) was not entered into in the ordinary course of business, (iii) requires or reasonably could be expected to require payments to or by the FrontStreet Companies of an amount of $100,000 during the remaining term of the Contract or (iv) the loss of which could reasonably be expected to have a Material Adverse Effect on either FrontStreet Company.
          “Measurement Date” shall mean December 31, 2007 (if the Closing Date is on or after January 2, 2008 but on or before January 7, 2008), or January 31, 2008 (if the Closing Date is on or after February 1, 2008 but on or before February 5, 2008), or such other dates to which the parties agree in writing.
          “Nasdaq” shall mean The Nasdaq Stock Market LLC.
          “Net Working Capital” shall mean the amount by which Current Assets exceed Current Liabilities, expressed as a positive number, or the amount by which Current Liabilities exceed Current Assets, expressed as a negative number, as of 11:59 p.m. Dallas, Texas time, on the Measurement Date.
          “NGA” shall have the mean the Natural Gas Act of 1938, as amended.
          “NGPA” shall mean the Natural Gas Policy Act of 1978.
          “Notification” shall mean any notice to or filing with any Person or Governmental Authority required under the terms of any Contract to which either FrontStreet Company or either Seller is a party, by the terms of any Authorization held by or applicable to either FrontStreet Company or either Seller or by Law that is necessary for such Seller to execute, deliver and perform its obligations under this Agreement and the Transaction Documents to which it is or shall be a party or is otherwise required in connection with the consummation by either FrontStreet Company of the transactions contemplated hereby or thereby.
          “Officer” shall mean each of Person, in his or her capacity as such, who serves as an officer of any of the FrontStreet Companies, any successor to any of them serving in such capacity prior to the Closing Date and any other officer of either FrontStreet Company as of the date hereof or at any time from the date hereof through the Closing.
          “Officers of the Managing General Partner” shall mean each of Jim Hunt, Stephen Arata, Richard D. Moncrief, William E. Joor, III, Chuck Davis, Christopher Rozzell, Houston Ross and Ramone Suarez.
          “Order” shall mean all applicable writs, judgments, injunctions and decrees of or by any Governmental Authority.
          “Organizational Documents” shall mean with respect to any particular entity: (a) if a corporation, its articles or certificate of incorporation and its bylaws; (b) if a limited

Schedule A - 12

partnership, its limited partnership agreement and its articles or certificate of limited partnership; (c) if a limited liability company, its articles of organization or certificate of formation and its limited liability company agreement or operating agreement; (d) all related equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements or registration rights agreements; and (e) any amendment or supplement to any of the foregoing.
          “Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 3, 2007, as amended on August 15, 2006, and September 21, 2006.
          “Partnership Agreement Amendment” shall mean the Amendment No. [         ] to the Partnership Agreement in substantially the form attached hereto as Exhibit C.
          “Partnership Capitalization Representation” shall mean the representation and warranty set forth in Section 5.6 of this Agreement.
          “Partnership Consulting Agreement” shall mean the Consulting Agreement executed concurrently with or prior to the execution and delivery of this Agreement, but effective as of the Closing, by FrontStreet Partners LLC, on the one hand, and the Company on the other.
          “Partnership Disclosure Schedule” shall mean the disclosure schedule delivered by the Partnership and Buyer to Sellers concurrently with the execution and delivery of this Agreement.
          “Partnership SEC Documents” shall mean the prospectus supplement dated July 26, 2007, comprising a part of the Partnership’s Registration Statement on Form S-3 (Registration No. 333-141809), the prospectus supplement dated August 21, 2007, comprising a part of the Partnership’s Registration Statement on Form S-3 (Registration No. 333-141764), the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on March 30, 2007, and all reports filed by the Partnership under Section 13(a) of the Exchange Act from and after March 30, 2007, and all other reports filed by the Partnership with the SEC prior to Closing.
          “Payoff Letters” shall mean the Payoff letters, in form and substance reasonably satisfactory to Sellers and Buyer, from each Person to whom Expenses are owed, setting forth the aggregate amount required to be paid to fully satisfy such obligation(s) and wire transfer instructions for such payee.
          “Permitted Encumbrances” shall mean the following:
     (a) terms, conditions, restrictions, exceptions, reservations, limitations, and other matters contained in any document creating or transferring any Real Property Interests, or in any Authorizations or material Contract that, singularly or in the aggregate, do not materially adversely affect the value of the Real Property Interest to which such matters relate or materially interfere with the ownership, use or operation of such Real Property Interests and which are of a nature that would be reasonably acceptable to a prudent pipeline or plant operator and, in any event, do not prevent or

Schedule A - 13

prohibit the use of such Real Property Interests by the FrontStreet Companies as currently used or as otherwise necessary for the conduct of their respective businesses as presently conducted and as presently proposed to be conducted by either FrontStreet Company;
     (b) Liens for Taxes and assessments that are not yet due and payable (or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been made in the Financial Statements);
     (c) mechanic’s, materialmen’s, repairmen’s and other statutory Liens arising in the ordinary course of business and securing obligations incurred prior to the Closing Date that are not delinquent, that will be paid and discharged in the ordinary course of business and for which adequate reserves have been made in the Financial Statements;
     (d) utility easements, restrictive covenants, defects and other irregularities in title, that, singularly or in the aggregate, do not materially adversely affect the value of the assets to which such matters relate or materially interfere with the ownership, use or operation of such assets and which are of a nature that would be reasonably acceptable to a prudent pipeline or plant operator and, in any event, do not prevent or prohibit the use of such assets by the FrontStreet Companies as currently used or as otherwise necessary for the conduct of their respective business as presently conducted and as presently proposed to be conducted by either FrontStreet Company;
     (e) required Third Person consents to assignment, preferential purchase rights and other similar agreements with respect to which consents or waivers are obtained from the appropriate Person prior to Closing for the transactions contemplated hereby, or as to which the appropriate time for asserting such rights has expired as of the Closing without an exercise of such right, or the effects of which, singularly or in the aggregate, could not reasonably be expected to interfere materially with the ownership, use or operation of the assets to which such matters relate and which are of a nature that would be reasonably acceptable to a prudent pipeline or plant operator and, in any event, do not prevent or prohibit the use of such assets by the FrontStreet Companies as currently used or as otherwise necessary for the conduct of their respective business as presently conducted by either FrontStreet Company;
     (f) any Post-Closing Notification;
     (g) Liens created by Buyer or its successors or assigns; and
     (h) the Liens listed in Section 1.1(b) of the Disclosure Schedule.
          “Person” shall mean any natural person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, joint stock company, unincorporated organization, Governmental Authority or other entity or association.
          “Pipeline Assets” shall mean the pipelines, equipment, other tangible personal property, Easements and other similar assets and rights used by either FrontStreet Company in connection with its natural gas pipeline, gathering, compression and treating operations as presently conducted.

Schedule A - 14

          “Post Closing Notification” shall mean any Notification to or with any Person or Governmental Authority that is customarily effected following the closing of a transaction similar to the transaction contemplated hereby, including those listed in Section 1.1(c) of the Disclosure Schedule, but shall not include any Notification that constitutes a Required Consent.
          “Pro Rata Share” shall mean, (a) with respect to ASC, 95% and (b) with respect to EnergyOne, 5%.
          “Proceeding” shall mean any action, suit, claim, investigation, review or other judicial or administrative proceeding, at law or in equity, before or by any Governmental Authority or arbitration proceeding.
          “Real Property Interests” shall mean all interests in real property used or held for use by either FrontStreet Company, including fee properties, rights of way, Easements, surface use agreements, licenses and leases that are used or held for use in connection with the ownership, operation or maintenance of the assets owned by or leased by either FrontStreet Company, and all fixtures, pipelines, gathering facilities, buildings and improvements located thereon or appertaining thereto that are owned or held by leasehold interest by either FrontStreet Company.
          “Records” shall mean all Contract, land, title, engineering, environmental, regulatory, operating, accounting, business, marketing, and other data, files, documents, instruments, notes, papers, ledgers, journals, reports, abstracts, surveys, title opinions, maps, drawings, books, records and studies that relate to the ownership, operation or maintenance of the assets owned by either FrontStreet Company.
          “Regulation” shall mean any rule or regulation of any Governmental Authority having the effect of Law.
          “Releases” shall mean Releases in the form attached hereto as Exhibit A that are either (i) executed concurrently with the execution and delivery of this Agreement, but to be effective and reaffirmed as of the Closing, by each Officer, each Director, each Manager, and each officer, director or manager of Sellers and FrontStreet Partners LLC on the one hand, and the Partnership, Buyer and the FrontStreet Companies, on the other hand, or (ii) delivered at the Closing pursuant to Section 6.6(b).
          “Required Capital Expenditures” shall have the meaning given such term in the definition of Capital Expenditures.
          “Restricted Cash” shall mean, as of 11:59 p.m. on the Measurement Date, the amount of Cash of the FrontStreet Companies that would be deemed to be “restricted” in accordance with GAAP as consistently applied by the Company in the preparation of the Audited Financial Statements; provided, however, that the amount so determined shall (whether or not in compliance with GAAP) include the following: (i) amounts held in escrow, (ii) restricted balances, (iii) the proceeds of any casualty loss with respect to any asset (to the extent any such asset has not been repaired or replaced or the liability for the repair or replacement of such asset has not been paid or accrued as a current liability) and (iv) proceeds of indemnification

Schedule A - 15

settlements to the extent that the indemnified losses have not been paid or accrued as current liabilities.
          “Sample Balance Sheet” shall mean the sample calculation of Current Assets and Current Liabilities and sample calculation of Net Working Capital as of 11:59 p.m. on the Sample Balance Sheet Date as set forth on Schedule B attached hereto.
          “Sample Balance Sheet Date” shall mean September 30, 2007.
          “Scheduled Capital Expenditures” shall have the meaning given such term in the definition of Capital Expenditures.
          “Schedules” shall mean the schedules referenced in this Agreement and attached hereto.
          “SEC” shall mean the U.S. Securities and Exchange Commission.
          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Seller Title Representations” shall mean the representations and warranties in Article 3.
          “Sellers’ Knowledge” or any similar term, shall mean the actual knowledge, after due inquiry of the FrontStreet Manager, of each of Tyson Yates, Nathaniel Jones, Thomas P. Dougherty, Jr. and David C. Crikelair.
          “Severance Obligations” shall mean any severance payment or similar obligation of either FrontStreet Company to any Director, Officer, Manager, Manager Employee or any other Person pursuant to any Contract with such Person existing as of or prior to the Closing that would arise from the termination (including termination with or without cause and voluntary termination) of the position, office, employment or engagement of such Person upon or at any time after Closing, or that exists as of the Closing as a result of any such termination prior to Closing, including any severance, bonus, or tax indemnification obligations or other similar payments and the FrontStreet Companies’ portion of any Medicaid, Social Security or unemployment Taxes in respect of such payments, but excluding salary, accrued bonus, accrued vacation and other compensation and benefits through the date of any such termination, and further excluding any payment or other obligation pursuant to Law.
          “Significant Subsidiary” shall mean any subsidiary of the Partnership that would constitute a “significant subsidiary” of the Partnership within the meaning of Rule 1.02 of Regulation S-X of the SEC.
          “Straddle Period” shall mean any Taxable period beginning on or before and ending after the Closing Date.

Schedule A - 16

          “Subordinated Units” shall mean units representing limited partner interests of the Partnership designated as Subordinated Units and having the rights, obligations and such other terms as set forth in the Partnership Agreement.
          “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) such Person or any other Subsidiary of such Person is a general partner, managing member or sole or controlling member or (b) at least a majority of the Equity Interest or other interests having by their terms ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such corporation, partnership, limited partnership, limited liability company or other organization is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and any one or more of its Subsidiaries.
          “Tax” or “Taxes” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a consolidated group for any period; and (c) any liability of for the payment of any amounts of the type described in clause (a) or (b) as a result of any express or implied obligation to indemnify any other Person.
          “Tax Return” shall mean any declaration, report, statement, form, return or other document or information required to be supplied to a taxing authority in connection with Taxes including any schedule or attachment thereto, and including any amendment thereof.
          “Third-Party Consent” shall mean any consent, waiver, permission, authorization or approval of, or exemption by, any Third Person (other than a Governmental Authority).
          “Third-Party Debt” shall mean all (i) outstanding Indebtedness for borrowed money of either FrontStreet Company from any Person other than another FrontStreet Company and (ii) outstanding Indebtedness of any Person other than a FrontStreet Company that is secured by a Lien on any assets or Equity Interests of either FrontStreet Company or guaranteed by either FrontStreet Company.
          “Third Person” shall mean (i) any Person other than a Party or its Affiliates and (ii) any Governmental Authority.
          “Title Defect” shall mean any Lien or defect in title associated with a FrontStreet Company’s title to the Assets, other than a Permitted Encumbrance, that (a) causes either FrontStreet Company’s title in any Asset not to constitute good, valid and marketable title or (b) adversely affects in any material respect the value of such Asset or the ability of either

Schedule A - 17

FrontStreet Company to own, operate or maintain the Assets in the ordinary course of business consistent with past practice.
          “Trailing Average Price” shall mean (a) for purposes of Section 2.3 of this Agreement and the definition of Transaction Units, the average closing price of the Partnership’s Common Units on the Nasdaq Global Select Market during the ten trading day period ending on (and including) the date that is two trading days immediately prior to the Closing Date and (b) for purposes of Article 10 of this Agreement, the average closing price of the Partnership’s Common Units on the Nasdaq Global Select Market during the ten trading day period ending on (and including) the date that is two trading days immediately prior to the date of determination thereof.
          “Transaction Documents” shall mean this Agreement, the Releases, the Assignment of Interests, the Partnership Agreement Amendment, the Partnership Consulting Agreement and any other Contract among the Parties that is expressly agreed by the Parties to constitute a Transaction Document for purposes of this Agreement.
          “Transaction Units” shall mean an aggregate of 4,650,905 Class E Common Units to be issued by the Partnership to ASC at the consummation of the transactions contemplated hereby initially calculated as the quotient of (A) (i) $127,320,000 multiplied by 25% divided by (ii) $28.729, plus (B) (i) $127,320,000 multiplied by 75% divided by (ii) $26.952, such number of Class E Common Units subject to adjustment (x) at Closing to equal the quotient of (A) (i) ($127,320,000 plus the Estimated Aggregate Consideration Adjustment Amount) multiplied by 25% divided by (ii) $28.729, plus (B) (i) ($127,320,000 plus the Estimated Aggregate Consideration Adjustment Amount) multiplied by 75% divided by (ii) $26.952, and (y) subsequent to Closing in accordance with Section 2.3(d).
          “Voting Debt” shall mean bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of the Common Units may vote.
          “WGP-KHC” shall mean WGP-KHC LLC, a Delaware limited liability company.
          “Working Capital Deficit” shall mean the amount, if any, by which the Net Working Capital as reflected on the Final Closing Statement is less than the Base Working Capital.
          “Working Capital Surplus” shall mean the amount, if any, by which Net Working Capital as reflected on the Final Closing Statement exceeds the Base Working Capital.
          (b) The following additional terms shall have the meanings defined in the Section indicated:
Defined Term/Section Reference

Aggregate Consideration Deficit	2.3(d)(i)
Aggregate Consideration Surplus	2.3(d)(ii)
Agreement	Introductory Paragraph
Applicable Time Period	2.3(c)
ASC	Introductory Paragarph
ASC Interests	Recitals

Schedule A - 18

Assets	4.4(a)
Assignment of Interests	8.2(a)(i)
Audit Fees	2.3(f)
Audited Financial Statements	4.12(a)(i)
Buyer	Introductory Paragraph
Buyer Affiliate	11.15(a)
Buyer Confidential Information	6.14(a)
Buyer Indemnitees	10.3(a)
Closing	8.1
Closing Date	8.1
Company	Recitals
Company FCC Licenses	4.19(a)
Consolidated Balance Sheets	4.12(a)(i)
Covered Third Person Claim	10.5(c)
EnergyOne	Introductory Paragraph
EnergyOne Interest	Recitals
Estimated Closing Statement	2.3(a)
FCC Transfer Applications	6.13(a)
Final Closing Statement	2.3(c)
Financial Statements	4.12(a)(ii)
FrontStreet Common Law Employees	4.11(a)
FrontStreet Confidential Information	6.14(a)
FrontStreet Manager	4.11(b)
Full Audited Financial Statements	6.9(a)
Full Unaudited Financial Statements	6.9(a)
Indemnified Party	10.5(a)
Indemnifying Party	10.5(a)
Indemnitee	10.5(a)
Indemnitor	10.5(a)
Intellectual Property	4.9
Interests	Recitals
Interim Financial Statements	4.12(a)(ii)
Manager Current Salary/Benefits	4.11(b)
Manager Employees	4.11(b)
Market	4.19(a)
Notice Period	10.5(d)
Parent	Introductory Paragraph
Parties	Introductory Paragraph
Partnership	Introductory Paragraph
Partnership Litigation	5.5
Party	Introductory Paragraph
Proposed Closing Statement	2.3(b)
Regulation S X	6.9(a)
Required Authorization	3.4
Required Notifications	3.4
Required Third-Party Consent	3.4
Review Period	2.3(c)
Securities Act	6.12(b)(i)
Seller	Introductory Paragraph
Seller Affiliate	11.15(b)
Seller Indemnitees	10.2
Survival Date	10.1(a)(iii)
Tax Refund	6.8(d)
Third Person Claim	10.5(d)
transfer	6.12(a)
Transfer	6.12(b)(i)
Units	6.12(b)(i)

Schedule A - 19